    As filed with the Securities and Exchange Commission on April 25, 1997
                                                      Registration No. 0-29038


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                              _______________

                                 FORM 10/A
                              AMENDMENT NO. 3

               GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                              _______________

                          TANISYS TECHNOLOGY, INC.
          (Exact name of registrant as specified in its charter)

                WYOMING                                     74-2675493
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                   Identification Number)

 12201 TECHNOLOGY BOULEVARD, SUITE 130
           AUSTIN, TEXAS  78727                               78727
(Address of principal executive offices)                    (Zip Code)

                              (512) 335-4440
           Registrant's Telephone Number, Including Area Code

                              _______________

Securities to be registered pursuant to Section 12(b) of the Act:

                                                  Name of each exchange on
                                                     which each class is
   Title of each class to be registered                to be registered
-----------------------------------------         -------------------------
                 NONE                                   NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

                  COMMON STOCK, NO PAR VALUE PER SHARE
                            (Title of Class)

                         TANISYS TECHNOLOGY, INC.

FORM 10
ITEM                                                                  PAGE
NUMBER                                                               NUMBER
-------                                                              ------
--   Index                                                               2
1.   Business                                                            3
2.   Financial Information                                              21
3.   Properties                                                         32
4.   Security Ownership of Certain Beneficial Owners and Management     33
5.   Directors and Executive Officers                                   36
6.   Executive Compensation                                             40
7.   Certain Relationships and Related Transactions                     46
8.   Legal Proceedings                                                  47
9.   Market Price of and Dividends on the Registrant's Common
       Equity and Related Stockholder Matters                           47
10.  Recent Sales of Unregistered Securities                            48
11.  Description of Registrant's Securities to be Registered            50
12.  Indemnification of Directors and Officers                          53
13.  Financial Statements and Supplementary Data                        54
14.  Changes in and Disagreements with Accountants on Accounting
       and Financial Disclosure                                         54
15.  Financial Statements and Exhibits                                  55
16.  Signatures                                                        107
     Index to Exhibits                                                 108

ITEM 1.   BUSINESS.

FORWARD-LOOKING STATEMENTS - CAUTIONARY STATEMENTS

     The following discussions contain trend information and other forward-looking statements that involve a number of risks and uncertainties. The actual results of Tanisys Technology, Inc. (the "Company") and its wholly owned subsidiaries, 1st Tech Corporation ("1st Tech") and DarkHorse Systems, Inc. ("DarkHorse") (collectively, the "Tanisys Group"), could differ materially from its historical results of operations and those discussed in the forward-looking statements. The forward-looking statements are based on the beliefs of the Tanisys Group's management as well as assumptions made by and information currently available to the Company's management. When used herein, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or the Tanisys Group's management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors. Factors that could cause actual results to differ materially include, but are not limited to, business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; customer relationships and financial condition; relationships with vendors; the interest rate environment; governmental regulation and supervision; seasonality; distribution networks; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition and new product offerings by competitors and price pressures; the availability of parts and supplies at reasonable prices; changing technologies; acceptance and inclusion of the Tanisys Group's technologies by original equipment manufacturers ("OEMs"); changes in product mix; new product development; the timing of the negotiation of new contracts; significant quarterly performance fluctuation due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; product shipment interruptions due to manufacturing problems; one-time events; and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Tanisys Group does not intend to update these forward-looking statements. The forward-looking statements should be read in light of these factors and the factors identified in "Item 1. Business" and in "Item 2. Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations." All references to year periods refer to the Tanisys Group's fiscal years ended September 30, 1996, 1995 or 1994, and references to quarterly periods refer to the Tanisys Group's fiscal quarters ended December 31, 1996 or 1995, unless otherwise indicated.

GENERAL

     The Tanisys Group is a technology solutions company that provides custom design, engineering and manufacturing services, test solutions and standard and custom module products to leading OEMs in the computer, networking and telecommunications industries. The Company's recent acquisitions of 1st Tech and DarkHorse created a technology company with a diverse product and service line.

     The Tanisys Group has products and capabilities in both hardware and software development, advanced design, manufacture, marketing, sales and delivery. The Tanisys Group provides quality, sophisticated surface mount assemblies and quick-response turnkey solutions to OEMs and believes that the turnkey capabilities achieved by it and its direct competitors provide customers with shorter production and delivery cycles, more overall flexibility and quicker turnaround than can be obtained by large memory module manufacturers in the electronics manufacturing services ("EMS") industry. The products and services of the Tanisys Group include custom design, engineering, memory test equipment, standard and custom memory modules, patented touch technology, manufacturing, testing and logistics services.

     The Company was organized under the laws of the Province of British Columbia, Canada, on January 27, 1984, as Montebello Resources Ltd. to exploit the mineral, oil and gas exploration business in British Columbia and Manitoba, Canada. On October 7, 1992, the Company changed its name to First American Capital Group Inc. The Company was unsuccessful in the oil and gas business, and in 1992 deemed itself inactive pursuant to the rules and regulations of the Vancouver Stock Exchange ("VSE"), where its common stock, no par value per share (the "Common Stock"), had been traded. During the first two quarters of 1993, the Company was reorganized in accordance with the rules of the VSE. As part of this reorganization, the Company acquired certain computer game controller technology, which was the forerunner of the Company's Tanisys Touch technology. The Company changed its name to Rosetta Technologies Inc. on May 13, 1993. In June 1993, Rosetta Marketing and Sales, Inc. ("Rosetta") was incorporated in the State of Texas as a wholly owned subsidiary of the Company to provide marketing for the Company's products. However, Rosetta was never activated and today remains a dormant company. On June 30, 1993, the Company acquired all of the outstanding capital shares of Timespan Communications Corp. ("Timespan") for the issuance of Common Stock and the assumption of certain indebtedness. Also on June 30, 1993, the Company filed Articles of Continuance with the Secretary of State of the State of Wyoming and was issued a Certificate of Continuance, which continued the corporation's charter under the Wyoming Business Corporation Act as if it had been incorporated thereunder. On October 1, 1993, the Company caused all of the software technology owned by Timespan to be transferred to the Company, and Timespan subsequently has been liquidated. On July 11, 1994, the Company changed its name to Tanisys Technology, Inc. The Company's Common Stock trades on the VSE under the symbol "TNS.U," quoted in U.S. dollars.

     Through its recent acquisitions of 1st Tech and DarkHorse, the Tanisys Group has become a quality manufacturer of specialty modules, standard and custom memory modules and memory test systems for a wide variety of electronic system applications and industries. The Tanisys Group has extensive design, engineering, manufacturing, logistics and test expertise, including the ability to respond to its customers' rapidly changing requirements and minimization of inventory exposures. The Tanisys Group's principal customers include major electronic OEMs, semiconductor manufacturers, computer distributors, corporate end users, government agencies, personal computer catalog retailers, value added resellers ("VARs") and system integrators.
OEM customers include Bay Networks, Inc., Compaq Computer Corporation,
Dell Products LP, Hewlett-Packard Company, Siemens AG Semiconductors and Toshiba Corporation, although no one of these customers represented at least 10% of the Company's sales revenue in fiscal 1996. In the first quarter of fiscal 1997, three customers produced more than 10% of net sales each:
Tandy Corp., 18.4%; Algo Marketing, Inc., 16.9%; and Itautec America, Inc.,
14.9%.

RECENT DEVELOPMENTS

     On November 20, 1996, the Tanisys Group signed two contracts with Siemens Components, Inc. ("Siemens") to provide design engineering, quick-turn manufacturing, warehousing, distributing and testing of memory modules for Siemens and certain of its customers. Under the terms of the agreements, Siemens is utilizing the quick-turn manufacturing and logistics services provided by the Tanisys Group in order to better service their customers and to support them in inventory reduction and management. The consummation of these agreements furthers the Tanisys Group's strategy and represents an important milestone in establishing long-term relationships with major customers as the primary provider of turnkey design, development and manufacturing solutions.

ACQUISITIONS

     On April 9, 1996, the Company, its wholly owned subsidiary, Tanisys Acquisition Corp., 1st Tech and 1st Tech's principal stockholder, Gary W. Pankonien, entered into an Agreement and Plan of Merger, which agreement was subsequently amended (as amended, the "1st Tech Agreement"). On April 20, 1996, the stockholders of the Company approved the transactions contemplated by the 1st Tech Agreement. Upon the effective date of the 1st Tech Agreement, an aggregate of 2,950,000 shares of Common Stock were exchanged for the outstanding shares of 1st Tech common stock. 1st Tech merged with and into Tanisys Acquisition Corp., ceasing to exist, with Tanisys Acquisition Corp. changing its name to 1st Tech Corporation. Presently, 1st Tech operates as a wholly owned subsidiary of the Company and provides design, engineering and custom manufacturing services to the electronics market.

     On April 9, 1996, the Company, its wholly owned subsidiary, Tanisys Acquisition Corp. II, DarkHorse Systems, Inc. and its principal stockholders, Archer Lawrence, Jack Little and Gary W. Pankonien, entered into an Agreement and Plan of Merger, which agreement was subsequently amended (as amended, the "DarkHorse Agreement"). On April 20, 1996, the stockholders of the Company approved the transactions contemplated by the DarkHorse Agreement and an aggregate of 1,200,000 shares of Common Stock were exchanged for the outstanding shares of DarkHorse Systems, Inc. common stock. DarkHorse Systems, Inc. merged with and into Tanisys Acquisition Corp. II, ceasing to exist, with Tanisys Acquisition Corp. II changing its name to DarkHorse Systems, Inc. Presently, DarkHorse operates as a wholly owned subsidiary of the Company and designs and markets tester equipment and technology to a large and diverse marketplace, including personal computer users and electronic equipment manufacturers.

INDUSTRY OVERVIEW

     The following is a summary of the markets in which the Company competes. For a description of the Company's specific products and services, see "Item 1. Business--Products and Services."

     The demand for electronic products and components has grown dramatically over the last several years as a result of expanding unit sales in a number of industries, including computer, appliance, telecommunications, consumer electronics and automotive, with expansion into other industries ongoing. The demand for greater functionality and product integration has required electronics manufacturers to increase the number and complexity of electronic devices incorporated into their products. As a result of this trend, the Tanisys Group believes that the percentage of total product costs represented by electronic assemblies has risen steadily over the past few years. Integrated Circuit Engineering ("ICE"), an independent data source, determined that in 1995 the total worldwide market for semiconductor devices exceeded $120 billion.

     The Tanisys Group does not design or manufacture any semiconductor devices or any of the other components that are used in the design and assembly of memory and other types of modules. All of these items are either furnished by the customer to be assembled by the Tanisys Group in EMS or purchased by the Tanisys Group as raw materials for the assembly of modules on a turnkey basis.

     Memory integrated circuits encompass several types of devices designed to perform specific functions within computer and other electronic systems. The most significant categories of semiconductor memory are dynamic random access memory ("DRAM"), static random access memory ("SRAM") and non-volatile memory (which retains its contents when power is turned off), including Flash, in addition to an emerging technology known as synchronous DRAM ("SDRAM" or "SyncDRAM"). DRAM provides large capacity "main" memory; SRAM provides specialized high speed memory; Flash and other non-volatile memory provide low power memory that retains data after a system is turned off; and SyncDRAM is quickly becoming the replacement for fast page mode ("FPM") DRAM. In addition, within each of these broad categories of memory products, semiconductor manufacturers are offering an increasing variety of memory devices that are designed for application specific uses.

     The growth in semiconductor memory devices has created an increased demand for reliable, cost-effective testing solutions. Historically, memory testing has been the primary responsibility of the memory semiconductor companies due to the expensive equipment required for the process. However, as the industry matures, the need for memory test capability has extended into OEMs, VARs, retail outlets, service centers and end users. This need for increased testing is being driven by stringent quality requirements, increased production volume, new complex memory solutions, loss prevention and customer expectations.
Tanisys Group management estimates the worldwide desktop and portable memory test market for 1997 to be approximately $29 million in revenue, which represents an estimated 33% increase over 1996. Based upon a survey conducted by an independent consultant retained by the Company, management estimates that desktop testers, used by high volume customers such as OEMs, semiconductor manufacturers and VARs, represent approximately 52% of the projected market and that portable testers, used by retailers, third-party service companies and VARs, represent approximately 48% of the projected market. The increase in memory complexity and the shear number of products continues to fuel significant growth in this market.

     The proliferation of electronic devices throughout the world has necessitated new approaches to providing intuitive user access (a method enabling an individual to interact with the device that is so natural and obvious in nature that no instruction or explanation is provided or required) to the products and their applications. The Tanisys Touch product line competes in this area through its capacitive touch technology. Any product that uses switches or controls is a candidate for the application of this technology, including appliances, personal computers, point-of-sale terminals, automated teller machines ("ATMs"), gas pumps, multimedia kiosks, industrial and medical equipment, financial systems, computer-based training systems, gaming machines and many other electronic devices used by the public. Consistent across industries manufacturing these products is the search for low cost, highly reliable, intuitive user access. In 1996, the personal computer industry is projected to sell 63.7 million units for both desktop and notebook systems, according to Dataquest, Inc., a market research firm.

DESIGN, ENGINEERING, MANUFACTURING AND LOGISTICS SERVICES

     The increased cost of capital equipment as well as the complexity and expertise required to set up and operate an electronic manufacturing operation has resulted in the trend of outsourcing by OEMs. By outsourcing design, manufacturing and logistics functions, OEMs are able to focus their resources on their own areas of core competence and competitive advantage, such as unique technology, system design and marketing capabilities. OEM outsourcing practices range from contract manufacturing, in which the OEM may turn to an outside supplier to procure components and design and manufacture a specific product for the OEM on a turnkey basis, to consignment, in which the OEM employs the outside supplier to design, engineer, manufacture, maintain inventory and distribute a product using components supplied by the OEM.

     One of the most significant opportunities is the manufacture of memory modules. Memory modules are compact circuit board assemblies consisting of DRAM, SRAM, Flash or other semiconductor memory devices and related circuitry. The suppliers of memory modules include semiconductor manufacturers who maintain captive memory module production facilities and independent memory module manufacturers that source memory devices from a wide variety of suppliers. Although some semiconductor manufacturers have the ability to manufacture significant volumes of standard memory modules, generally these companies are focused on adding value through their silicon expertise, rather than through their memory module manufacturing capabilities. Management of the Tanisys Group believes that the business models of most semiconductor manufacturers may not adequately address OEMs' changing requirements for a broad range of custom and application specific products.

     Independent manufacturers of memory modules have experience with a broad range of memory devices and offer substantial expertise in component selection and module product development. Due to the fact that independent manufacturers do not produce their own semiconductor devices, they have the ability to mix and match devices from a variety of semiconductor suppliers in a single memory module. Independent manufacturers of memory modules currently address two primary market segments: the OEM channel and the personal computer reseller channel. Suppliers to the OEM channel typically offer custom and application specific modules to the workstation and telecommunications industries, as well as standard memory modules for use by computer and peripheral OEMs. Suppliers to the personal computer reseller channel typically offer standard DRAM memory modules as an upgrade product sold through computer distributors and retail channels.

MEMORY TEST SYSTEMS

     The memory test market is growing rapidly due to the increasing and ever changing complexities, configurations, densities and technologies of memory devices. Semiconductor manufacturers are the major users of memory test systems on a chip level as well as on modules. In addition, the market extends into independent manufacturers of modules, OEMs, retail outlets, service centers and end users. The Tanisys Group believes that the desire to produce as well as purchase quality memory products is driving an increased awareness of the need for memory testing.

     Memory test systems can be classified into two main areas: semiconductor chip level testers and memory module testers. Semiconductor chip level testers are utilized to completely characterize a semiconductor device to guarantee its performance to a standard set of specifications. Memory module testers are utilized to characterize an assembly of semiconductor devices to a desired specification, whether standard or custom. This characterization and testing is done to insure quality of performance following a manufacturing process.

     Test systems generally are designed as generic testers that must be programmed and customized by the user to a specific purpose. The testers may be configured to test personal computer motherboards (the central board in a personal computer on which the basic electronic components and semiconductor chips are mounted, including the processor chip), controllers or simply memory modules. The common features these testers provide are their abilities to manipulate the semiconductors' inputs and outputs in relation to time at various voltages. The patterns of tests are known as test algorithms or test vectors.

MEMORY MODULES

     Electronic systems increasingly employ memory modules as building blocks in system design as a result of the many advantages memory modules offer OEMs and end users. The use of memory modules enables OEMs to offer a relatively easy path for upgradeability of a personal computer or workstation, a feature of system design that is increasingly required by end users. The use of memory modules allows OEMs to increase flexibility by enabling them to easily configure a system with a variety of different levels of memory, thus enabling OEMs to address multiple price points or applications with a single base system design. To achieve this upgradeability and flexibility, both personal computer and communications OEMs frequently design their systems to use memory modules as a "daughter card," reducing the need to include memory devices on the motherboard. This design structure frees space on the motherboard and enables the OEM to use a single motherboard as a common central element for a variety of different systems, resulting in significant cost savings. The use of memory modules further reduces OEMs' costs by allowing them to add expensive memory devices to products during the final stages of the manufacturing process, thereby reducing the need for work-in-process inventories.

     The market for memory modules includes both standard and custom modules. The high volume standard memory module market includes modules that can be sourced from many module suppliers and are designed to be incorporated into a wide variety of equipment. These modules employ designs meeting widely used industry specifications of the Joint Electronic Development Engineering Council ("JEDEC"), primarily utilizing DRAM memory, and are available with a variety of options to address the needs of multiple OEMs. Standard memory modules typically are used in desktop personal computers and printers and are marketed directly to OEMs and through computer resellers directly to end users.

     Specialty memory modules include both custom and application specific modules. The varying requirements of different electronic systems and the increased number of memory device options have resulted in a market for custom memory modules that are designed to enhance the performance of a particular system or a set of applications. These modules are usually based on either DRAM, SyncDRAM, SRAM or Flash technologies and may include additional control circuitry. Custom memory modules typically are sourced from a limited number of suppliers. Application specific or custom memory modules generally are used in mobile computers, workstations and telecommunications devices, such as routers and switches, and are sold primarily to OEMs.

CAPACITIVE TOUCH TECHNOLOGY

     Capacitive touch is an electronic input technology that utilizes the sensing of touch with a high speed microprocessor circuit, replacing mechanical input devices. Mechanical input devices typically require a motion or displacement to sense an event. The capacitive touch technology eliminates this requirement. The benefits of this technology include longer life cycles, applications in harsher environments, greater flexibility in design and lower cost in many cases. The technology can be applied to products such as gas pumps, appliances, ATMs, cellular telephones and almost any other electronic appliance.

THE DRAM MARKET

     DYNAMIC RANDOM ACCESS MEMORY. A DRAM is a high density, low cost per bit semiconductor device that stores digital information in the form of bits and provides high speed storage and retrieval of data. DRAMs are the most widely used semiconductor memory component in most PC systems. The development of more powerful personal computers and workstations and the increasing emphasis on high-throughput networking and telecommunications products have resulted in the need for higher volumes and greater varieties of DRAM memory in electronic systems. For example, personal computers currently based on 486, Pentium-Registered Trademark- and PowerPC-Registered Trademark- microprocessors frequently employ 8 to 16 megabytes ("Mbytes") of DRAM, which is significantly more memory than that employed by older generation personal computers. The adoption of Windows 95 and NT and other advanced operating systems is further increasing the need for DRAM, as 16 Mbytes of DRAM memory are required for higher performance to support Windows 95 multitasking capabilities.

THE SRAM MARKET

     STATIC RANDOM ACCESS MEMORY. A SRAM is a semiconductor device that performs memory functions much the same as a DRAM, but does not require its memory cells to be electronically refreshed. In addition, a SRAM can be designed to operate faster than a DRAM. A SRAM contains more complex electronic circuitry than a DRAM and consequently has higher per bit production costs. The market for SRAMs includes the high speed SRAM segment and the low power SRAM segment. The market for high speed SRAM devices has grown rapidly over the last few years, driven primarily by the inability of slower DRAM devices to support the increasing speed requirements of personal computer and data communications systems. Due to existing architectural limitations, DRAM speeds have not increased commensurably with improvements in microprocessor speeds. DRAMs typically operate at 10 to 20 megahertz ("Mhz"), or 100 to 50 nanoseconds ("ns"), while microprocessor bus speeds (which determine how much data can be transmitted at one time between the various computer components to the central processing unit) for most Pentium-Registered Trademark- -class personal computers currently sold are 66 MHz (15 ns) or higher. Operating at 66 MHz or faster, high performance SRAM devices can be used as "cache" memory. Cache memory is high-speed SRAM rather than the slower and less expensive DRAM used for main memory. Utilizing cache memory increases a system's performance because most programs access the same data or instructions repetitively, and keeping this information in SRAM avoids accessing the slower DRAM. For example, in a personal computer or workstation, L2, or secondary, cache memory can increase system performance by acting as an intermediary between fast microprocessors and slower DRAM main memory. In disk drives, SRAM cache memories can be used as a high speed buffer to accelerate data throughput from the drive to the system bus.

     The Tanisys Group's SRAM family focuses on the high performance, or "Very Fast," sector of the SRAM market, supporting cache memory requirements in computers. Very Fast SRAM provides access times approximately five times faster than those of a DRAM. The market for Very Fast SRAM has grown with the number of applications that require a "buffer" or "cache" of high speed memory between the central processing unit and the main DRAM-based memory.

     High speed SRAMs are rapidly being improved in speed of operation because of the increasing speeds and functionality of the central processing chips. The improvements are increasing the complexity of the design and manufacture of SRAM chips as well as the related memory modules.

     Low power SRAM devices are used primarily in computing or industrial applications in which efficient power management is of greatest importance. Primary applications for low power SRAM devices include mobile computing and other environments in which electronic systems rely on battery power or require low power dissipation.

THE FLASH MEMORY MARKET

     Flash memory is an application of non-volatile memory used to retain stored data after a system's power has been turned off. The ability of Flash devices to be electronically rewritten to update parameters or system software provides greater flexibility and ease of use than other non-volatile memory devices, such as older erasable programmable read only memory ("EPROM") devices. Flash memory is one of the fastest growing segments of the memory market, as a growing range of applications utilize Flash memory in the computer, telecommunications, networking, consumer electronics, automotive, industrial control and instrumentation industries. For example, Flash memory can be used in communication devices such as routers, in which Flash memory provides storage of control programs and system-critical data. Another common application for Flash memory is in PC cards, which are small memory cards that are inserted into notebook (laptop) computers, subnotebook computers (small computers that perform limited functions but are extremely practical for certain uses, such as phone books, calendars, note taking and limited versions of word processing and spreadsheet programs) and consumer electronics products such as personal digital assistants ("PDAs") and digital cameras to provide added storage.

THE SYNCDRAM MARKET

     The introduction of the SyncDRAM as a replacement of FPM DRAM, which is currently occurring, is considered to be a major shift in computing system architecture creating the requirement to redesign the memory system control logic. SyncDRAM is unique in that the memory can be accessed by the processor in a synchronous instead of asynchronous manner, which is inherently a faster operation. This transition will create the demand for a total redesign of memory modules and require new testing equipment to implement its use.

PRODUCTS AND SERVICES

     The products and services of the Tanisys Group are divided into three basic categories based on the areas of product specialization of each of the three companies that comprise the consolidated group. These products and services are custom design, engineering, standard and custom memory modules, manufacturing, testing, logistics services, memory test equipment and patented touch technology. Memory module products represented approximately 95% of the Tanisys Group's total net sales in fiscal 1996 and in the first quarter of fiscal year 1997, on a pro forma basis, and semiconductor memory product testing equipment represented substantially all of the balance of the Tanisys Group's revenue.

RESEARCH, DESIGN ENGINEERING AND PROTOTYPE TECHNOLOGIES SERVICES

     The Tanisys Group believes it is proactively responding to the increasing competition and shorter product life cycles that its customers are facing in their respective industries. The Tanisys Group's design engineers work jointly with customers to design products that will exceed the minimum requirements and specifications for functionality, quality and reliability. The transition from concept to prototype to a performance reliable, manufacturable product with planned production requirements is expertly managed so that the product volume-to-market cycle is as short as possible, saving both time and expense. This process is aided by the quick-turn capabilities in the Tanisys Group's manufacturing and surface mount assembly processes. The Tanisys Group's intent is to position itself to be the manufacturer of choice due to its intimate knowledge of the product and the customers' requirements.

SURFACE MOUNT ASSEMBLY SERVICES

     The Tanisys Group has a substantial investment in various pieces of specialized module assembly equipment, including six Quad Systems, Inc. and four Amistar Corporation surface mount technology ("SMT") machines, DarkHorse and Terradyne, Inc. ("Terradyne") testing equipment, reflow soldering machines, a sophisticated hand-drop assembly line and board washing equipment. The SMT process solders the leads on integrated circuits and other electronic components to the surface of the printed circuit board ("PCB"), which replaces older pin-through-hole technology. The SMT process accommodates substantially greater density than can be achieved with the older technologies. This allows for a reduction in the size of the PCB, enhances the performance of the module and usually reduces the costs of materials and components. Advanced SMT technologies, including double-sided attachment of components and fine pitch component placement on the PCBs, have further increased component density, reduced the PCB size and achieved substantial economies in the cost of the finished modules. Double-sided placement attaches SMT components on both sides of the PCB, and fine-pitch SMT places components that have tightly spaced leads. Substantially all of the modules assembled by the Tanisys Group employ the SMT process, and an increasing percentage utilizes fine-pitch component placement and/or double-sided component attachment. The Tanisys Group intends to continue investing in the equipment and technologies required to develop the resources required to exceed customers' expectations and requirements.

SEMICONDUCTOR MEMORY TESTING EQUIPMENT

     The DarkHorse testers are designed, maintained and enhanced by the Tanisys Group's professional engineering staff. The current emphasis is on development of a tester for the new and growing SyncDRAM portion of the module industry. Phase 1 of this development, which has been completed, consisted of designing attachments which allow the current models to test the new SyncDRAM modules. New testers that are designed specifically for the new SyncDRAMs are now in the development stage.

     All of the DarkHorse testers are designed by the Tanisys Group's professional engineers and manufactured by the Tanisys Group's manufacturing operation, utilizing the SMT process and the hand-drop line. The Tanisys Group's commitment to continuous quality improvement in its manufacturing operation has been essential to the success of this product line. DarkHorse currently offers two testers, the Sigma 2 and the Sigma LC, which compete in the automatic testing equipment ("ATE") market for the testing of both chips and modules. DarkHorse's competitors include Terradyne, Terradyne/Megatest Division of Terradyne ("Megatest") and Realm Systems, Inc. ("Realm"), all of which provide generic test equipment that requires the user to custom program the equipment for specific applications. The DarkHorse test systems are pre-programmed and include an extensive set of pre-programmed algorithms and test programs that are accessed through an intuitive user interface (a set of commands or menus through which a user communicates with a program that operates in a manner that is so natural and obvious that no instruction or explanation for use thereof is provided or required).

     SIGMA 2. The Sigma 2 unit is geared toward accurate, extensive and expedient testing of memory for the manufacturer who needs additional parametric testing and performs large volume testing, such as manufacturers of personal computers and other electronic products. The Sigma 2 has additional tests not available on the Sigma LC, which are demanded in high-end testing environments.

     SIGMA LC. The Sigma LC unit is portable and tests memory in the same accurate, extensive and expedient manner as Sigma 2, but is geared toward single in-line memory module ("SIMM") users whose volume is lower and whose testing needs are slightly less extensive. The market for the Sigma LC ranges from in-house service technicians to memory manufacturers.

MEMORY MODULES

     The Tanisys Group designs and markets over 400 products consisting of memory modules, which include DRAM, SRAM, SyncDRAM and Flash memory. The products offered include custom and application specific memory modules, as well as standard memory modules that comply with industry standards established by JEDEC. The target market segments for these products include personal computers, mission critical servers (computers or devices that manage resources on a network which must have continued and reliable operation for completion of a critical task), telecommunications/data communications, custom electronic assemblies, memory products and contract manufacturing services to the electronics market. Historically, the majority of the Tanisys Group's revenues have come from sales of standard products to the memory after-market as well as custom products and custom assembly for the OEM markets using advanced surface mount technologies and manufacturing processes.

     An important aspect of the Tanisys Group manufacturing operations is its focus on product testing. The Tanisys Group tests 100% of its memory modules for full functionality. The Tanisys Group believes that it has established substantial technical expertise in the testing of memory modules, and its staff of experienced test engineers develop proprietary testing routines and parameters that enable it to diagnose problems in system design or memory components, to characterize the performance of new products and to provide high quality products in volume.

TOUCH TECHNOLOGY

     Tanisys Touch is a proprietary technology which is integrated into electronic products to provide greater ease of use. Tanisys Touch allows manufacturers to create devices that can be controlled simply by using your finger. This intuitive characteristic means that users can rely more on simple touch controls rather than on complex user control interfaces. Tanisys Touch has the following advantages: no moving parts, lower cost of implementation, the ability to be mounted under a variety of materials, expanded ease-of-use functionality, environmentally robust and monolithic construction that can be mounted directly to the surface of products, including compound curves. While applicable markets for touch include any electronic device, the initial focus is on computers and appliances due to market size and product development cycles.

AVAILABILITY OF RAW MATERIALS

     The Tanisys Group's manufacturing operations use numerous suppliers for electronic components and materials, including DRAM components, used in its operations. Shortages of certain types of electronic components have occurred in the past and may occur in the future. The Tanisys Group's contract manufacturing operations procure materials and components based on purchase orders received and accepted from customers while seeking to minimize the overall level of inventory. Component shortages or price fluctuations could have an adverse effect on the Tanisys Group's business and results of operations.

CUSTOMERS, SALES AND MARKETING

     The Tanisys Group's principal customers include major and second-tier electronics OEMs, semiconductor manufacturers, computer and electronics distributors, VARs, system integrators and major consumer electronics retail outlets.

     On a pro forma basis, approximately 95% of the Tanisys Group's sales are derived from the 1st Tech product and service line, which includes standard and custom memory modules, custom electronics modules, design, engineering, manufacturing and logistical inventory control services. Substantially all of the balance of the Tanisys Group's sales are derived from the DarkHorse tester product line, which also includes design and engineering services, maintenance contracts and consumable replacement parts. In fiscal 1996, the top ten customers of the 1st Tech products accounted for 48% of Tanisys Group sales on a pro forma basis, and no one customer accounted for 10% or more of such sales.
In the first quarter of fiscal 1997, three customers produced more than 10% of net sales each: Tandy Corp., 18.4%; Algo Marketing, Inc., 16.9%; and Itautec America, Inc., 14.9%.

     The Company believes that it has proven the Tanisys Touch technology and that the next step is inclusion of this technology by OEMs in the marketplace. This can occur only if the OEM's product designs include the technology because the discrete Tanisys Touch technology is not easily retrofitted into existing products. Since July 1995 and prior to the acquisitions of 1st Tech and DarkHorse, the Company focused substantially all of its time and effort in developing and marketing Tanisys Touch to the personal computer and appliance marketplace through major OEMs. Currently, the Company is developing a touch-enabled product for personal computers. In addition, the Company is working with AMP, Incorporated, a leading appliance parts manufacturer, to introduce a touch-enabled appliance. The Tanisys Group has no assurance that either of these endeavors will be successful.

     The Tanisys Group primarily sells its products and services through direct sales in the United States, Europe and Asia and also uses a network of independent sales representatives located throughout the United States and Europe for certain OEM customers and large retail electronics stores. Sales outside these areas are made through distributors, which purchase products for resale outside the United States.

     The Tanisys Group's sales and marketing efforts are conducted in an integrated process involving direct sales people, independent sales representatives, customer service representatives and senior executives. An important aspect of the selling cycle is the team approach whereby a senior executive is combined with marketing, manufacturing, engineering and sales counterparts to work closely with the major OEM and semiconductor accounts. Especially important are the related selling opportunities of product lines. Conceivably, once a relationship is established with an OEM, there is opportunity to sell all product lines into the same account.

     Relationships with leading semiconductor manufacturers located in the United States, Japan, South Korea, Taiwan and Europe have been developed by the Tanisys Group, and many of these vendors are also customers. The Tanisys Group frequently works jointly with these vendors in bidding for customer designs to be incorporated into an OEM's system.

     The Tanisys Group plans to expand its sales and marketing organization to increase the sales of its products and services and establish Tanisys Touch, 1st Tech and DarkHorse brand names worldwide. Current marketing activities include direct mail solicitations and participation in trade shows, and future marketing activities also will include advertising in trade publications targeted at high technology industries.

     Sales generally are made pursuant to standard purchase orders. Only those customer orders for which purchase orders have been accepted and assigned shipment dates within the next 12 months are included in backlog. Because the Tanisys Group's current backlog is subject to change in delivery schedules and is subject to cancellation with only limited or no penalties, backlog is not necessarily an indication of future net sales. There can be no assurances that current backlog will necessarily lead to net sales for any future period. At February 28, 1997, the backlog was $929,358.

TANISYS GROUP STRATEGY

     The Tanisys Group's objectives are (i) to continue to develop its technologies to deliver products and services that provide its customers with distinct market advantages; (ii) to strengthen its position as a leading supplier of memory modules and memory test systems in high growth markets; (iii) to establish and grow long-term relationships with customers for all product lines by utilizing the combination of creativity and experience of its personnel to help their customers profitably differentiate their products by transforming ideas into creative and manufacturable solutions, recognizing that each customer is different and has unique needs; (iv) to continue to maintain and continuously improve its world-class manufacturing capabilities; and (v) to continue to provide extraordinary customer support. The Tanisys Group has established its strategy in order to accomplish these goals and to ensure that customers continually improve time-to-market production in volume. The following are key elements of the Tanisys Group's strategy:

ESTABLISH THE TANISYS GROUP AS A LEADER IN ENGINEERING AND DESIGN SERVICES

     The Tanisys Group's engineering, design and manufacturing staff delivers value-added services, focusing on research, design, prototype, development and manufacturing services, and gives the Tanisys Group the ability to differentiate itself from competitors that primarily concentrate on the manufacturing aspects of the industry. The Tanisys Group believes that its professionals have the creative ability and experience to understand a customer's ideas, analyze the technology and work with them to create a product design. They can then proceed with the building of the necessary prototypes to prove, design and develop a manufacturing model, thereby moving the customer from the concept stage to a manufacturable product. The Tanisys Group maintains a unique advantage in the EMS industry through an obvious depth of understanding of the product gained by its manufacturing staff from its engineering staff.

EXPAND MANUFACTURING AND LOGISTICS CAPACITY AND EXPERTISE

     Further expansion and automation of manufacturing capacity is planned through investment in advanced manufacturing equipment, while maintaining responsiveness to OEMs through short design cycle and rapid turnaround. The Tanisys Group has made and will continue to make investments in advanced manufacturing process equipment and technologies, and the Tanisys Group will continue to work closely with customers concerning the identification and implementation of all advances in process technologies needed to design and manufacture new and more complex products. The Tanisys Group believes that it benefits from significant economics of scale in procurement and equipment utilization due to its high volume manufacturing of a wide variety of memory module products. An experienced manufacturing staff is in place, and automated specialized surface mount lines have been established, enabling the manufacture of products in a cost effective manner. An important aspect of the Tanisys Group's manufacturing strategy is to focus extensively on product quality to address the stringent requirements of leading electronics OEMs worldwide. In addition, the Tanisys Group believes that it has established particular expertise in materials management through efficient procurement, inventory tracking and control and management information systems.

DEVELOP NEW CUSTOMERS FOR EXISTING PRODUCTS AND SERVICES

     The Tanisys Group intends to expand the marketing of its products and services worldwide through the use of its in-house sales organization and by contracting with independent sales representative organizations that have existing relationships with potential customers for other products and services. The intent is to establish long-term relationships with major OEMs as the primary provider of turnkey design, development and manufacturing solutions for new and existing products and services.

EXPAND THE SCOPE OF PRODUCTS AND SERVICES

     The Tanisys Group intends to expand the scope of products and services provided to existing customers who are already familiar with the total quality focus of the Tanisys Group. The intent is to establish long-term relationships as a primary provider of a complete slate of products and services with these customers.

CONTINUE TO PROVIDE TOTAL QUALITY MANAGEMENT OF PRODUCTION AND BUSINESS
PROCESSES

     The Tanisys Group continuously endeavors to improve production quality, reduce cycle time and provide innovative solutions for customer problems. The combination of full-service component and materials purchasing, inventory and materials management and continuous flow manufacturing with sophisticated computer-aided design and manufacturing capabilities shortens the response time for fulfilling customer requests. The Tanisys Group is International Standards Organization ("ISO") 9002 compliant and is in the process of becoming certified.

EXPAND DEVELOPMENT OF DARKHORSE MEMORY TEST EQUIPMENT PRODUCT LINE

     The requirements for reliable and reasonably priced test instrumentation has grown rapidly as customers' emphasis on quality control in manufacturing has increased. The transition to dual in-line memory modules ("DIMMs") and SyncDRAMs and the increasingly smaller sizes require the design or redesign of sophisticated memory testers. The EMS industry requires larger, more automated testers that will work in conjunction with continuous flow manufacturing lines, and the increasingly competitive nature of the industry necessitates more economic pricing than this type of tester has today. The retail industry requires reliable and reasonably priced portable testers for loss prevention with pass/fail testing and for module identification purposes.

DEVELOP PRODUCTS USING THE TOUCH TECHNOLOGY

     The Tanisys Touch strategy is focused on the computer and appliance industries due to market size and product development cycles, which management believes will provide shorter time to revenue than other potential industry markets. Initial focus is on select major manufacturers in the computer and appliance industries with license agreements used for specific new product development. This strategy is consistent with the overall focus on the high volume OEM type customer as opposed to the retail channels.

EXPAND MANUFACTURING CAPABILITIES AND SERVICES

     The intensely competitive nature of the electronics manufacturing industry has forced the major competitors to expand the range of products and value-added services provided to their principal customers in order to serve as single-source providers of a comprehensive and growing set of solutions-based products and services. By providing research, design and prototype capabilities, the Tanisys Group can assist a customer in the critical development and pre-production planning phase of product implementation and follow through with the more traditional manufacturing services. Industry parts suppliers also are customers of the Tanisys Group, providing it with direct acquisition channels and thereby creating strategic alliances. This allows a customer to utilize fewer service providers to streamline the process and achieve better efficiencies in the development cycle due to fewer transitions from one provider to another. This type of strategic relationship gives a competitive advantage to both the electronics manufacturer and to the customer within their respective industries.

     The continuing rapid advances in technology further support customers' utilization of outsourcing to companies in the electronics industry. Companies operating in the advanced electronic industries must devote more and more resources, which ultimately are limited, to the development of new technologies either for the next generation of an existing product or the development of new products. Due to continuously reducing sizes and increasing higher performance expectations and performance standards, state-of-the-art manufacturing and assembly equipment and processes must be used in order to meet the volume and time-to-market requirements.

ACHIEVE TECHNOLOGICAL LEADERSHIP IN MEMORY MODULE DESIGN

     The Tanisys Group designs both application specific and standard memory modules. Through its experience with substantially all types of memory devices supplied by a wide range of leading semiconductor manufacturers, the Tanisys Group has developed significant expertise in memory module design and component selection. Its extensive library of product designs and layouts of memory modules are used to increase speed and efficiency in introducing new products, assisting its OEM customers in achieving time-to-market advantages. The Tanisys Group's strategy is to apply its design expertise to continue to develop new memory modules that address emerging opportunities utilizing DRAM, SyncDRAM, SRAM and Flash technologies. In addition, a substantial base of proprietary testing routines and parameters has been developed, which enables the diagnosing of problems in system design or memory components, in order to characterize the performance of new products and to provide high quality products in volume.

     The transition to SyncDRAM should allow the Tanisys Group to continue to differentiate itself from the competition through its advanced design capabilities at higher processor speeds. This transition will necessitate a large number of new designs and the development of new memory test equipment as well as replacement of older existing test equipment.

INTRODUCE NEXT GENERATION MEMORY TEST EQUIPMENT

     The continuing development of new memory technologies and changing functionality will create the demand for next generation testing equipment and capabilities. The Tanisys Group believes it is well positioned through the DarkHorse memory test products to take advantage of these changes and market expansion. The transition to SyncDRAM will necessitate the development of new test programs and the replacement of existing test equipment.

EXPAND OEM RELATIONSHIPS AND DISTRIBUTION CHANNELS

     The Tanisys Group's experienced applications engineers continually work with OEMs to seek and support multiple design opportunities over numerous product generations. The Tanisys Group plans to continue to develop relationships with its existing OEM customers and to establish relationships with new OEM customers both domestically and internationally. The Tanisys Group is growing its sales force to address new opportunities with OEM customers and corporate end users worldwide. The Tanisys Group also plans to broaden its distribution channels by focusing additional marketing and sales resources on the computer reseller channel and establishing worldwide recognition of the Tanisys brand name.

EXPAND INTERNATIONAL SALES AND MARKETING

     The Tanisys Group is expanding its sales and marketing efforts internationally with an objective of establishing worldwide recognition of its products and the Tanisys, 1st Tech and DarkHorse brand names.

RESEARCH AND DEVELOPMENT

     Tanisys Group management believes that the timely development of new products and technologies is essential to maintain the Tanisys Group's competitive position. In the electronics market, the Tanisys Group's research and development activities are focused primarily on new module products, the continual improvement in memory test products and solutions, and the ongoing improvement in manufacturing processes and technologies. Additionally, the Tanisys Group provides research and development services for customers either as joint or contracted development. The Tanisys Group plans to continue to devote substantial research and development efforts to the design of new module products which address the requirements of OEM, corporate and retail customers.

     Tanisys Group management believes that its Tanisys Touch technology has been developed to a viable commercial level and that the next step is introduction of consumer products utilizing Tanisys Touch into the marketplace by major OEMs. Support continues to be provided to OEMs in the personal computer and appliance industries toward this end. However, it is not anticipated that significant additional research and development efforts will be required for this technology.

     The Tanisys Group's research and development expenses were $1.5 million in fiscal year 1996 and $519 thousand in the first quarter of fiscal 1997.

COMPETITION

     The Tanisys Group is a technology solutions company with broad industry product and service lines and believes that while it faces different competitors in its three product and service lines, there is no one company currently competing in all product and service lines because, to the best knowledge of management, no other company currently offers design and manufacture of both memory modules and test equipment. Competition in some products, such as 1st Tech's memory manufacturing, is intense due to the large number of competitors with substantially greater financial, marketing, technical, distribution and other resources. However, the DarkHorse and Tanisys Touch lines are characterized by limited effective competition in the segments of the markets targeted by the Tanisys Group and its patented technology.

     The basic competitive strategy of the Tanisys Group is to utilize the high end custom engineering design, advanced manufacturing processes, module test solutions, targeted sales and marketing and advanced warehousing and distribution capabilities to deliver advanced technologies, solutions and services packaged in such a way that a customer is not required to deal with a substantial number of vendors but can look solely to the Tanisys Group to satisfy all of its needs. The Tanisys Group will continue to target customers with which a long-term, primary or sole source relationship can be established in order to provide broad-based solutions to any technological or manufacturing needs.

     The competitors in the 1st Tech product line include module manufacturers such as SMART Modular Technologies, Micron Electronics and Celestica, Inc. Additional competition comes from certain suppliers who may have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. In addition, some current and prospective customers may currently or in the future manufacture internally.

     In the memory testing industry, the DarkHorse line competes primarily with Terradyne, Megatest and Realm, although they provide only generic test equipment requiring the user to custom program the equipment for each specific application. The DarkHorse test systems are pre-programmed with an extensive set of algorithms and test programs that are accessed through an intuitive user interface.

     The Tanisys Group believes that its competition in the capacitive touch market is limited to a few companies that are pursuing limited applications of their technology as opposed to the broader market it has targeted.

INTELLECTUAL PROPERTY

     The Company has filed four applications with the U.S. Patent and Trademark Office for patents to protect its intellectual property rights for products and technology that have been sold, licensed or are under development, as follows:

     1. Application covering claims for hardware, firmware, software and methods operations for a broad range of applications for its touch technology. The patent was granted on April 16, 1996 under Registration No. 5,508,700. Corresponding international patent applications have been filed in selected European, Asian and North American countries. Management of the Company believes that if competitors decide to pursue the discrete touch market, they could be in violation of the Company's patent. The Company has no knowledge of any such infringement to date.

     2. Application for "Keyboard Command Operation for Computer System." This pending application is targeted to protect the Company's technology that associates multiple commands with different keyswitch actuations and that is applicable for computer keyboards.

     3. Application for "Computer Input Device for Use in Conjunction with a Mouse Input Device." This pending application is targeted to protect the Company's technology related to capacitive sensing used in a mouse pad or other flush-mounted touch device.

     4. Application for "Capacitive Sensitive Input Circuit with Common Pad." This pending application is targeted to protect the Company's touch technology which could be used in extreme or hostile environments and can function to improve the reliability of touch sensor operation in such environments.

     There can be no assurance that these pending patent applications will be approved or approved in the form requested. The Tanisys Group expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Tanisys Group believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on patent protection. In addition, the Tanisys Group attempts to protect its intellectual property rights through trade secrets and a variety of other measures, including non-disclosure agreements. There can be no assurance, however, that such measures will provide adequate protection for the Tanisys Group's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Tanisys Group's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that its intellectual property rights can otherwise be protected meaningfully. There can be no assurance that patents will issue from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage. Furthermore, there can be no assurance that third parties will not develop similar products, duplicate the Tanisys Group's products or design around the patents owned by the Tanisys Group or that third parties will not assert intellectual property infringement claims against the Tanisys Group. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Tanisys Group's intellectual property rights abroad. The failure of the Tanisys Group to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

ENVIRONMENTAL REGULATION

     The Tanisys Group's operations and manufacturing processes are subject to certain federal, state, local and foreign environmental protection laws and regulations. Public attention has increasingly been focused on the environmental impact of manufacturing operations that use hazardous materials or generate hazardous wastes, and environmental laws and regulations may become more stringent over time. There can be no assurance that failure to comply with either present or future regulations, or to obtain all necessary permits required under such regulations, would not subject the Tanisys Group to significant compliance expenses, production suspensions or delay, restrictions on expansion at its present or future locations, the acquisition of costly equipment or other liabilities.


EMPLOYEES

     At February 28, 1997, the Tanisys Group had 134 full-time and 5 part-time employees.


ITEM 2.   FINANCIAL INFORMATION.

                        SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below under the captions "Consolidated Income Statement Data" and "Consolidated Balance Sheet Data" are derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by Arthur Andersen LLP (fiscal 1996, 1995 and 1994), independent public accountants, to the extent indicated in their report included elsewhere herein. On May 21, 1996, the Company acquired 1st Tech and DarkHorse, which resulted in them becoming wholly owned subsidiaries of the Company. The acquisitions were accounted for using the purchase method of accounting. The results for 1st Tech and DarkHorse have been included in the consolidated financial statements since the date of the acquisitions.

     The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements, the notes thereto and the other financial information included elsewhere in this report.

                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    ------------------------------------------------------------------------------
                                      (UNAUDITED)
                                    THREE MONTHS ENDED
                                       DECEMBER 31,                   FISCAL YEARS ENDED SEPTEMBER 30,
                                    ------------------    --------------------------------------------------------
                                     1996(2)     1995      1996     1996(2)     1995     1994      1993      1992
                                     -------    ------    -------   -------   -------   -------   ------    ------
CONSOLIDATED INCOME                                          PRO FORMA(3)
STATEMENT DATA:                                              (UNAUDITED)
Net sales                            $15,264    $   84    $66,524   $14,989   $   359   $   114   $    -    $    -
Cost of goods sold                    13,668         9     61,709    12,661       110        34        -         -
                                     -------    ------    -------   -------   -------   -------   ------    ------
Gross profit                           1,595        75      4,814     2,328       249        80        -         -
Operating expenses:
  Research and development               519       101      1,525     1,080       410       409      181         -
  Sales and marketing                    698        73      2,831     1,177     1,358       394      117        18
  General and administrative             906       298      4,203     1,977       913     1,029      342        12
  Depreciation and amortization        1,021        19      3,840     1,748        71        60       28         -
  Unusual charge (1)                     -           -          -         -         -       199        -         -
                                     -------    ------    -------   -------   -------   -------   ------    ------
    Total operating expenses           3,144       491     12,399     5,982     2,752     2,091      668        30
Loss from operations                  (1,548)     (416)    (7,585)   (3,654)   (2,503)   (2,011)    (668)      (30)
Other income (expense), net             (154)       15       (347)      (30)       58        39        7      (103)
                                     -------    ------    -------   -------   -------   -------   ------    ------
Net loss                             $(1,702)   $ (401)   $(7,932)  $(3,684)  $(2,445)  $(1,972)  $ (660)   $ (133)
                                     -------    ------    -------   -------   -------   -------   ------    ------
                                     -------    ------    -------   -------   -------   -------   ------    ------
Net loss per share                   $ (0.11)   $(0.04)   $ (0.67)  $ (0.31)  $ (0.29)  $ (0.30)  $(0.27)   $(0.13)
                                     -------    ------    -------   -------   -------   -------   ------    ------
                                     -------    ------    -------   -------   -------   -------   ------    ------
Weighted average common
  shares outstanding                  16,164     9,097     11,766   11,766    8,436       6,611    2,861     1,025


                                       AT DECEMBER 31,                AT SEPTEMBER 30,
                                     -------------------   -----------------------------------
CONSOLIDATED BALANCE                 1996(2)     1996(2)    1995      1994      1993     1992
  SHEET DATA:                        -------    --------   ------    ------    ------   ------
Cash and cash equivalents            $ 1,794    $  2,690   $1,317    $1,952    $2,076   $   48
Working capital                        2,840       2,809    1,183     1,766     2,155      (83)
Total assets                          17,715      17,463    1,613     2,295     2,488       48
Short-term debt                        4,446       3,075        -         -         -      121
Long-term obligations                    111         123        -         -         -        -
Stockholders' equity                   9,814      10,350    1,379     1,941     2,457      (83)

------------------
(1) As of September 30, 1994, the Company determined that it would not utilize in its current or future product line certain technology purchased in 1993. Therefore, the remaining goodwill of $198,739 associated with this purchase was charged to expense in the period ended September 30, 1994.

(2) On May 21, 1996, the Company acquired 1st Tech and DarkHorse as a result of which 1st Tech and DarkHorse became wholly owned subsidiaries of the Company in exchange for the issuance of an aggregate of 4,150,000 shares of Common Stock. The acquisitions were accounted for using the purchase method of accounting. Under the purchase method, the excess of purchase price over the estimated fair value of the net assets acquired ($7,170,998) is classified as goodwill and amortized against earnings over a two-year period. The amount of goodwill amortized for the fiscal year ended September 30, 1996 was $1,493,958. The results of operations of 1st Tech and DarkHorse have been included in the consolidated financial statements since the date of the acquisitions.

(3) The unaudited pro forma information has been prepared assuming the acquisitions took place as of October 1, 1995. The unaudited pro forma information includes adjustments for amortization of intangibles arising from the transaction and the issuance of common shares. The unaudited pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective at the beginning of fiscal 1996, nor is it necessarily indicative of the results of operations which may occur in the future. The primary reason for the variation between the pro forma 1996 and actual 1996 results is that actual results include only operations from 1st Tech and DarkHorse and amortization of the related goodwill from the date of the acquisitions (May 21, 1996) to year end. Because the 1st Tech and DarkHorse acquisitions were accounted for as a purchase, the historical results for fiscal 1995, 1994, 1993 and 1992 do not include the results of either 1st Tech or DarkHorse.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following is a discussion of the consolidated financial condition and results of operations of the Tanisys Group for the fiscal years ended September 30, 1996, 1995 and 1994 and for the three-month periods ended December 31, 1996 and 1995. It should be read in conjunction with the Condensed Consolidated Financial Statements of the Tanisys Group, the Notes thereto and other financial information included elsewhere herein. For purposes of the following discussion, references to year periods refer to the Tanisys Group's fiscal years ended September 30, 1996 and 1995, and references to quarterly periods refer to the Tanisys Group's fiscal quarters ended December 31, 1996 and 1995.

     The Company was organized under the laws of the Province of British Columbia, Canada, on January 27, 1984, as Montebello Resources Ltd., and operated unsuccessfully as an oil and gas exploration company in British Columbia and Manitoba, Canada. In October 1992, the Company changed its name to First American Capital Group Inc. The Company then deemed itself inactive pursuant to the rules and regulations of the VSE, where its Common Stock had been traded. During the first two quarters of 1993, the Company was reorganized in accordance with the rules of the VSE. As part of this reorganization, the Company acquired certain computer game controller technology. The Company changed its name to Rosetta Technologies Inc. in May 1993 and to Tanisys Technology, Inc. in July 1994. Until May 21, 1996, the Company focused on research and development of highly specialized applications of capacitive touch sensing technology.

     Effective May 21, 1996, the Company acquired, through mergers with its wholly owned subsidiaries, all of the outstanding common stock of 1st Tech and DarkHorse and began operations in Austin, Texas as a consolidated group of companies providing custom design, engineering and manufacturing of memory modules, design and manufacturing of memory test equipment and capacitive touch sensing products to leading OEMs in the computer networking and telecommunications industries. In consideration for the acquisitions of 1st Tech and DarkHorse, the Company issued 2,950,000 and 1,200,000 shares, respectively, of Common Stock. Prior but subject to the consummation of the acquisitions of 1st Tech and DarkHorse by the Company, 1st Tech issued 1,150,000 shares of its common stock for $2.00 per share in an equity financing, raising a total of $2.3 million, the proceeds of which were used to reduce short-term debt and provide working capital for 1st Tech. The Company believes that 1st Tech's offering was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) of the Securities Act.

     The Tanisys Group's net sales and gross profit increased dramatically in the first quarter of the current fiscal year and the last two quarters of fiscal year 1996 due to the acquisitions of 1st Tech and DarkHorse. In fiscal 1996, revenues were $15.0 million with gross profit of $2.3 million (15.5% of revenue) versus fiscal 1995 revenues of $.4 million and gross profit of $.2 million (69.4% of revenue). This is an increase of revenues of $14.6 million, in excess of 4,000%, and in gross profit of $2.1 million, more than 800%. Net losses increased to $3.7 million in fiscal 1996, or 24.6% of gross revenues, from $2.4 million in fiscal 1995, or 681.6% of gross revenues. The increases in revenues, gross profit and net losses are due primarily to the acquisitions of 1st Tech and DarkHorse on May 21, 1996. Management believes that revenues and gross profits could fluctuate in the foreseeable future due to the continuing oversupply of memory chips, which dramatically drives down the prices of the Tanisys
Group's products; the continuing fluctuations in the cost of memory and components; the fact that many of the Tanisys Group's competitors are better capitalized and can purchase inventory in sufficient quantities to obtain more favorable pricing; and other factors, including, changes in pricing by suppliers and competitors and changes in the proportion of contract manufacturing done--where the customer consigns the material--versus manufacturing on a turnkey basis--where the Tanisys Group purchases the necessary materials.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of income data of the Tanisys Group on a pro forma basis and expressed as a percentage of net sales on a combined basis, taking into account the acquisitions of 1st Tech and DarkHorse as if they had occurred October 1, 1995:

                                                     Pro Forma Basis
                                         --------------------------------------
                                           (UNAUDITED)
                                             COMBINED             COMBINED
                                         THREE MONTHS ENDED   FISCAL YEAR ENDED
                                            DECEMBER 31,        SEPTEMBER 30,
                                          1996      1995            1996
                                         ------     -----          ------
     Net sales                            100.0%    100.0%          100.0%
     Cost of goods sold                    89.5      96.7            92.8
                                         ------     -----          ------
     Gross profit                          10.5       3.3             7.2
     Operating expenses:
       Research and development             3.4       0.7             2.3
       Sales and marketing                  4.6       2.5             4.3
       General and administrative           5.9       2.8             6.7
       Depreciation and amortization        6.7       0.1             5.4
                                         ------     -----          ------
     Total operating expenses              20.6       6.2            18.6
                                         ------     -----          ------

     Operating loss                       (10.1)     (2.9)          (11.4)
     Other income (expense), net           (1.0)     (0.3)           (0.5)
                                         ------     -----          ------
     Net income                           (11.1%)    (3.2%)         (11.9%)
                                         ------     -----          ------
                                         ------     -----          ------

     The following table sets forth certain consolidated statement of income data of the Tanisys Group presented on a historical basis and expressed as a percentage of sales giving effect to the acquisitions of 1st Tech and DarkHorse on May 21, 1996:

                                                             Historical Basis
                                         ------------------------------------------------------
                                             (UNAUDITED)
                                         THREE MONTHS ENDED
                                             DECEMBER 31,      FISCAL YEARS ENDED SEPTEMBER 30,
                                         ------------------    --------------------------------
                                           1996      1995       1996        1995         1994
                                         -------    -------    -------     -------     --------
     Net sales                            100.0%     100.0%     100.0%      100.0%       100.0%
     Cost of goods sold                    89.5       10.7       84.5        30.7         29.8
     Gross profit                          10.5       89.3       15.5        69.3         70.2
     Operating expenses:
       Research and development             3.4      120.3        7.2       114.2        359.6
       Sales and marketing                  4.6       87.3        7.9       378.6        346.1
       General and administrative           5.9      356.5       13.2       254.6        897.1
       Depreciation and amortization        6.7       22.3       11.7        19.8         60.2
       Unusual charge                       0.0        0.0        0.0         0.0        174.6
                                          -----     ------      -----      ------      -------
     Total operating expenses              20.6      586.5       39.9       767.2       1837.6%
                                          -----     ------      -----      ------      -------
     Operating loss                       (10.1)    (497.2)     (24.4)     (697.9)     (1733.0)
     Other income (expense), net           (1.0)      17.4       (0.2)       16.3         34.2
                                          -----     ------      -----      ------      -------
     Net income                           (11.1%)   (479.8%)    (24.6%)    (681.6%)    (1733.0%)
                                          -----     ------      -----      ------      -------
                                          -----     ------      -----      ------      -------


NET SALES

     On the historical accounting basis, net sales consist of software sales, less returns and discounts, and design engineering fees from 1994 to May 21, 1996, the date of the acquisitions of 1st Tech and DarkHorse. After the May 21, 1996 acquisitions, net sales consist of custom manufacturing services, custom memory modules, standard memory modules, design engineering fees, memory module test solutions, advanced technology services and computer software, less returns and discounts. Net sales increased to $15.3 million in the first quarter of fiscal 1997 from $84 thousand in the first quarter of fiscal 1996. The increase in fiscal 1997 is due primarily to the acquisitions of 1st Tech and DarkHorse and, to a lesser degree, to increases in sales volume in the 1st Tech memory module product line. Net sales increased to $14.989 million in fiscal 1996 from $359 thousand in fiscal 1995, a 4,075% increase, and the 1995 amount increased from $114 thousand in fiscal 1994, a 215% increase. The increase in fiscal 1996 was due to the acquisitions of 1st Tech and DarkHorse. The increase in sales in fiscal 1995 from fiscal 1994 was due primarily to new software products and additional distributors.

     On a pro forma basis, net sales decreased to $15.3 million in the first quarter of fiscal 1997 from $33.6 million in the first quarter of fiscal 1996. The decrease in fiscal 1997 is due primarily to the substantial decrease in the cost of the chips and components used in the manufacture of memory modules, which are purchased by the Tanisys Group and become a major component in cost of goods sold. Net sales were $67.952 million in fiscal 1996.

     1st Tech and DarkHorse sales decreased in dollar volume to $66.5 million on the pro forma basis for the fiscal year ended September 30, 1996 from $106 million for the fiscal year ended December 31, 1995, due primarily to the drastic decline in memory prices during 1996. The cost of a 4-meg DRAM fell from approximately $11.25 in January 1996 to approximately $1.90 in September 1996, representing a decrease of $9.35, or 83%. This decrease in cost translated dollar for dollar into a decrease in the price of memory modules. While not as significant a factor, 1st Tech resold memory chips into the broker market at little or no margin and concentrated on turnkey contracts during 1995 in an attempt to increase volume and therefore create better relations with vendors. During 1996 the Tanisys Group concentrated on developing better margins and manufacturing services with major customers that supplied their own materials, and therefore there was a decrease in sales volume and an increase in gross profit.

     The Tanisys Group intends to continue to concentrate on major customers and the development of better margins and therefore expects that sales volume will not increase as much as gross profit and net profit. Some increase in sales volume is expected due to the increase in the cost of memory chips currently being experienced by the industry. The Tanisys Group anticipates that following this business plan will positively impact future results of operations and overall financial condition of the Tanisys Group.

GROSS PROFIT

     Cost of sales includes the costs of all components and materials purchased for the manufacture of products and the direct labor and overhead costs associated with manufacturing. On the historical accounting basis, gross profit increased to $1.6 million in the first quarter of fiscal 1997 from $75 thousand in the first quarter of fiscal 1996. Gross margin decreased to 10.5% in first quarter fiscal 1997 from 89.3% in first quarter fiscal 1996. The increase in gross profit as well as the decrease in gross margin were due primarily to the acquisitions of 1st Tech and DarkHorse and the dramatic change in the types of products being sold by the Company before and after the acquisitions. To a lesser extent, the improvement in the Company's gross profit was due to the addition of consignment inventory of certain memory components, shortening the manufacturing response time and making it possible to compete on the basis of timeliness of delivery rather than price alone, while not exposing the Tanisys Group's assets to the risk of carrying larger inventories. Gross profit increased to $2.328 million in fiscal 1996 from $249 thousand and $80 thousand in fiscal 1995 and 1994, respectively, representing increases of 835% and 211%, respectively. Gross profit margin declined to 16% in fiscal 1996 from 69% in fiscal 1995, and the 1995 amount decreased from 70% in fiscal 1994. The gross profit margin in fiscal 1996 is primarily from the manufacturing operation subsequent to the acquisitions and is discussed in the next paragraph. The profit margins in fiscal 1995 and 1994 were primarily attributable to the sale of software developed in conjunction with research and development on the capacitive touch technology, which had very little cost of sales associated with that development.

     On a pro forma basis, gross profit increased to $1.6 million in the first quarter of fiscal 1997 from $1.1 million in the first quarter of fiscal 1996. For the same period, gross margin increased to 10.5% from 3.3%. The increases in gross profit as well as gross margin are due primarily to the change in product mix between the two periods. In fiscal 1996, gross profit was $5.138 million and gross profit margin was 7.56%. The Company consistently made strategic purchasing and pricing decisions during fiscal 1996 that sacrificed gross profit percentage to establish relationships with customers and vendors.

RESEARCH AND DEVELOPMENT

     Research and development expenses consist of the costs associated with the design and testing of new technologies and products. These costs relate primarily to the costs of materials, personnel, management and employee compensation and engineering design consulting fees. On the historical accounting basis, research and development expenses increased to $519 thousand in first quarter fiscal 1997 from $101 thousand in first quarter fiscal 1996, representing an increase of 415.6% from period to period. The substantial increase was due primarily to the acquisitions of the additional product lines of 1st Tech and DarkHorse and related research and development expenditures. Research and development increased to $1.080 million in fiscal 1996 from $410 thousand in fiscal 1995, a 163% increase, and the 1995 amount increased from $409 thousand in fiscal 1994. The increases in fiscal 1995 and 1994 were associated with development of the capacitive touch technology, and the substantial increase in fiscal 1996 was due to the acquisitions of 1st Tech and DarkHorse.

     On a pro forma basis, research and development expenses increased to $519 thousand in the first quarter of fiscal 1997 from $234 thousand in the first quarter of fiscal 1996, representing an increase of 122% period to period. The substantial increase was due primarily to the availability of operating capital with which to fund research and development by 1st Tech and DarkHorse after the acquisitions. Research and development expenses were $1.511 million in fiscal 1996. The steady growth of research and development expense reflects the commitment to continuing development of new products, including module products, testing equipment, advanced technology and computer software.

SALES AND MARKETING

     Sales and marketing expenses include all compensation of employees and independent sales personnel, as well as the costs of advertising, promotions, trade shows, travel, direct support and overhead. On the historical accounting basis, sales and marketing expenses increased to $698 thousand in first quarter fiscal 1997 from $73 thousand in first quarter fiscal 1996, an 855.5% increase. In the first quarter of fiscal years 1997 and 1996, sales and marketing expenses expressed as a percentage of revenues were 4.6% and 87.3%, respectively. The increase in actual funds expended was connected with the acquisitions of the product lines of 1st Tech and DarkHorse. The decrease in expenses expressed as a percentage of revenues is primarily caused by the significant increase in revenues related to the acquisitions of 1st Tech and DarkHorse. Sales and marketing expenses are expected to remain approximately the same or to grow slightly when expressed as a percentage of revenue and to continue to increase significantly in terms of absolute dollars in future periods as revenues continue to grow. Sales and marketing expenses decreased to $1.177 million in fiscal 1996 from $1.358 million in fiscal 1995, a 13% decrease, and the 1995 amount increased from $394 thousand in fiscal 1994, a 245% increase. In fiscal years 1996, 1995 and 1994, sales and marketing expenses expressed as a percent of revenues were 8%, 378% and 346%, respectively. The decrease in 1996, after the acquisitions of 1st Tech and DarkHorse, reflects the decrease in commission expenses due to the decrease in sales revenue discussed under the paragraph heading "Net Sales" above. The increase in fiscal 1995 from fiscal 1994 was connected with the effort to establish markets for the software products developed by the Company.

     On a pro forma basis, sales and marketing expenses decreased to $698 thousand in the first quarter of fiscal 1997 from $844 thousand in the first quarter of fiscal 1996. The decrease between the two periods was due primarily to the decrease in revenues, as discussed under the paragraph heading "Net Sales" above, and the corresponding reduction of commission expense. Sales and marketing expenses were $2.828 million in fiscal 1996. Sales and marketing expenses are expected to remain approximately the same or to grow slightly when expressed as a percentage of revenue and to continue to increase significantly in terms of absolute dollars in future periods as revenues continue to grow.

GENERAL AND ADMINISTRATIVE

     General and administrative costs consist primarily of personnel costs, including all compensation and employee benefits, and support costs including utilities, insurance, professional fees and all costs associated with a reporting company. On the historical accounting basis, general and administrative expenses increased to $906 thousand in first quarter fiscal 1997 from $298 thousand in first quarter fiscal 1996, a 203.9% increase. In the first quarter of fiscal years 1997 and 1996, general and administrative expenses expressed as a percentage of revenues were 5.9% and 356.5%, respectively. The increase in actual funds expended in fiscal 1997 is due primarily to the acquisitions of 1st Tech and DarkHorse and, to a lesser extent, to the institution of cost controls on general and administrative expenses. The absolute dollar expenses associated with the general and administrative area are expected to increase significantly in future periods due to anticipated continued growth in business activity and increased costs associated with being a reporting company. The general and administrative expenses are not expected to grow significantly in future periods when expressed as a percentage of revenue. General and administrative expenses increased to $4.451 million in fiscal 1996 from $984 thousand in fiscal 1995, a 352% increase, and the 1995 amount decreased from $1.089 million in fiscal 1994, a 10% decrease. The increase in fiscal 1996 is due to the acquisitions of 1st Tech and DarkHorse. The decrease in fiscal 1995 from fiscal 1994 reflects the implementation of cost saving measures designed to make general and administrative expenditures more effective.

     On a pro forma basis, general and administrative expenses decreased to $906 thousand in the first quarter of fiscal 1997 from $949 thousand in the first quarter of fiscal 1996. The slight decrease is due to the decreased level of revenues, as discussed under the paragraph heading "Net Sales" above. General and administrative expenses were $4.541 million in fiscal 1996. Expressed as a percentage of net sales, general and administrative expenses were 7% in fiscal year 1996. The general and administrative expenses are not expected to grow significantly in future periods when expressed as a percentage of sales.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes the depreciation for all fixed assets and the amortization of intangibles, including goodwill incurred in the acquisitions of 1st Tech and DarkHorse. Depreciation and amortization increased to $1.0 million in first quarter fiscal 1997 from $19 thousand in first quarter fiscal 1996. The substantial increase is due primarily to the amortization of the goodwill recorded in conjunction with the acquisitions of 1st Tech and DarkHorse.

UNUSUAL CHARGE

     On the historical accounting basis, other income (expense) decreased to a negative $30 thousand in fiscal 1996 from $59 thousand in fiscal 1995, a 151.0% decrease, and the 1995 amount increased from $39 thousand in fiscal 1994, a 51.3% increase. On a pro forma basis, other income (expense) was a negative $294 thousand in fiscal 1996. The expense shown in fiscal 1994 relates to the recognition by the Company that the computer game controller technology acquired in 1993 would not be utilized in the Company's current or future operations. Therefore, the remaining $199 thousand of goodwill associated with that purchase was charged as an unusual charge in fiscal 1994. No other goodwill chargeoffs are currently expected except through amortization charges over the useful life of the respective assets.

OTHER INCOME (EXPENSE), NET

     Other income (expense), net consists primarily of interest income less interest expense. Interest expense is attributable to borrowings from a bank credit line. Substantially all of the interest expense in the three-year pro forma period relates to credit line draws made for short-term inventory requirements and to fund accounts receivable. Interest income relates to investment of available cash in short-term interest bearing accounts and cash equivalent securities. The Company had no debt and earned interest on its available cash until its May 21, 1996 acquisitions of 1st Tech and DarkHorse. Thereafter, the Company incurred net interest expense due to increased balances of inventories and accounts receivable. The Tanisys Group expects to continue to require borrowings to fund growth in inventories and accounts receivable in the future and therefore expects to continue to reflect net interest expense.

PROVISION FOR INCOME TAXES

     The Company has never paid income taxes and at September 30, 1996 had a net operating loss carryover of $4.3 million. While there can be no assurance that the Tanisys Group will generate the taxable income required to use all or any part of the carryover prior to the expiration of the carryover, the Tanisys Group would be able to incur taxable income in the carryover period equal to the total loss carryover without the payment of taxes. The existing carryover expires 15 years after the year in which it was incurred. Therefore, if the carryover is not used to offset future taxable income, the $4.3 million net operating loss carryforward at September 30, 1996 will expire in fiscal years 2010 ($2.548 million) and 2011 ($1.785 million).

     The availability of the net operating loss carryforward and future tax deductions to reduce taxable income is subject to various limitations under the Internal Revenue Code of 1986, as amended (the "Code"), in the event of ownership change as defined in Section 382 of the Code. This section states that after reorganization or other change in corporate ownership, the use of certain carryovers may be significantly limited or prohibited. There are two kinds of ownership changes that can trigger carryover limitation: an ownership change involving a 5% stockholder and any tax-free reorganization. In either case, one or more 5% stockholders must have increased their percentage of ownership in the corporation by more than 50% over the pre-change ownership percentage generally within three years of ownership change. The Company does not believe that an IRS Code Section 382 limitation currently exists.

LIQUIDITY AND CAPITAL RESOURCES

     During the three fiscal years presented in this analysis, until the May 21, 1996 acquisitions of 1st Tech and DarkHorse, the Company primarily utilized funds generated by equity financings of its Common Stock and the exercise of warrants issued in certain of those equity financings to generate the funds required to fund its research and development activities, acquire capital equipment and pay its general and administrative expenses.

     Since inception and until the May 21, 1996 acquisitions by the Company, 1st Tech and DarkHorse used funds generated from operations, an equity financing, capital leases, operating leases, vendor credits and certain bank borrowings to support their respective operations, acquire capital equipment and finance inventory acquisitions and accounts receivable balances. During the first quarter of fiscal 1997, the Company generated $2.5 million in net cash from financing activities versus $.1 million in the first quarter of fiscal 1996.
The $2.5 million in fiscal 1997 consisted of $1.2 million from the exercise of warrants and options to purchase common stock and $1.4 million of net draws on the Company's revolving credit note.

     Subsequent to the May 21, 1996 acquisitions, the Tanisys Group has utilized the funds acquired in an equity financing of its Common Stock prior to such date and from the exercise of warrants and stock options, capital leases, operating leases, vendor credits, certain bank borrowings and funds generated from operations to support its operations, carry on research and development activities, acquire capital equipment, finance inventories, finance accounts receivable balances and pay its general and administrative expenses. There have been no further offerings or issuances of unregistered securities other than in connection with the issuance of Common Stock upon the exercise of warrants and stock options. At the date of the acquisitions of 1st Tech and DarkHorse, these companies had $2.8 million in cash, of which $2.3 million was obtained by 1st Tech in the equity financing closed simultaneously with the Company's acquisitions of 1st Tech and DarkHorse. At December 31, 1996, the Tanisys Group had $1.794 million of cash and $2.840 million of working capital.

     The Company currently has one customer with approximately $1.7 million in accounts receivable exceeding 90 days from invoice date. The customer currently is negotiating payment by executing a three-year promissory note with the Company. If the negotiations are successful, the Company intends to move the customer's entire balance to a "long-term note receivable" account, and whether or not the negotiations are successful, the Company will make a provision for doubtful accounts for an amount up to the balance of the receivable. There is no assurance that the Company will be successful in negotiating the note or that, even if negotiated, the note will be collected. The Company has an additional $747 thousand of accounts receivable in excess of 90 days, of which $301 thousand is covered by insurance. While the Company does not expect any material write-off of the $747 thousand amount, there can be no assurance that the accounts will be collected or if collected, what time period will be required for full collection. Until collected, the Company will be required to use a substantial amount of its cash and cash equivalents to carry these accounts. Accounts over 90 days are excluded from the borrowing base available under the revolving credit note discussed in the next paragraph.

     The Tanisys Group had a $6 million revolving credit note at a financial institution bearing interest at the financial institution's prime rate plus a percentage between one and three percent (8.25% as of December 31, 1996) depending upon a ratio which is calculated monthly. This revolving credit note was due on the earlier of demand or when the note matured June 30, 1998 and was secured by all of the Company's assets. Draws were made as necessary from funds available for borrowing, which was limited to the lower of the commitment amount or a borrowing base amount calculated based on certain levels of accounts receivable. At December 31, 1996, $4.4 million was outstanding and there were no additional borrowings available under the revolving credit note. The revolving credit note, as amended as of February 21, 1997, had certain restrictions concerning, among other things, the payment of dividends, acquisition of additional debt and no material changes in management. In addition, conditions of the note contained a minimum tangible net worth requirement, which at February 28, 1997 was $4 million, and required a combined ratio of earnings before interest, taxes, depreciation and amortization (adjusted) to interest expense of 1.25:1. Due to losses sustained, at February 28, 1997 and December 31, 1996, the Tanisys Group did not comply with this ratio or the net worth requirement. The financial institution waived the noncompliance with these covenants for the three months ended December 31, 1996 and the months of January and February 1997. The Tanisys Group was in compliance with the covenants in place at the end of March 1997 and therefore has been in compliance with all requirements of the credit agreement, either by fulfilling all requirements or by waiver, from the inception of the credit agreement through March 31, 1997. In connection with the granting of the waivers for the months of January and February 1997, effective March 21, 1997, the Tanisys Group agreed with the financial institution to amend the credit agreement to establish the maximum amount of the borrowings at $5 million until April 18, 1997 and then to reduce such amount by $250 thousand each Friday until the maximum amount is reduced to $4 million. The percentage of qualified accounts receivable was established at 75% until April 4, 1997, 74% until April 18, 1997 and thereafter reduced by 1% each week through the termination date. The net worth requirement is changed to a minimum of $3.5 million, earnings before interest, taxes, depreciation and amortization is required to be an amount greater than zero and the termination date of the revolving credit agreement is July 1, 1997.

     The Tanisys Group currently is communicating with three lenders to replace the current revolving credit facility and intends to have a new facility in place no later than June 30, 1997. At this time, no definitive agreement is in place, and there is no guarantee that one can be negotiated in the time frame specified. If an agreement is not in place prior to termination of the current agreement, the Tanisys Group management would approach the current lender to extend the termination date of the existing credit agreement.

     Capital expenditures totaled approximately $852 thousand, $815 thousand, and $523 thousand in fiscal years 1996, 1995 and 1994, respectively, and approximately $436 thousand and $8 thousand in the first quarter of fiscal years 1997 and 1996, respectively. These expenditures were primarily for the purchase of computer systems, manufacturing equipment, test equipment and the expansion of manufacturing facilities. The Tanisys Group plans to spend approximately $2 million in the remainder of fiscal 1997 in capital expenditures for additional manufacturing capacity.

     The Tanisys Group has entered into certain capital lease arrangements. The outstanding principal on these obligations at December 31, 1996 was $163 thousand. See Note 7 to the Company's Consolidated Financial Statements.

     The Tanisys Group believes that its existing funds, anticipated cash flow from operations and amounts available from future vendor credits, bank borrowings, the exercise of outstanding warrants issued in prior equity financings, and equity financings will be sufficient to meet its working capital and capital expenditure needs for the next 12 months. However, if the warrant holders should choose not to exercise a significant amount of the outstanding warrants, the Company would be required to obtain alternate sources for additional debt and rely upon a future equity offering or offerings for such funding. Management is considering proposals to reduce the exercise price of outstanding warrants. There is no assurance that the warrant holders will choose to exercise their warrants or, in the event that they choose not to exercise, that the Company will be able to locate an alternate source or sources for the required increase in its outstanding debt or that it will be successful in its attempts to raise a sufficient amount of funds in a subsequent equity offering or offerings. In such event, the Company's inability to raise needed funds could have a material adverse effect on the Company.

SIGNIFICANT CUSTOMER CONCENTRATION

     A significant percentage of the Tanisys Group's net sales is produced by a relatively small number of customers. In the first quarters of fiscal 1997 and 1996, the ten largest customers accounted for approximately 73% and 66% of net sales, respectively. In the first quarter of fiscal year 1997, each of three customers produced more than 10% of net sales: Tandy Corp., 18.4%; Algo Marketing, Inc., 16.9%; and Itautec America, Inc., 14.9%. No single customer produced as much as 10% of net sales during the first quarter of fiscal year 1996. While the Company expects to continue to be dependent on a relatively small number of customers for a significant percentage of its net sales, there can be no assurance that any of the top ten customers in fiscal 1997 will continue to utilize the Company's products or services. The actual customers producing the sales are different between the two periods, and the Company expects this type of variation of volume of purchases from a particular customer to continue throughout this fiscal year.

     The Company in general has no firm long-term volume commitments from its customers and generally enters into individual purchase orders with its customers. Customer purchase orders are subject to change, cancellation or delay with little or no consequence to the customer. Therefore, the Company has experienced such changes and cancellations and expects to continue to do so in the future. The replacement of canceled, delayed or reduced purchase orders with new business cannot be assured. The Company's business, financial condition and results of operations will depend significantly on its ability to obtain purchase orders from existing and new customers, upon the financial condition and success of its customers, the success of customer's products and the general economy. Factors affecting the industries of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

ITEM 3.  PROPERTIES.

     At February 28, 1997, the Company and its wholly owned subsidiaries, 1st Tech and DarkHorse, leased and occupied approximately 33,000 square feet of space for their production facility and corporate and administrative offices at 12201 Technology Boulevard, Suite 130, Austin, Texas, pursuant to a lease which expires on April 30, 1998. The lease has certain expansion options, renewal options and rights of first refusal. The Company currently is paying annual rental of $184,118, plus a pro rata charge for property taxes, common area maintenance and insurance. The
Company believes that its current facilities are adequate to meet its current needs.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT.

     The following table sets forth certain information known by the Company regarding the beneficial ownership of Common Stock by persons owning beneficially more than 5% of the outstanding Common Stock at February 28, 1997. A total of 16,635,155 shares of the Company's Common Stock were issued and outstanding at February 28, 1997.

                                            NO. OF SHARES
                                             BENEFICIALLY        PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED (1)      OF CLASS (2)
     ------------------------------------   -------------     ------------
     Gary W. Pankonien                         1,995,000           12.0%
     12201 Technology Boulevard, Suite 130
     Austin, Texas  78727

     Parris H. Holmes, Jr.                     1,018,425(3)          6.1%
     9311 San Pedro, Suite 400
     San Antonio, Texas  78216

     James E. Sowell                           1,332,648(4)          7.7%
     3131 McKinney Avenue, Suite 200
     Dallas, Texas  75204

-------------------
(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options, Class B, Class C and other Common Stock Purchase Warrants (collectively, the "Warrants") exercisable within 60 days for each individual and 16,635,155 shares of Common Stock issued and outstanding at February 28, 1997.

(3) Includes 105,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days, and 42,000 shares that Mr. Holmes has the right to acquire upon the exercise of Warrants, exercisable within 60 days.

(4) Represents 788,824 shares owned by Jim Sowell Construction Co., Inc., a private company owned 100% by Mr. Sowell, 558,824 shares that Mr. Sowell has the right to acquire upon the exercise of Warrants owned by Jim Sowell Construction Co., Inc., exercisable within 60 days, and 15,000 shares that Mr. Sowell has the right to acquire upon exercise of stock options, exercisable within 60 days.

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock at February 28, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and (iv) all executive officers and directors as a group. A total of 16,635,155 shares of the Company's Common Stock were issued and outstanding at February 28, 1997.

                                                  COMMON STOCK
                                         -----------------------------
     5% BENEFICIAL OWNERS, DIRECTORS       NUMBER
     AND NAMED EXECUTIVE OFFICERS        OF SHARES(1)       PERCENT(2)
     -------------------------------     ------------       ----------
     Mark C. Holliday                      422,578(3)           2.5%
     Gary W. Pankonien                   1,995,000             12.0%
     Joe O. Davis                            8,000               *
     Chris Efstathiou, Jr.                  25,000               *
     Guy L. Fielder                              0               *
     Benjamin S. Marz                       71,957(4)            *
     Donald R. Turner                       25,000               *
     Parris H. Holmes Jr.                1,018,425(5)           6.1%
     Gordon H. Matthews                    152,500(6)            *
     Alan H. Portnoy                             0               *
     James E. Sowell                     1,332,648(7)           7.7%
     Theodore W. Van Duyn                  175,000(8)           1.0%
     All executive officers and
       directors as a group (12
       persons, including the
       executive officers and
       directors listed above)           5,226,108(9)          29.2%

-------------------
* Represents less than one percent (1%) of the issued and outstanding shares of Common Stock.

(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options, Class B, Class C and other Common Stock Purchase Warrants (collectively, the "Warrants") exercisable within 60 days for each individual and 16,635,155 shares of Common Stock issued and outstanding at February 28, 1997.

(3) Includes 306,666 shares that Mr. Holliday has the right to acquire upon exercise of stock options, exercisable within 60 days, and 14,706 shares that Mr. Holliday has the right to acquire upon the exercise of Warrants, exercisable within 60 days.

(4) Includes 66,667 shares that Mr. Marz has the right to acquire upon exercise of stock options, exercisable within 60 days.

(5) Includes 105,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days, and 42,000 shares that Mr. Holmes has the right to acquire upon the exercise of Warrants, exercisable within 60 days.

(6) Includes 55,000 shares that Mr. Matthews has the right to acquire upon exercise of stock options, exercisable within 60 days, and 1,900 shares owned by his daughter.

(7) Represents 788,824 shares owned by Jim Sowell Construction Co., Inc., a private company owned 100% by Mr. Sowell, 558,824 shares that Mr. Sowell has the right to acquire upon the exercise of Warrants owned by Jim Sowell Construction Co., Inc., exercisable within 60 days, and 15,000 shares that Mr. Sowell has the right to acquire upon exercise of stock options, exercisable within 60 days.

(8) Includes 75,000 shares that Mr. Van Duyn has the right to acquire upon exercise of stock options, exercisable within 60 days.

(9) Includes 623,333 shares that 12 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days, and 615,530 shares that such directors and executive officers have the right to acquire upon the exercise of Warrants, exercisable within 60 days.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

     The Company's directors, executive officers and key employees and their respective ages and positions as of February 28, 1997 are as follows:

     NAME                 AGE              POSITION(S)
     ----                 ---              -----------

Mark C. Holliday           44      Chairman of the Board and Chief
                                     Executive Officer
Gary W. Pankonien          46      President, Chief Operating Officer and
                                     Director
Joe O. Davis               53      Senior Vice President, Chief Financial
                                     Officer and Corporate Secretary
Chris Efstathiou, Jr.      37      Vice President of Materials
Guy L. Fielder             43      Vice President of Engineering
Benjamin S. Marz           44      Vice President of Sales and Customer Service
Donald R. Turner           41      Corporate Controller
Parris H. Holmes, Jr.      53      Vice Chairman of the Board (1)(2)(3)
Gordon H. Matthews         60      Director (1)
Alan H. Portnoy            51      Director (1)
James E. Sowell            48      Director (2)(3)
Theodore W. Van Duyn       48      Director (2)(3)

--------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Stock Option Committee.

     The following are biographies of the Company's executive officers, directors and key employees for the past five years.

     MARK C. HOLLIDAY joined the Company as President, Chief Executive Officer and a Director in February 1994 and was elected Chairman of the Board in March 1994. Mr. Holliday has over 20 years of computer industry experience in large multinational companies as well as new ventures in computer software development, most recently with BMC Software, Inc., a software development company, where he served as director of research and development from March 1988 to February 1994.

     GARY W. PANKONIEN was appointed President and Chief Operating Officer of the Company after the acquisition of 1st Tech and DarkHorse in May 1996 and elected a Director in July 1996. Prior to 1st Tech's acquisition by the Company, Mr. Pankonien served as Chairman and Chief Executive Officer of 1st Tech since its inception in January 1993 and as Chairman and Chief Executive Officer of DarkHorse since May 1992. He was Chief Operations Officer of Stratum Technologies, Inc., a memory module manufacturer and reseller located in Austin, Texas, from January 1992 until August 1992, when he purchased Stratum and was appointed Chairman of the Board and Chief Executive Officer. Stratum was dissolved in June 1995. He was employed with Compaq Computer Corporation, a personal computer manufacturer, from February 1984 until October 1991 as Notebook Computer Design and Operations Manager and co-developed and currently holds the patent for the first notebook computer.

     JOE O. DAVIS, CPA, joined the Company as Senior Vice President, Chief Financial Officer and Corporate Secretary in July 1996. Prior to joining the Company, Mr. Davis served from June 1990 to April 1993 as Chief Financial Officer of San Marcos Telephone Company, which was acquired by Century Telephone Enterprises, a long distance telephone company listed on the New York Stock Exchange and located in Monroe, Louisiana, in April 1993. He continued his employment with Century Telephone Enterprises as Vice President of Finance and Planning until July 1996. He has 27 years of experience in financial management and business planning, both domestically and internationally, has served as a member of the board of directors of various public and private companies in the United States and Australia, and was a partner with Peat Marwick Mitchell & Co., now known as KPMG Peat Marwick, for three years.

     CHRIS EFSTATHIOU, JR., Vice President of Materials, has more than 15 years of experience in the electronics industry in high-tech purchasing. He joined 1st Tech in December 1994 as Vice President of Materials and the Company in May 1996 upon its acquisition of 1st Tech. Previously, Mr. Efstathiou worked from May 1990 to December 1994 as the Director of Strategic Materials for Dell Computer Corporation, a personal computer manufacturer. Prior to working with Dell, he was involved for more than 10 years in high-tech purchasing, including 4 years with Advent Corporation and more than 2 years with Wang Laboratories, Inc.

     GUY L. FIELDER, Vice President of Engineering, joined the Company in October 1996. Mr. Fielder was self-employed as an engineering consultant from October 1991 to November 1996. He was employed with Compaq Computer Corporation from May 1982 to October 1991, where he was the 18th employee, a member of its start-up team and intimately involved in the formation of Compaq's organization, structure and culture. As a senior research and development manager at Compaq, he developed state-of-the-art portable personal computers that won numerous industry awards and grossed over $2 billion in sales.

     BENJAMIN S. MARZ, Vice President of Sales and Customer Service, joined the Company in April 1994. Prior to joining the Company, Mr. Marz was Vice President of Sales and Customer Service of Technology Works, Inc., a memory manufacturing company, from February 1993 to April 1994 after serving two years on their board. He was President of Computerland in Austin, Texas from July 1990 to February 1993 and Executive Vice President of Crown Furniture and Jewelry from August 1984 to July 1990.

     DONALD R. TURNER, CPA, Corporate Controller, joined the Company effective upon the acquisition of 1st Tech in May 1996. He was a founding officer and board member of 1st Tech, where he served as Vice President, Chief Financial Officer and Secretary-Treasurer from January 1993 until the purchase by Tanisys in May 1996. He was Controller of Stratum Technologies, Inc. from September 1992 to January 1993. Prior to joining Stratum, he was Controller of Phillips Distribution, a San Antonio, Texas based packaging distribution company, from March 1984 until September 1992.

     PARRIS H. HOLMES, JR. has served as a Director of the Company since August 1993, having served as Chairman of the Board until March 1994, at which time he was elected Vice Chairman of the Board. Mr. Holmes is Chairman and Chief Executive Officer of Billing Information Concepts Corp., a third-party billing clearinghouse and information management services business, and Chairman of U.S. Long Distance Corp., a telecommunications company which he founded in 1985.

     GORDON H. MATTHEWS has served as a Director of the Company since September 1994. Since June 1992, Mr. Matthews has owned and operated Matthews Voice Mail Management, Inc., which provides voice mailboxes on a monthly rental basis for specialized applications. He has owned and operated Matthews Communications Systems, Inc., which tracks the pace of golf course play and increases efficiency and net profitability of golf courses, since May 1989. In June 1996, Mr. Matthews started a new company, Matthews Communications Management, Inc., which offers advanced telephone control products. He serves on the Board of Directors of V-Tel Corporation, an Austin, Texas company specializing in teleconferencing services.

     ALAN H. PORTNOY has served as a Director of the Company since July 1996. Since October 1996, Mr. Portnoy has served as President of Macronix America Inc., a semiconductor manufacturing company. From January 1994 to October 1996, he served as President of Galactic Enterprises, Inc., which provides corporate development and strategic marketing services for high technology start-up companies and multinational corporations in the semiconductor, computer and communications fields. From September 1987 to January 1994, he was Executive Vice President and Chief Operating Officer of Goldstar America, Inc., a subsidiary of the Lucky-Goldstar Group, a Korean conglomerate.

     JAMES E. SOWELL has served as a Director of the Company since May 1995 and is the founder of Jim Sowell Construction Co., Inc., which began in 1972 primarily for single-family home construction. Since 1972, the company has expanded its scope of operations and ownership to include land development, income property development, financial institutions, country club and golf course operations and ownership, hotel and restaurant ownership and operations, as well as interests in major corporations. Mr. Sowell has served as a Director of the Company since 1995 and also is a Director of Billing Information Concepts Corp. He was Chairman of the Board of Business Capital Corporation ("BCC"), Arlington Golf Club, Inc. ("AGC") and Sable Homes, Inc. ("SHI") and a general partner of SBS Venture ("SBS"). All of these entities filed petitions for relief under the U.S. Bankruptcy Code--BCC in March 1991 (emerged in January
1992), AGC in April 1992 (dismissed in January 1993), SHI in September 1993 (liquidated in December 1993) and SBS in September 1991 (petition withdrawn in December 1991).

     THEODORE W. VAN DUYN has served as a Director since March 1994. Mr. Van Duyn has been Chief Technology Officer for BMC Software, Inc. since February 1993. He joined BMC Software, Inc. in 1985 as Director of Research and served as Senior Vice President, Research and Development, from 1986 until assuming his current position.

     All directors hold office for their elected term or until their successors are duly elected and qualified. If a director should be disqualified or unable to serve as a director, the vacancy so arising may be filled by the Board of Directors for the unexpired portion of his term. All officers serve at the discretion of the board of Directors. There are no family relationships between members of the Board of Directors or any executive officers of the Company.

COMMITTEES AND BOARD COMPENSATION

     The Board of Directors conducts its business through meetings of the Board of Directors and through its committees. In accordance with the Bylaws of the Company, the Board of Directors has established a Compensation Committee, an Audit Committee and a Stock Option Committee. The Board of Directors does not currently utilize a nominating committee or committee performing similar functions.

COMPENSATION COMMITTEE

     The Compensation Committee reviews and makes recommendations to the Board of Directors concerning major compensation policies and compensation of officers and executive employees. This committee is comprised of Directors Holmes, Sowell and Van Duyn.

AUDIT COMMITTEE

     The Audit Committee acts on behalf of the Board of Directors with respect to the Company's financial statements, record-keeping, auditing practices and matters relating to the Company's independent public accountants, including recommending to the Board of Directors the firm to be engaged as independent public accountants for the next fiscal year; reviewing with the Company's independent public accountants the scope and results of the audit and any related management letter; consulting with the independent public accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approving professional services by the independent public accountants; and reviewing the independence of the independent public accountants. The Audit Committee is comprised of Directors Holmes, Matthews and Portnoy.

DIRECTORS' COMPENSATION

     Directors are not paid a fee for attending Board of Director or committee meetings, but are reimbursed for their travel expenses to and from the meetings.

     Outside directors were granted stock options under the Company's 1993 Stock Option Plan at the time of their election or appointment to the Board of Directors from April 1994 until January 1997, when the Board of Directors approved the Company's 1997 Non-Employee Director Plan. See "Item 6. Executive Compensation--Benefit Plans--1997 Non-Employee Director Plan."

ITEM 6.   EXECUTIVE COMPENSATION.

     The following Summary Compensation Table sets forth information concerning compensation of the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executive Officers") for each of the three fiscal years ended September 30, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                      LONG-TERM COMPENSATION AWARDS
                             ------------------------------------------------
                                       ANNUAL COMPENSATION   SECURITIES UNDER
                             FISCAL    -------------------     OPTIONS/SARS
PRINCIPAL POSITION            YEAR     SALARY($)    BONUS       GRANTED(#)
------------------            ----     ---------    -----      ------------

Mark C. Holliday              1996     $127,341    $     0        100,000
Chairman of the Board         1995      125,000          0        110,000
and Chief Executive Officer   1994       62,500(1)       0        200,000

Gary W. Pankonien             1996       95,336     66,664        150,000
President and                 1995          N/A        N/A            N/A
Chief Operating Officer       1994          N/A        N/A            N/A

Benjamin S. Marz              1996      103,262          0              0
Vice President of Sales       1995      102,000          0              0
and Customer Service          1994       40,625(2)       0        100,000

--------------------
(1) Amount shown reflects Mr. Holliday's salary from February 14, 1994, the beginning date of his employment with the Company, through the end of fiscal 1994.
(2) Amount shown reflects Mr. Marz's salary from April 18, 1994, the beginning date of his employment with the Company, through the end of fiscal 1994.

STOCK OPTION GRANTS

     The following table provides information related to stock options granted to the named executive officers during fiscal 1996 and the first three months of fiscal 1997:

                       INDIVIDUAL GRANTS
                  ------------------------------------                  POTENTIAL REALIZABLE
                                   % OF TOTAL                             VALUE AT ASSUMED
                    NUMBER OF       OPTIONS                             ANNUAL RATES OF STOCK
                    SECURITIES     GRANTED TO   EXERCISE                PRICE APPRECIATION FOR
                    UNDERLYING     EMPLOYEES    OR BASE                     OPTION TERM(2)
                      OPTIONS      IN FISCAL     PRICE     EXPIRATION   ----------------------
NAME               GRANTED(#)(1)      1996       ($/SH)       DATE        5%($)       10%($)
----               -------------  ----------    --------   ----------     -----       -------
Mark C. Holliday      100,000        12.3%        $3.62      3/27/01     $100,014    $221,005

Gary W. Pankonien     150,000        18.5%         3.69      5/09/01      152,922     337,917

Benjamin S. Marz            0           -             -            -            -           -

-------------------
(1) For each named executive officer, the option listed represents a grant under the Company's 1993 Stock Option Plan. See "Executive Compensation - Employee Benefit Plans--1993 Stock Option Plan." The options granted in 1996 are exercisable one-third on each of the three anniversaries following the date of grant.

(2) Calculation based on stock option exercise price over period of option assuming annual compounding. The columns present estimates of potential values based on certain mathematical assumptions. The actual value, if any, that an executive officer may realize is dependent upon the market price on the date of option exercise.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information related to stock options exercised by the named executive officers during the 1996 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                        INDIVIDUAL GRANTS
                      ------------------------------------------------------
                                                    NUMBER OF SECURITIES          VALUE(1) OF UNEXERCISED
                         SHARES                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                        ACQUIRED                    OPTIONS AT FY END(#)            OPTIONS AT FY END($)
                      UPON OPTION     VALUE     ----------------------------    ----------------------------
NAME                  EXERCISE(#)    REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                  -----------    --------   -----------    -------------    -----------    -------------
Mark C. Holliday            0          N/A        169,999          240,001        $329,032       $253,068

Gary W. Pankonien           0          N/A              0          150,000             N/A         39,000

Benjamin S. Marz            0          N/A         66,666           33,334         189,998         95,002

-------------------
(1) Market value of the underlying securities at September 30, 1996 ($3.95), minus the exercise price.

EMPLOYEE BENEFIT PLANS

401(k) RETIREMENT PLAN

     On May 21, 1996, the effective date of the Company's acquisition of 1st Tech, the Company adopted the 1st Tech 401(k) Plan (the "401(k) Plan"). Participation in the 401(k) Plan is offered to eligible employees of the Tanisys Group (collectively, the "Participants"). Generally, all employees of the Tanisys Group who are 21 years of age and who have completed six months of service during which they worked at least 500 hours are eligible for participation in the 401(k) Plan.

     The 401(k) Plan is a form of defined contribution plan that provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). Since its adoption of the 401(k) Plan, the Company has not made any matching contributions, but may elect in the future to make matching contributions of up to 100% of the first 6% of a Participant's compensation contributed as salary deferral.

STOCK OPTION PLANS

     1993 STOCK OPTION PLAN.

     ADMINISTRATION OF THE PLAN. The Company's 1993 Stock Option Plan (as thereafter amended, the "1993 Option Plan") is administered by a committee (the "Stock Option Committee") of three members of the Board of Directors. The Stock Option Committee currently consists of three non-employee members of the Board of Directors, Parris H. Holmes, Jr., James E. Sowell and Theodore W. Van Duyn. The 1993 Option Plan grants broad authority to the Stock Option Committee to grant options to key employees and consultants selected by the Stock Option Committee; to determine the number of shares subject to options; the exercise or purchase price per share, subject to VSE requirements; the appropriate periods and methods of exercise and requirements regarding the vesting of options; whether each option granted shall be an incentive stock option ("ISO") or a non-qualified stock option ("NQSO") and whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any. In making such determinations, the Stock Option Committee may take into account the nature and period of service of eligible participants, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Stock Option Committee in its discretion deems relevant.

     The 1993 Option Plan further directs the Stock Option Committee to set forth provisions in option agreements regarding the exercise and expiration of options according to stated criteria. The Stock Option Committee oversees the methods of exercise of options, with attention being given to compliance with appropriate securities laws and regulations.

     The options have certain anti-dilution provisions and are not assignable or transferable, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of an optionee, the options granted under the 1993 Option Plan are exercisable only by the optionee or his or her guardian or legal representative. The Company or its subsidiaries may not make or guarantee loans to individuals to finance the exercise of options under the 1993 Option Plan. The duration of options granted under the 1993 Option Plan cannot exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an ISO).

     GENERAL. The 1993 Option Plan was approved by the Company's stockholders on March 31, 1994 and adopted by the Board of Directors on October 25, 1993. The purposes of the 1993 Option Plan are to advance the best interests of the Tanisys Group by providing its employees and consultants who have substantial responsibility for the Tanisys Group's management, success and growth, with additional incentive and to increase their proprietary interest in the success of the Tansiys Group, thereby encouraging them to remain in the Tanisys Group's employ or service.

     The 1993 Option Plan provides for the grant of ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify under Section 422 of the Code ("NQSOs"). The option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant, or 100% of fair market value with respect to any ISO issued to a holder of 10% or more of the Company's shares. The exercise price of NQSOs also is limited to the fair market value of the Common Stock on the date of grant. Common Stock issued under the 1993 Option Plan may be newly issued or treasury shares. The 1993 Option Plan does not permit the use of already owned Common Stock as payment for the exercise price of options. If any option granted under the 1993 Option Plan terminates, expires or is surrendered, new options may thereafter be granted covering such shares.

     Under the terms of the 1993 Option Plan, 2,600,000 shares of Common Stock have been reserved for the granting of options. At February 28, 1997, options to purchase 1,909,900 shares had been granted under the 1993 Option Plan, leaving 690,100 shares available for future grants under the 1993 Option Plan. In addition, at February 28, 1997, options to purchase 142,500 shares ("compensation contract options") had been granted outside the 1993 Option Plan, prior to its adoption. The compensation contract options vested one third on each of the first three anniversaries of the date of grant, are exercisable for five years after the date of grant and included grants of options for 45,000 shares each to three non-employee directors of the Company and 20,000 shares to a design engineer employed by the Company. The exercise price for each of the compensation contract option grants represents the average closing price of the Common Stock as quoted on the VSE for the two-week trading period preceding the date of grant.

     AMENDMENT AND TERMINATION OF THE 1993 OPTION PLAN. The 1993 Option Plan terminates on October 24, 2003. The Stock Option Committee is authorized to amend or terminate the 1993 Option Plan at any time, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the aggregate number of shares which may be issued under options pursuant to the provisions of the 1993 Option Plan; (ii) reduce the option price at which an ISO may be granted to an amount less than the fair market value per share at the time such option is granted; (iii) change the class of employees eligible to receive options; (iv) materially modify the requirements as to affiliate eligibility for participation in the 1993 Option Plan; (v) materially increase the benefits accruing to participants under the 1993 Option Plan; or (vi) effect an amendment that would cause ISOs issued pursuant to the 1993 Option Plan to fail to meet the requirements of "incentive stock options" as defined in Section 422 of the Code, provided, however, that the Stock Option Committee shall have the power to make such changes in the 1993 Option Plan and in the regulations and administrative provisions thereunder or in any outstanding option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any ISOs granted pursuant to the Plan to continue to qualify as "incentive stock options" under the Code and the regulations which may be issued thereunder as in existence from time to time.

     1997 NON-EMPLOYEE DIRECTOR PLAN.

     ADMINISTRATION OF THE PLAN. The Company's 1997 Non-Employee Director Plan (the "Director Plan") is administered by the Board of Directors. The Director Plan authorizes the granting of nonqualified options to eligible persons.

     GENERAL. The Director Plan was adopted by the Company's Board of Directors on January 15, 1997. Prior to this date, non-employee directors were granted options under the 1993 Option Plan. The purpose of the plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     The Director Plan authorizes the granting to non-employee directors (totaling five eligible individuals at February 28, 1997) of nonqualified options ("Director Options") exercisable for the purchase of 25,000 shares of Common Stock on the date they are elected or appointed to the Board of Directors, whether at the annual meeting of stockholders or otherwise, at an exercise price equal to the fair market value of the Common Stock on the date such non-employee director is elected or appointed. In addition, upon their re-election, each non-employee director receives, on the first business day after the date of each annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders immediately following the full vesting of any previously granted Director Option, a Director Option to purchase an additional 25,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. In each case, such Director Options vest in three equal portions over three years from the first date of the individual's service to the Company as a director or date of grant, as the case may be, and are exercisable for a period of five years from the date of grant.

     The Director Plan also provides for the granting of discretionary options ("Discretionary Options") from time to time by the Board of Directors to any non-employee director of the Company. The Discretionary Options will vest according to the vesting schedule determined by the Board of Directors and will expire five years from the date of grant. At least six months must elapse from the date of the acquisition of the Discretionary Option to the date of disposition of the Director Fee Option (other than upon exercise or conversion) or its underlying Common Stock.

     Common Stock issued under the Director Plan may be newly issued or treasury shares. Already owned Common Stock may be used as payment for the exercise price of options if approved by the Board of Directors at the time of exercise. If any option granted under the Director Plan terminates, expires or is surrendered, new options may thereafter be granted covering such shares.

     Under the terms of the Director Plan, 800,000 shares of Common Stock (subject to certain adjustments) have been reserved for issuance upon exercise of Director Options and Discretionary Options, including options for 287,500 shares previously granted to current outside directors under the 1993 Option Plan. At February 28, 1997, no options had been granted under the Director Plan except for the 287,500 shares previously granted under the 1993 Option Plan. Options, once granted and to the extent vested and exercisable, will remain exercisable throughout their term, except that the unexercised portion of a Director Option will terminate 30 days after the date an optionee ceases to be a director for any reason other than death, in which case the Director Option will terminate one year after the optionee's death or six months after the optionee's death if the death occurs during the 30-day period referenced above.

     TERMINATION OF THE DIRECTOR PLAN. The Director Plan terminates on January 15, 2007, and any Director Option or Discretionary Option outstanding on such date will remain outstanding until it has either expired or been exercised.

EMPLOYMENT AGREEMENTS

     Effective February 15, 1994 and April 18, 1994, the Company entered into employment agreements with Mr. Holliday and Mr. Marz, respectively, with a term of one year, after which they continue on a month-to-month basis until terminated by the Company or the employee upon 120 days' notice as provided therein. Pursuant to the terms of the employment agreements, annual base salaries are $127,341 for Mr. Holliday and $103,262 for Mr. Marz.

     The Company entered into an employment agreement with Gary W. Pankonien effective May 21, 1996 with a term of two years and automatic annual renewals if mutually agreed upon by the Company and the employee. The Company or the employee may terminate the agreement upon giving notice at least 30 days prior to the expiration of the then current term. Pursuant to the terms of the employment agreement, Mr. Pankonien's annual base salary is $125,000. In addition, he will be paid minimum bonuses of $200,000 and $150,000 payable pro rata on a monthly basis during the first and second years of employment, respectively. In the event the employment relationship is terminated by the Company during the initial two-year term, other than for "cause" as defined therein, the employee is entitled to receive, within 45 days of such termination, salary, bonus and other benefits which would have been payable for a 24-month period based on amounts in effect on the termination date, but in no event less than a total of $300,000. The agreement also provides that in the event his employment is terminated, Mr. Pankonien will continue to be a Director of the Company as long as he beneficially owns at least 1,000,000 shares of Common Stock he received as consideration for the acquisition by the Company of 1st Tech.

     Effective July 11, 1996, the Company entered into an employment agreement with Joe Davis with a term of one year, after which the agreement continues on a month-to-month basis until terminated by the Company or the employee upon 120 days' notice as provided therein. Pursuant to the terms of the employment agreement, Mr. Davis' annual base salary is $115,000 and he was granted a stock option under the 1993 Option Plan, exercisable over a five-year period, for the purchase of an aggregate of 120,000 shares of Common Stock at $3.13 per share. The shares underlying the option vest one-third on each of the first three anniversaries of the grant date.

     The Company entered into an employment agreement with Guy Fielder effective October 11, 1996. The employment agreement has a one-year term after which it continues on a month-to-month basis until terminated by the Company or the employee upon 120 days' notice as provided therein. Pursuant to the terms of the employment agreement, Mr. Fielder's annual base salary is $96,000 and he was granted a stock option under the 1993 Option Plan, exercisable over a five-year period, for the purchase of an aggregate of 100,000 shares of Common Stock at $4.17 per share. The shares underlying the option vest one-third on each of the first three anniversaries of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Holmes, Sowell and Van Duyn comprise the Compensation Committee of the Board of Directors of the Company.

     Parris H. Holmes, Jr., Vice Chairman of the Board and a member of the Audit, Compensation and Stock Option Committees, is Chairman of the Board and Chief Executive Officer of Billing Information Concepts Corp. and is Chairman of the Board of U.S. Long Distance Corp.

     James E. Sowell, a Director of the Company and a member of the Compensation and Stock Option Committees, is a Director and serves on the Audit and Compensation Committees of Billing Information Concepts Corp.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Upon the closing of the acquisitions of 1st Tech and DarkHorse on May 21, 1996, Parris H. Holmes, Jr., Vice Chairman of the Company's Board of Directors, was paid a consulting bonus fee of 207,500 shares of Common Stock, representing 5% of the aggregate shares of Common Stock issued in connection with such acquisitions. These shares were issued in payment for services rendered in connection with the acquisitions, including consulting and negotiation strategies. Based on the closing price of the Common Stock on May 21, 1996, the value of these shares was $871,500.

     Upon the acquisitions of 1st Tech and DarkHorse by the Company on May 21, 1996, Gary W. Pankonien, the principal stockholder of 1st Tech and one of the principal stockholders of DarkHorse, was issued an aggregate of 1,995,000 shares of Common Stock in exchange for shares of 1st Tech and DarkHorse owned by him. The 1,995,000 shares had a total value of $8,379,000 based on the closing price of the Common Stock on May 21, 1996. Mr. Pankonien also was granted a stock option under the 1993 Option Plan, exercisable over a five-year period, for the purchase of an aggregate of 150,000 shares of Common Stock at $3.69 per share. The shares underlying the option vest one-third on each of the first three anniversaries of the grant date. In connection with the acquisitions, Mr. Pankonien was granted the right to designate two individuals for appointment to the Company's Board of Directors and to name an advisory director. Mr. Pankonien and Alan Portnoy were appointed Directors, and Archer Lawrence became an advisor to the Board of Directors, in July 1996.

     On May 21, 1996, 1st Tech purchased a Quad QSP-2 High Speed Fine Pitch Surface Mount Assembly System from Gary Pankonien for $225,000. Previously, this equipment had been leased by Mr. Pankonien. The purchase price represented the fair market value of the equipment, and the price and terms are similar to what could have been obtained from a third party.

     Since the May 21, 1996 effective date of the Company's acquisition of 1st Tech, the Tanisys Group has paid $10,000 to 1st Tech Molding, Inc., a private company owned 45% by Mr. Pankonien, as payment for plastic packaging products required for various products manufactured by the Tanisys Group. In addition, the Tanisys Group has paid 1st Tech Molding, Inc. $25,000 as an advance for product currently being produced for DarkHorse but not yet invoiced by 1st Tech Molding, Inc. The prices and terms are similar to what could have been obtained from a third party.

     The Company paid a fee for consulting services of 45,555 shares of Common Stock to Parris H. Holmes, Jr. upon the closing of its $1,600,000 equity financing effective December 20, 1995, which shares had a total value of $91,110 based on the closing price of the Common Stock on December 20, 1995.

     On October 3, 1994, the Company has entered into a Consulting Contract with Mr. Holmes for services outside his responsibility as a member of the Company's Board of Directors, including assisting with financial planning, capital structure and development of corporate strategy. The contract was amended on June 22, 1995. During fiscal year 1996, Mr. Holmes was paid $8,000 per month from October 1995 through May 1996 with a final payment of $3,000 for June 1996. A total of $67,000 was paid to Mr. Holmes under this Consulting Contract.

     Since June 1, 1996, the Tanisys Group has reimbursed Mr. Holmes $49,913 for expenses incurred in connection with issues involving corporate finance, business operations and business opportunities.


ITEM 8.  LEGAL PROCEEDINGS.

     At the date hereof, there are no pending, or to the best knowledge of the Company, threatened matters involving litigation involving the Company.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION

     Since March 20, 1995, the Common Stock has been traded on the VSE under the symbol "TNS.U," with prices quoted in U.S. dollars. From July 11, 1994 to March 19, 1995, the Common Stock was traded on the VSE under the symbol "TNS," with prices quoted in Canadian dollars. From July 7, 1993 to July 10, 1994, the Common Stock was traded under the symbol "RSG," with prices quoted in Canadian dollars. In January 1993, the Company voluntarily deemed itself inactive and its Common Stock did not trade until July 7, 1993.

     The table below sets forth the high and low closing prices of the Common Stock from October 1, 1994 through March 7, 1997, as reported by the VSE. These price quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                              COMMON STOCK
                                         ---------------------
          QUARTER ENDED                  HIGH             LOW
          -------------                  -----           -----
          FISCAL 1995:
          December 31, 1994 (1)          $3.54           $2.22
          March 31, 1995 (2)              5.24            2.95
          June 30, 1995                   3.95            2.05
          September 30, 1995              3.80            1.85

          FISCAL 1996:
          December 31, 1995              $3.00           $1.70
          March 31, 1996                  4.90            2.45
          June 30, 1996                   5.20            3.25
          September 30, 1996              4.20            2.50

          FISCAL 1997:
          December 31, 1996              $6.25           $3.50
          January 1 through
          March 7, 1997                  $5.35           $3.25

-------------------
(1) Closing prices were quoted in Canadian dollars during this quarter, converted at a rate of .73 per $1.00 Cdn. on December 5, 1994 (high for the quarter) and .74 per $1.00 Cdn. on October 26, 1994 (low for the quarter).

(2) Closing prices were quoted in Canadian dollars through March 17, 1995, converted at a rate of .71 per $1.00 Cdn. on February 16, 1995 (high for the quarter).

HOLDERS

     On March 7, 1997, the closing price of the Common Stock on the VSE was $3.35 per share. At March 7, 1997, there were 248 registered holders of record of the Common Stock, and the number of beneficial holders was unknown.

DIVIDENDS

     To date, the Company has not declared or paid any dividends with respect to the Common Stock, and the current policy of the Board of Directors is to retain earnings, if any, to provide for the growth of the Company's business. Consequently, no cash dividends are expected to be paid on the Common Stock in the foreseeable future. Further, there can be no assurance that the proposed operations of the Company will generate the revenue and cash flow needed to declare a cash dividend or that the Company will have legally available funds to pay dividends at any time in the future. In addition, the Company's bank borrowings prohibit the payment of cash dividends.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company believes that the transactions set forth below were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act. In connection with each of these transactions, the shares were sold to a limited number of persons, all of whom were accredited investors as defined by Item 501 of Regulation D of the Securities and Exchange Commission (the "Commission"), such persons were provided access to all relevant information regarding the Company and/or represented to the Company that they were "sophisticated" investors, and such persons represented to the Company that the shares were purchased for investment purposes only and with no view to distribution. Restrictive legends were placed on all stock certificates.

     On August 24, 1994, the Company sold an aggregate of 1,500,000 shares of Common Stock to 13 accredited investors for cash at an offering price of $1.00 per share. These purchasers also received nontransferable Class A Stock Purchase Warrants (the "Class A Warrants") to purchase an aggregate of 1,500,000 shares of Common Stock. Each Class A Warrant entitled the holder thereof to purchase, at any time until August 31, 1995, one share of Common Stock at an exercise price of $1.00, subject to adjustment. If the Class A Warrants were not exercised during such period, each Class A Warrant entitled the holder thereof to purchase, at any time from September 1, 1995 until August 31, 1996, one share of Common Stock at an exercise price of $1.25, subject to adjustment. All of the Class A Warrants were exercised prior to their expiration date of August 31, 1996.

     On May 8, 1995, the Company sold an aggregate of 900,000 shares of Common Stock to 11 accredited investors for cash at an offering price of $2.00 per share. The purchasers also received nontransferable Class B Stock Purchase Warrants (the "Class B Warrants"). Each Class B Warrant entitled the holder thereof to purchase, at any time until May 8, 1996, one share of Common Stock at an exercise price of $2.00, subject to adjustment. If the Class B Warrants were not exercised during such period, each Class B Warrant entitles the holder thereof to purchase, at any time from May 9, 1996 until May 8, 1997, one share of Common Stock at an exercise price of $2.30, subject to adjustment. Following May 8, 1997, the Class B Warrants will no longer be exercisable and will have no value. At February 28, 1997, Class B Warrants have been exercised for the purchase an aggregate of 115,000 shares of Common Stock.

     In October 1995, a warrant granting the right to acquire 34,000 shares of Common Stock for a period of two years was issued to W. Audie Long, Esq., an unaffiliated party, as payment for legal services rendered. The warrant entitled the holder to purchase, at any time until October 12, 1996, one share of Common Stock at an exercise price of $2.00 per share, subject to adjustment, and if not exercised during such period, entitles the holder to purchase at any time until October 13, 1997, one share of Common Stock at an exercise price of $2.25 per share, subject to adjustment. Following October 13, 1997, this warrant will no longer be exercisable and will have no value. At February 28, 1997, the warrant had not been exercised.

     In December 1995, the Company sold an aggregate of 941,177 shares of Common Stock to 11 accredited investors for cash at an offering price of $1.70 per share. The purchasers also received nontransferable Class C Stock Purchase Warrants (the "Class C Warrants"). Each Class C Warrant entitled the holder to purchase, at any time until December 20, 1996, one share of Common Stock at an exercise price of $1.70 per share, subject to adjustment. If the Class C Warrants have not been exercised during such period, each Class C Warrant entitles the holder to purchase, at any time from December 21, 1996 until December 20, 1997, one share of Common Stock at an exercise price of $1.95 per share, subject to adjustment. Following December 20, 1997, the Class C Warrants will no longer be exercisable and will have no value. At February 28, 1997, Class C Warrants have been exercised for the purchase an aggregate of 544,118 shares of Common Stock.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 50,000,000 shares of no par value Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), which is subject to designation and issuance by the Board of Directors in the future. On February 28, 1997, there were 16,635,155 shares of Common Stock outstanding and held of record by approximately 248 registered stockholders, and the number of beneficial holders was unknown. There are currently no outstanding shares of Preferred Stock. At February 28, 1997, there were a total of 3,555,959 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the 1993 Option Plan, compensation contract options and the Warrants. See "Executive Compensation--Employee Benefit Plans" and "Warrants" below.

COMMON STOCK

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. See "Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters - Dividend Policy." Each share of Common Stock entitles the holder thereof to one vote upon matters voted upon by the stockholders. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of each class of the Board of Directors. Except as otherwise required by applicable Wyoming law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders, except that a plurality vote is sufficient to elect directors.

     The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights or privileges. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. All shares of Common Stock now outstanding are fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series, without further stockholder approval or action, with such designations, powers, limitations, restrictions, qualification, rights, preferences and privileges as the Board of Directors may determine.

WARRANTS

     The Company currently has outstanding three series of Warrants to purchase Common Stock. The Class B and Class C Warrants were issued to investors purchasing shares of Common Stock in equity financings closed effective August 24, 1994 and December 20, 1995, respectively. In addition, a warrant was issued in October 1995 to W. Audie Long, Esq., an unaffiliated party, in payment of legal fees. The Class B Warrants, the October 1995 warrant and the Class C Warrants are referred to herein as the "Warrants."

     CLASS B WARRANTS. A total of 900,000 Class B Warrants were issued in May 1995 in connection with the Company's $1,800,000 equity financing. Each Class B Warrant entitled the holder thereof to purchase, at any time until May 8, 1996, one share of Common Stock at an exercise price of $2.00 per share, subject to adjustment. Class B Warrants not exercised as of May 8, 1996 entitle the holders thereof to purchase, at any time from May 9, 1996 until May 8, 1997, one share of Common Stock at an exercise price of $2.30, subject to adjustment. Following May 8, 1997, the Class B Warrants will no longer be exercisable and will have no value. At February 28, 1997, Class B Warrants have been exercised for the purchase of 15,000 shares of Common Stock at $2.00 per share and 100,000 shares at $2.30 per share.

     OCTOBER 1995 WARRANT. In October 1995, a warrant granting the right to acquire 34,000 shares of Common Stock for a period of two years was issued to W. Audie Long, Esq., an unaffiliated party, in payment for legal services rendered. This warrant entitled the holder to purchase, at any time until October 12, 1996, one share of Common Stock at an exercise price of $2.00 per share, subject to adjustment, and if not exercised during such period, entitles the holder to purchase at any time until October 13, 1997, one share of Common Stock at an exercise price of $2.25 per share, subject to adjustment. Following October 13, 1997, this warrant will no longer be exercisable and will have no value. At February 28, 1997, this warrant had not been exercised.

     CLASS C WARRANTS. A total of 941,177 Class C Warrants were issued as of December 1995 in connection with the Company's $1,600,000 equity financing.
Each Class C Warrant entitles the holder thereof to purchase, at any time until December 20, 1996, one share of Common Stock at an exercise price of $1.70 per share, at any time until December 20, 1996, subject to adjustment. If the Warrants have not exercised, then for the period December 21, 1996 to December 20, 1997, each Class C Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.95 per share, subject to adjustment. At February 28, 1997, Class C Warrants have been exercised for the purchase of 544,118 shares Common Stock at $1.70 per share.

     The Warrants may be exercised in whole only upon surrender of the Certificate therefor on or prior to the expiration dates at the offices of the Company with the Exercise Form attached to the certificate duly completed and executed, accompanied by payment (in the form of cash or certified or bank cashier's check payable to the order of the Company) of the full exercise price.

     The Warrants contain provisions that provide for adjustment of the exercise price in the event the outstanding shares of Common Stock shall be subdivided into a greater number of shares, a non-cash dividend in Common Stock shall be paid in respect of Common Stock or the outstanding shares of Common Stock shall be combined into a smaller number of shares thereof.

     The Company is not required to issue fractional shares, and in lieu thereof, will make a cash payment based upon the current estimated fair market value of such fractional shares. The registered owner of a Warrant will not possess any rights as a stockholder of the Company unless and until the

Warrant is exercised. Upon the respective expiration date of the Warrants, they will no longer be exercisable for shares of Common Stock and will not have any value.

     TRANSFER AGENT. The Company's transfer agent and registrar is Montreal Trust Company of Canada, Vancouver, B.C., Canada.

CERTAIN PROVISIONS OF THE ARTICLES AND THE BYLAWS

     Certain provisions in the Articles and Bylaws and the Wyoming Business Corporation Act (the "WBCA") could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantage of discouraging third party proposals that may be favored by some stockholders because, among other things, negotiation of such proposals could result in an improvement of their terms.

     CLASSIFIED BOARD OF DIRECTORS. The Articles and the Bylaws provide that the Board of Directors is divided into three classes of directors, each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms, and approximately one-third of the directors sit for election at each annual meeting of the Company's stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest because such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. The Bylaws provide that the number of directors will be fixed from time to time exclusively by the Board of Directors but shall consist of not more than 15 nor less than 3 directors. The Company's Bylaws allow the Board of Directors to increase the number of directors from time to time and to fill any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors. This provision gives the Board of Directors flexibility to deal with an attempted hostile takeover by a stockholder who may acquire a majority voting interest in the Company without paying a premium therefor. This provision allows the Board of Directors to increase its size and prevent a "squeeze-out" of any remaining minority interest soon after a new majority stockholder gains control over the Company. However, the Company's Bylaws permit the removal of a director with or without cause.

     PREFERRED STOCK. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, making removal of present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of the Common Stock or adversely affecting the market price of the Common Stock. In addition, the voting and conversion rights of any class or series of Preferred Stock issued by the Company could adversely affect, among other things, the voting rights of existing stockholders.

     STOCK OPTIONS. The Company's 1993 Option Plan provides that in the event of a change in control of the Company, the Stock Option Committee may waive vesting limitations to provide that all options then outstanding shall be exercisable in full. For the purposes of the 1993 Option Plan, a "change in control" of the Company shall mean a change in control of a nature that is reportable in response to Item 5(f) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof, provided that, without limitation, such a change in control shall be deemed to have occurred if: (i) any "person" (as such term is used in the Exchange Act) that does not own, directly or indirectly, any shares of the Company's capital stock on the date of adoption of the 1993 Option Plan is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Company may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, amendment, vote of stockholders or otherwise.

LIMITATION OF LIABILITY

     Article 12 of the Articles provides that no director shall be personally liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 17-16-834 of the Wyoming Business Company Act (the "WBCA") or any amendment thereto or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Company or its shareholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, (iv) shall have derived an improper personal benefit, or (v) shall have voted for or assented to a distribution made in violation of Section 17-16-640 of the WBCA or the Articles of the Company if it is established that he did not perform his duties in compliance with Section 17-16-830 of the WBCA.

     This provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. However, this provision, together with the provision described above that requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     NONE.


ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE.

     NONE.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS. Included at the page indicated are (i) the consolidated condensed financial statements of the Company and its wholly owned subsidiaries, 1st Tech and DarkHorse, at December 31, 1996 and for the three months of fiscal 1997 and 1996; (ii) the consolidated financial statements of the Company, 1st Tech and DarkHorse at September 30, 1996 and 1995 and for the fiscal years ended September 30, 1996, 1995 and 1994 and the related report of the Company's independent public accountants thereon; (iii) the combined financial statements at March 31, 1996 and 1995 and for the three months of 1996 and 1995; (iv) the combined financial statements of 1st Tech and DarkHorse at December 31, 1995 and 1994 for the fiscal years ended December 31, 1995, 1994 and 1993 and the related report of the Company's independent public accountants thereon; and (v) pro forma combined statement of operations for the Company, 1st Tech and DarkHorse for the fiscal year ended September 30, 1996.

     ITEM                                                              PAGE
     ----                                                              ----
     INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS:
       Consolidated Balance Sheets - December 31, 1996 (Unaudited)
        and September 30, 1996........................................   58
       Consolidated Condensed Statements of Loss - For the Three-Month
        Periods Ended December 31, 1996 and 1995 (Unaudited)..........   59
       Consolidated Condensed Statements of Cash Flows - For the
        Three-Month Periods Ended December 31, 1996 and 1995
        (Unaudited)...................................................   60
       Notes to Interim Consolidated Condensed Financial Statements
        (Unaudited)...................................................   61

     CONSOLIDATED FINANCIAL STATEMENTS AT SEPTEMBER 30, 1996 AND 1995
      AND FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994:
       Report of Independent Public Accountants as to the Company's
        financial statements..........................................   64
       Consolidated Balance Sheets of the Company at September 30,
        1996 and 1995.................................................   65
       Consolidated Statements of Loss of the Company for the Years
        Ended September 30, 1996, 1995 and 1994.......................   66
       Consolidated Statements of Stockholders' Equity of the Company
        for the Years Ended September 30, 1996, 1995 and 1994.........   67
       Consolidated Statements of Cash Flows of the Company for the
        Years Ended September 30, 1996, 1995 and 1994.................   68
       Notes to the Company's Consolidated Financial Statements.......   69

     COMBINED FINANCIAL STATEMENTS AT AND FOR THE THREE MONTHS ENDED
      MARCH 31, 1996 AND 1995 (UNAUDITED):
       Combined Balance Sheets - March 31, 1996 and 1995..............   82
       Combined Statements of Income and Retained Earnings - For the
        Three-Month Periods Ended March 31, 1996 and 1995.............   83
       Combined Statements of Cash Flows - For the Three-Month
        Periods Ended March 31, 1996 and 1995.........................   84

     1ST TECH AND DARKHORSE COMBINED FINANCIAL STATEMENTS AT
      DECEMBER 31, 1995 AND FOR THE FISCAL YEARS ENDED DECEMBER 31,
      1995, 1994 AND 1993:
       Report of Independent Public Accountants as to 1st Tech's and
        DarkHorse's financial statements...............................  86
       1st Tech and DarkHorse Combined Balance Sheets at December 31,
        1995 and 1994..................................................  87

       1st Tech and DarkHorse Combined Statements of Income for the
        Years Ended December 31, 1995, 1994 and 1993...................  88
       1st Tech and DarkHorse 1995 and 1994 Combined Statements of
        Stockholders' Equity for the Years Ended December 31, 1995,
        1994 and 1993..................................................  89
       1st Tech and DarkHorse Combined Statements of Cash Flows for the
        Years Ended December 31, 1995, 1994 and 1993...................  90
       Notes to Combined Financial Statements of 1st Tech and
        DarkHorse......................................................  92

     PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE COMPANY,
      1ST TECH AND DARKHORSE FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
      1996 (UNAUDITED).................................................  99

     TANISYS TECHNOLOGY, INC.
     AND SUBSIDIARIES

     INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
     AT DECEMBER 31, 1996 (UNAUDITED) AND SEPTEMBER 30, 1996
     AND FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995 (UNAUDITED)

                        PART I.  FINANCIAL INFORMATION
              ITEM 1.  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                   TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                (UNAUDITED)
                                                                DECEMBER 31,  SEPTEMBER 30,
                                                                    1996         1996
                                                               -------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents                                    $  1,794,323   $  2,689,569
  Trade accounts receivable, net of allowance of $98,450 and
    $84,557, respectively                                         6,383,341      5,069,399
  Accounts receivable from related parties                           17,691         17,691
  Inventory                                                       2,043,833      1,804,458
  Prepaid expense                                                   391,159        217,570
                                                               ------------   ------------
      Total current assets                                       10,630,347      9,798,687
                                                               ------------   ------------
Property and equipment, net of accumulated depreciation of
    $1,081,516 and $906,589, respectively                         2,131,481      1,817,479
Incorporation costs, net                                                896          1,024
Patents and trademarks, net                                          87,905         84,337
Goodwill, net of accumulated amortization of $2,390,333 and
    $1,493,958, respectively                                      4,780,665      5,677,040
Other assets                                                         84,127         84,000
                                                               ------------   ------------
                                                               $ 17,715,421   $ 17,462,567
                                                               ------------   ------------
                                                               ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $  2,762,142   $  2,920,530
  Accounts payable to related parties                                     -         64,618
  Accrued liabilities                                               582,621        929,376
  Revolving credit note                                           4,445,851      3,075,000
                                                               ------------   ------------
      Total current liabilities                                   7,790,614      6,989,524
                                                               ------------   ------------
  Obligations under capital lease                                   111,059        123,000
                                                               ------------   ------------
      Total liabilities                                           7,901,673      7,112,524
                                                               ------------   ------------
Commitments and contingencies
Stockholders' equity:
  Share capital-Common stock, no par value, 50,000,000 shares authorized, 16,626,655 and 15,978,537 shares issued and
    outstanding at December 31, 1996 and September 30,
    1996, respectively                                           21,634,576     20,469,136
  Accumulated deficit                                           (11,813,883)   (10,112,148)
  Accumulated foreign currency translation adjustment                (6,945)        (6,945)
                                                               ------------   ------------
      Total stockholders' equity                                  9,813,748     10,350,043
                                                               ------------   ------------
                                                               $ 17,715,421   $ 17,462,567
                                                               ------------   ------------
                                                               ------------   ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES

                    CONSOLIDATED CONDENSED STATEMENTS OF LOSS
                                    (UNAUDITED)

                                             FOR THE THREE MONTHS
                                              ENDED DECEMBER 31,
                                              1996           1995
                                              ----           ----
Net sales                                  $15,263,661    $   83,643
Cost of goods sold                          13,668,236         8,969
Gross profit                                 1,595,425        74,674
                                           -----------    ----------
Operating expenses:
  Research and development                     518,708       100,611
  Sales and marketing                          697,986        73,053
  General and administrative                   906,315       298,224
  Depreciation and amortization              1,020,590        18,692
                                           -----------    ----------
      Total operating expenses               3,143,599       490,580
                                           -----------    ----------
Operating loss                              (1,548,174)     (415,906)
                                           -----------    ----------
Other income (expense):
  Interest income                               11,709        14,589
  Interest expense                            (165,270)           --
                                           -----------    ----------
Net loss                                   $(1,701,735)   $ (401,317)
                                           -----------    ----------
Loss per weighted average common share     $     (0.11)   $    (0.04)
                                           -----------    ----------
                                           -----------    ----------
Weighted average number of common shares    16,163,626     9,097,305
                                           -----------    ----------
                                           -----------    ----------

           TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES

     CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                     FOR THE THREE MONTHS
                                                       ENDED DECEMBER 31,
                                                       1996          1995
-----------------------------------------------------------------------------
Cash flows from operating activities:
Net loss                                            $(1,701,735)  $ (401,317)
Adjustments to reconcile net loss to cash used
 in operating activities:
   Depreciation and amortization                      1,020,590       18,692
   (Increase) decrease in accounts receivable        (1,313,942)       3,986
   (Increase) decrease in inventory                    (239,375)       3,987
   Increase in prepaid expense                         (173,589)      (9,610)
   Decrease in accounts payable and
    accrued liabilities                                (569,761)     (86,744)
-----------------------------------------------------------------------------
Net cash used in operating activities                (2,977,812)    (471,006)
-----------------------------------------------------------------------------
Cash flows from investing activities:
   Purchase of fixed assets                            (435,690)      (7,720)
   Patents and trademark costs                           (6,094)      (8,831)
-----------------------------------------------------------------------------
Net cash used in investing activities                  (441,784)     (16,551)
-----------------------------------------------------------------------------
Cash flows from financing activities:
   Net proceeds from issuance of common stock               -        115,000
   Draws (payments) on revolving credit note, net     1,370,851          -
   Principal payments on capital lease obligations      (11,941)         -
   Net proceeds from exercise of stock options           10,440          -
   Net proceeds from exercise of warrants             1,155,000          -
-----------------------------------------------------------------------------
Net cash provided by financing activities             2,524,350      115,000
-----------------------------------------------------------------------------
Decrease in cash and cash equivalents                  (895,246)    (372,557)
Cash and cash equivalents, beginning of period        2,689,569    1,317,024
-----------------------------------------------------------------------------
Cash and cash equivalents, end of period            $ 1,794,323   $  944,467
-----------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
   Interest paid                                    $   165,270   $        0
   Interest received                                $    11,709   $   14,589
Non-cash activity:
   Shares issued to related parties and others
    to satisfy accrued liabilities                  $         0   $   47,000

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          TANISYS TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               (UNAUDITED)

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements present the consolidated financial position, results of operations and cash flows of Tanisys Technology, Inc. and its wholly-owned subsidiaries (the "Company") as of the dates and for the periods indicated. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is recommended that these interim condensed financial statements be read in conjunction with the Company's consolidated financial statements and the notes thereto for the fiscal year ended September 30, 1996 contained in the Company's Registration Statement on Form 10 (SEC File No. 0-29038) filed with the Securities and Exchange Commission on November 27, 1996, as amended by Form 10/A Amendment No. 1 filed January 24, 1997.

In the opinion of management, all adjustments, which are of a normal recurring nature, considered necessary to present fairly the consolidated financial position as of December 31, 1996, the consolidated results of operations for the three-month periods ended December 31, 1996 and 1995 and the consolidated cash flows for the three-month periods ended December 31, 1996 and 1995 have been made.

NOTE 2:  RECEIVABLES

One customer accounted for a significant percentage of the Company's accounts receivable at December 31, 1996. Accounts receivable from one memory module customer represented $1.8 million, or 27%, of the $6.4 million balance of accounts receivable at December 31, 1996. Management believes the receivables will be collected within a year, although there is no assurance that such will be the case. The Company's business, financial condition and results of operations will depend in significant part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers, the success of its customers' products and the general economy. Factors affecting any of the Company's major customers and their respective customers could have a material adverse effect on the Company's business, financial condition and results of operations.

NOTE 3:  INVENTORY

Inventory consists of the following:

                               (Unaudited)           (Audited)
                               December 31,        September 30,
                                   1996                 1996
                                ----------          ----------
Raw materials                   $1,306,194          $1,343,522
Work-in-process                    131,411             203,017
Finished goods                     606,228             257,919
                                ----------          ----------
                                $2,043,833          $1,804,458

NOTE 4:  REVOLVING CREDIT NOTE

At December 31, 1996, the Company did not comply with certain financial covenants. The financial institution has waived compliance with those covenants as of and for the three months ended December 31, 1996. See "Note 7: Subsequent Events" below.

NOTE 5:  SHARE CAPITAL, OPTIONS AND WARRANTS

STOCK OPTIONS

During the first quarter of fiscal 1997, stock options were exercised for the purchase of 4,000 common shares for total gross proceeds of $10,440.

WARRANTS

During the first quarter of fiscal 1997, warrants were exercised for the purchase of 644,118 common shares for total gross proceeds of $1,155,000.

NOTE 6:  COMMITMENTS AND CONTINGENCIES

The Company is not currently using the computer game controller technology, and the associated royalty does not relate to any of the Company's current products.

NOTE 7:  SUBSEQUENT EVENTS

In January 1997, stock options were exercised for the purchase of 8,500 common shares for total gross proceeds of $22,460.


In March 1997, in conjunction with the granting of the waiver of noncompliance with certain financial covenants for the months of January and February 1997, the Tanisys Group agreed with the financial institution to amend the existing credit agreement to establish the maximum amount of borrowings at $5 million until April 18, 1997 and then to reduce such amount by $250 thousand each Friday until the maximum amount is reduced to $4 million. The percentage of qualified accounts receivable was established at 75% until April 4, 1997, 74% until April 18, 1997 and thereafter reduced by 1% each week through the termination date. The net worth requirement is changed to a minimum of $3.5 million; earnings before interest, taxes, depreciation and amortization is required to be an amount greater than zero; and the termination date of the revolving credit agreement is July 1, 1997. The Tanisys Group was in compliance with the covenants in place at the end of March 1997.

At December 31, 1996, the Company had one customer with an accounts receivable balance in excess of $1.7 million, which now exceeds 90 days from invoice date, and the customer has informed the Company that it cannot meet its obligation. The customer currently is negotiating payment by executing a three-year promissory note with the Company. If the negotiations are successful, the Company intends to move this customer's entire balance to a "long-term note receivable" account, and whether or not the negotiations are successful, the Company will make a provision for doubtful accounts for an amount up to the balance of the receivable.

                        TANISYS TECHNOLOGY, INC.
                           AND SUBSIDIARIES

      CONSOLIDATED FINANCIAL STATEMENTS AT SEPTEMBER 30, 1996 AND 1995 AND FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                            ARTHUR ANDERSEN LLP


                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Tanisys Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Tanisys Technology, Inc. (a Wyoming corporation), and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of loss, shareholders' equity and cash flows (as restated, see Note 2) for each of the three years in the period ended September 30, 1996.

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tanisys Technology, Inc., and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.


                                   /s/ ARTHUR ANDERSEN LLP



San Antonio, Texas
October 25, 1996 (except with respect to matter discussed in Note 2, as to which the date is April 22, 1997)

                           TANISYS TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                          (EXPRESSED IN U.S. DOLLARS)


                                                               SEPTEMBER 30,    SEPTEMBER 30,
                                                                   1995             1996
---------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                    $  2,689,569     $  1,317,024
  Trade accounts receivable, net of allowance of $84,557
    and $25,000 in 1996 and 1995, respectively                    5,069,399           60,454
  Accounts receiable from related parties                            17,691               --
  Inventory                                                       1,804,458           15,414
  Prepaid expense                                                   217,570           24,735
---------------------------------------------------------------------------------------------
      Total current assets                                        9,798,687        1,417,627
---------------------------------------------------------------------------------------------
Property and equipment, net (includes $200,000 in 1996 of         1,817,479          118,705
    equipment purchased from a related party, Note 9)
Incorporation costs, net                                              1,024            2,283
Patents and trademarks, net                                          84,337           74,468
Goodwill, net                                                     5,677,040               --
Other assets (includes $25,000 in 1996 of a long-term
  deposit to 1st Tech Molding, a related party, Note 9)              84,000               --
---------------------------------------------------------------------------------------------
                                                               $ 17,462,567     $  1,613,083
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $  2,920,530     $    112,853
  Accounts payable to related parties                                64,618               --
  Accrued liabilities                                               929,376          121,315
  Revolving credit note                                           3,075,000               --
---------------------------------------------------------------------------------------------
      Total current liabilities                                   6,989,524          234,168
---------------------------------------------------------------------------------------------
  Obligations under capital lease                                   123,000               --
---------------------------------------------------------------------------------------------
      Total liabilities                                           7,112,524          234,168
---------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Share capital-Common stock, no par value, 50,000,000 shares authorized, 15,978,537 and 9,065,305 shares issued and
    outstanding in 1996 and 1995, respectively                   20,469,136        7,814,341
  Accumulated deficit                                           (10,112,148)      (6,428,481)
  Accumulated foreign currency translation adjustment                (6,945)          (6,945)
---------------------------------------------------------------------------------------------
      Total stockholders' equity                                 10,350,043        1,378,915
---------------------------------------------------------------------------------------------
                                                               $ 17,462,567     $  1,613,083
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           TANISYS TECHNOLOGY, INC.

                         CONSOLIDATED STATEMENTS OF LOSS
                          (EXPRESSED IN U.S. DOLLARS)

                                               FOR THE YEARS ENDED SEPTEMBER 30,
                                                1996          1995         1994
-----------------------------------------------------------------------------------
Net sales                                  $ 14,988,946   $   358,726   $   113,786
Cost of goods sold                           12,660,900       110,097        33,901
-----------------------------------------------------------------------------------
Gross profit                                  2,328,046       248,629        79,885
-----------------------------------------------------------------------------------
Operating expenses:
  Research and development                    1,079,927       409,805       409,150
  Sales and marketing                         1,177,214     1,358,032       393,786
  General and administrative (Note 9)         1,976,597       913,375     1,028,808
  Depreciation and amortization               1,748,063        71,043        60,472
  Unusual charge                                     --            --       198,739
-----------------------------------------------------------------------------------
      Total operating expenses                5,981,801     2,752,255     2,090,955
-----------------------------------------------------------------------------------
Operating loss                               (3,653,755)   (2,503,626)   (2,011,070)
-----------------------------------------------------------------------------------
Other income (expense):
  Foreign exchange gain                              --         2,290            --
  Interest income                                74,238        56,250        39,145
  Interest expense                             (108,332)           --            --
  Other                                           4,182            --            --
-----------------------------------------------------------------------------------
Net loss                                   $ (3,683,667)  $(2,445,086)  $(1,971,925)
-----------------------------------------------------------------------------------
Loss per weighted average common share     $      (0.31)  $     (0.29)  $     (0.30)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Weighted average number of common shares     11,765,850     8,436,320     6,610,710
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          TANISYS TECHNOLOGY, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (EXPRESSED IN U.S. DOLLARS)

                                                                                 ACCUMULATED
                                                                                   FOREIGN
                                          SHARE CAPITAL                           CURRENCY         TOTAL
                                     -------------------------    ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                       SHARES        AMOUNT         DEFICIT      ADJUSTMENT       EQUITY
------------------------------------------------------------------------------------------------------------
Balance, September 30, 1993           6,495,325    $ 4,468,700     ($2,011,470)     $     0      $2,457,230
Net loss                                            (1,971,925)     (1,971,925)
Private placements                    1,500,000      1,462,756*                                   1,462,756
Foreign currency translation
 adjustment                                                                          (6,945)         (6,945)
------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994           7,995,325      5,931,456      (3,983,395)      (6,945)      1,941,116
------------------------------------------------------------------------------------------------------------
Net loss                                            (2,445,086)     (2,445,086)
Private placements                      900,000      1,607,232*                                   1,607,232
Issued as payment of commission          48,980        120,001**                                    120,001
Exercise of stock options                 6,000         12,724                                       12,724
Issued for retirement of debt           115,000        142,928                                      142,928
------------------------------------------------------------------------------------------------------------
Balance, September 30, 1995           9,065,305      7,814,341      (6,428,481)      (6,945)      1,378,915
------------------------------------------------------------------------------------------------------------
Net loss                                            (3,683,667)     (3,683,667)
Acquisition of businesses (Note 3)    4,150,000      8,300,000*                                   8,300,000
Issued as payment of consulting
 bonus (Note 3)                         207,500        788,500**                                    788,500
Private placements (Note 8)             975,177      1,511,796*                                   1,511,796
Issued as payment of commission          45,555        102,499**                                    102,499
Exercise of stock warrants            1,515,000      1,905,000                                    1,905,000
Issued for retirement of debt            20,000         47,000                                       47,000
------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996          15,978,537    $20,469,136    ($10,112,148)       ($6,945)  $10,350,043
------------------------------------------------------------------------------------------------------------

-------------------
* net of issuance costs
** paid to related parties

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                            TANISYS TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (EXPRESSED IN U.S. DOLLARS)

                                          FOR THE YEARS ENDED SEPTEMBER 30,
                                           1996           1995         1994
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net loss                               $(3,683,667)   $(2,445,086)  $(1,971,925)
Adjustments to reconcile net loss to
 cash used in operating activities:
   Depreciation and amortization         1,748,063         71,043        60,472
   Write-downs                              21,927              -             -
   Unusual charge                                -              -       198,739
   Decrease (increase) in trade
    accounts receivable                   (856,885)        84,855       (99,926)
   Increase in accounts receivable
    from related parties                   (17,691)             -             -
   Decrease in investment tax credits
    receivable                                   -              -        57,456
   Increase in inventory                  (156,733)        (2,757)      (12,657)
   Increase in prepaid expense            (103,789)       (13,810)       (3,843)
   (Decrease) increase in accounts
    payable and accrued liabilities     (1,323,521)        22,870       323,392
--------------------------------------------------------------------------------
Net cash used in operating activites    (4,372,296)    (2,282,885)   (1,448,292)
--------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchase of fixed assets               (342,882)       (48,962)      (96,414)
   Incorporation costs                           -              -        (1,010)
   Patents and trademark costs             (32,763)       (42,776)      (38,261)
   Cash obtained in acquisition of
    businesses                           2,817,230              -             -
--------------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                    2,441,585        (91,738)     (135,685)
--------------------------------------------------------------------------------
Cash flows from financing activities:
   Net proceeds from issuance of
    common stock                         1,614,295      1,727,233     1,462,756
   Draws (payments) on revolving
    credit note, net                      (195,881)             -             -
   Principal payments on capital
    lease obligations                      (20,158)             -             -
   Net proceeds from exercise of
    stock options                                -         12,724             -
   Net proceeds from exercise of
    warrants                             1,905,000              -             -
--------------------------------------------------------------------------------
Net cash provided by financing
 activities                              3,303,256      1,739,957     1,462,756
--------------------------------------------------------------------------------
Effect of exchange rate changes
 on cash                                         -              -        (3,169)
--------------------------------------------------------------------------------
Increase (decrease) in cash and
 cash equivalents                        1,372,545       (634,666)     (124,390)
Cash and cash equivalents, beginning
 of period                               1,317,024      1,951,690     2,076,080
Cash and cash equivalents, end of
 period                                 $2,689,569     $1,317,024    $1,951,690

Supplemental disclosure of cash
 flow information:
   Interest paid                        $  108,332     $    1,152    $      121
   Interest received                    $   74,238     $   57,402    $   35,153
Non-cash activity:
   Shares issued to related parties
    and others to satisfy accrued
    liabilities                         $   47,000     $  142,928             -
   Shares issued to purchase
    businesses                          $9,088,500              -             -

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Tanisys Technology, Inc. ("Tanisys") and its wholly-owned subsidiaries, 1st Tech Corporation ("1st Tech"), DarkHorse Systems, Inc. ("DarkHorse"), Timespan Communications Corp. ("Timespan") and Rosetta Marketing and Sales Inc. (collectively, the "Company"). The Company provides custom design, engineering and manufacturing services, test solutions and standard and custom module products to leading original equipment manufacturers in the computer, networking and telecommunications industries. Numerous factors affect the Company's operating results, including general economic conditions, competition, changing technologies, component shortages or price fluctuations. A change of any of these factors could have an adverse effect on the Company's financial position or results of operations. The Company has experienced losses since inception. The Company continues to develop additional products, and with current year acquisitions (Note 3), the Company has existing salable products. The continued success of the Company depends upon the Company's ability to generate sufficient sales from the development of new products or increased sales of existing products.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States which, as applied to these financial statements, conform in all material respects with accounting principles generally accepted in Canada. All significant intercompany balances and transactions have been eliminated in consolidation.

Tanisys is a Wyoming corporation which was originally organized in British Columbia, Canada to pursue oil and gas exploration. Unsuccessful in the exploration business and dormant pursuant to the rules and regulations of the Vancouver Stock Exchange, several investors gained control of the Company to raise financing and complete the acquisition of Timespan. Timespan had software technology and patent applications which, in part, are the foundation of the Company's development and marketing efforts.

Tanisys changed its name from Rosetta Technologies Inc. on July 11, 1994. Prior to Rosetta Technologies Inc., the Company had been known as First American Capital Group Inc. and Montebello Resources Ltd.

Certain reclassifications of amounts related to 1994 and 1995 have been made to conform with the 1996 presentation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be classified as cash equivalents. Cash equivalents are carried at cost, which approximates market. The Company places its cash investments in high credit quality instruments.

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECEIVABLES

The Company grants credit to domestic and international original equipment manufacturers, distributors and end users. The Company carries a business credit policy covering certain accounts receivable. The insurance policy provides protection against losses from uncollectible accounts resulting from insolvency of specified customers. As of September 30, 1996, the total available coverage under the policy was $2,050,000.

INVENTORY

Inventory is stated at the lower of cost or market. In the third quarter of 1996, the Company changed its method of accounting for inventories from the first-in, first-out (FIFO) method to a weighted average cost basis. The change did not have a significant effect on results of operations for 1996, nor is it anticipated that it will have a material effect on future periods. Prior to the change, the Company's inventory costs would not have differed significantly under the two methods. Costs include direct materials, direct labor and certain indirect manufacturing overhead expenses.

REVENUE RECOGNITION

Revenues from direct sales and sales to resellers are recognized when the related products are shipped. The Company warrants products against defects and has a policy concerning the return of products.

DEPRECIATION AND AMORTIZATION

The Company uses the straight-line method of depreciation. Under the straight-line method of depreciation, the Company is using the following lives:

Machinery and equipment                 3-7
Office and engineering equipment        5
Computer equipment and software         3
Furniture and fixtures                  5
Vehicles                                5
Leasehold improvements                  Shorter of useful life or remaining term
                                        of the lease

Incorporation costs are amortized on a straight-line basis over five years. Upon dissolution of Timespan, the Company wrote-off $747 in unamortized incorporation costs. Accumulated amortization at September 30, 1996, 1995 and 1994 was $512, $1,522 and $761, respectively.

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Patents and trademarks are amortized on a straight-line basis over 10 years. In fiscal 1995, the Company wrote-off $12,095 in trademark costs related to the registration of the name SpinWizard, since the product associated with that trademark is no longer being sold. Accumulated amortization at September 30, 1996, 1995 and 1994, was $10,799, $6,569 and $0, respectively.

The Company reviews the carrying amount of its intangible assets and related amortization periods on an annual basis for impairment by reviewing undiscounted cash flow projections, excluding interest as is required under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." Impairment loss is recognized based upon the amount that the carrying amount of the assets exceed fair value. Fair value is determined based upon the present value of estimated expected future cash flows using a discount rate commensurate with risks involved. Based on its review, the Company believes no impairment has occurred as of September 30, 1996.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in foreign currencies are translated at the exchange rate at the balance sheet date. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses. Translation adjustments resulting from this process are charged or credited to equity.

RESEARCH AND DEVELOPMENT

Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility. The ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. After considering the above factors, the Company has determined that software development costs incurred for the years ended September 30, 1996, 1995 and 1994 were properly expensed.

LOSS PER SHARE

Loss per share is calculated based upon the weighted average number of common shares outstanding during the year.

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121), was issued. Under FAS 121, an impairment loss must be recognized, for long-lived assets and certain identifiable intangibles to be held and used by an entity, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. The Company adopted FAS 121 effective October 1, 1995. Such adoption did not have a material effect on the financial condition or results of operations of the Company.

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), was issued. FAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, FAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Entities electing to remain with the accounting prescribed by APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method recommended by FAS 123 had been applied. The accounting requirements of FAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of FAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company intends to measure compensation costs in accordance with APB 25 and to provide pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under FAS 123 had been applied. Therefore, FAS 123 will not have a material effect on the financial position or results of operations of the Company.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)


2.  RESTATEMENTS TO THE FINANCIAL STATEMENTS

The Company previously issued financial statements reflecting the acquisitions of 1st Tech and DarkHorse based on a $3.03 per share price for the Company's common shares issued (Note 3). This price was based on the closing price of the Company's common stock on May 21, 1996 of $5.05 discounted by 40% to give effect to the restrictions on the shares and the risks involved (the "Original per Share Price"). Immediately prior to the consummation of the acquisitions, 1st Tech sold 1,150,000 shares of its common stock in a private placement offering for a cash price of $2.00 per share (the "Private Offering Price per Share"). Based upon discussions with the Securities and Exchange Commission, the Company has restated its financial statements utilizing a $2.00 per share price in recording the acquisitions. The 1,150,000 shares then were converted into 1,150,000 shares of the Company's common stock effective May 21, 1996. (See Notes 3 and 8.)

Goodwill originally recorded in connection with the acquisitions was determined as the number of shares of the Company's common stock issued to the stockholders of 1st Tech and DarkHorse times the Original per Share Price. Goodwill now has been restated utilizing the Private Offering Price per Share.

The Consolidated Balance Sheets and the Consolidated Statements of Loss, Stockholders' Equity and Cash Flows have been restated to reflect the foregoing item. The following table sets forth selected information as originally reported and as restated for the year ended September 30, 1996:

                                                    Year Ended
                                                September 30, 1996
                                                ------------------
          Goodwill, net:
               As originally reported               $ 8,436,790
               Adjustment                            (2,759,750)
                                                    -----------
                    Restated goodwill, net          $ 5,677,040
                                                    -----------
                                                    -----------
          Net loss:
               As originally reported               $(4,409,917)
               Adjustment                               726,250
                                                    -----------
                    Restated net loss               $(3,683,667)
                                                    -----------
                                                    -----------
          Net loss per share:
               As originally reported               $      (.37)
               Adjustment                                   .06
                                                    -----------
                    Restated net loss per share     $      (.31)
                                                    -----------
                                                    -----------

3.  ACQUISITIONS OF 1ST TECH AND DARKHORSE

On May 21, 1996, the Company acquired 1st Tech and DarkHorse, as a result of which 1st Tech and DarkHorse became wholly owned subsidiaries of the Company in exchange for 4,150,000 shares of the Company's common stock. 1st Tech is engaged primarily in the design, manufacture and sale of standard memory products to the

                           TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

3.  ACQUISITIONS OF 1ST TECH AND DARKHORSE (CONTINUED)

memory aftermarket and custom memory assemblies to original equipment manufacturers, and offers engineering design and contract manufacturing services. DarkHorse designs and markets memory testing equipment primarily to electronic equipment manufacturers.

At the closing of the acquisitions, the Company granted options for the purchase of 550,000 common shares to key employees of 1st Tech and DarkHorse, allowed Mr. Gary W. Pankonien, former owner of 1st Tech and one of the three former owners of DarkHorse, to appoint two members to the Company's seven-member Board of Directors, and paid a consulting bonus to a Director of the Company of 207,500 common shares at a price of $3.80 per share.

The acquisitions of 1st Tech and DarkHorse were accounted for using the purchase method of accounting. The net purchase price was allocated as follows:

Purchase price                                         $ 8,300,000
Assets acquired:
     Working capital other than note payable             3,907,459
     Fixed assets                                        1,607,771
     Other assets                                          241,627
Liabilities assumed:
     Note payable                                       (3,276,674)
     Other liabilities                                    (137,365)
     Commission paid                                      (788,500)
     Closing costs                                        (425,316)
                                                       -----------
Excess of purchase price over net assets
 acquired - Goodwill                                   $ 7,170,998

The fair value of working capital, fixed assets, other assets, note payable and other liabilities was based on the historical cost from the financial statements of 1st Tech and DarkHorse. The fair value of the commission paid was 207,500 shares at a price of $3.80 at the date of issuance. Goodwill was determined as the number of shares (4,150,000) issued to 1st Tech and DarkHorse stockholders at $2.00 per share over the net assets acquired. The $2.00 per share was utilized based upon the cash price investors paid in the 1st Tech private placement offering immediately preceding and contingent to the acquisitions of 1st Tech and DarkHorse by the Company.

Goodwill is being amortized against earnings over a two-year period. The amount of goodwill amortized for the year ended September 30, 1996 was $1,493,958. The results of operations of 1st Tech and DarkHorse have been included in the consolidated financial statements since the acquisition date.

The unaudited pro forma information has been prepared assuming that these acquisitions had taken place at the beginning of the fiscal year. The unaudited pro forma information includes adjustments for amortization of intangibles arising from the transactions and common shares issued. The unaudited pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective at the beginning of fiscal 1996 or fiscal 1995, nor is it necessarily indicative of the results of operations which may occur in the future. The unaudited pro forma information is as follows:

                        TANISYS TECHNOLOGY, INC.

                         NOTES TO CONSOLIDATED
                         FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994
            (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

3.   ACQUISITIONS OF 1ST TECH AND DARKHORSE (CONTINUED)

                                    1996               1995
                                (Unaudited)         (Unaudited)
                                -----------        ------------
Net sales                       $66,523,607        $106,668,217
Net loss                        (8,948,273)          (5,352,706)
Net loss per common share            (0.76)                (.63)

4.   INVENTORY

Inventory consists of the following:

                                   1996             1995
                                ----------        -------
Raw materials                   $1,343,522        $   ---
Work-in-process                    203,017            ---
Finished goods                     257,919         15,414
                                ----------        -------
                                $1,804,458        $15,414

5.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                           1996                                 1995
                           -------------------------------------------------------------------------
                                       Accumulated                           Accumulated
                                      Depreciation &  Net Book              Depreciation &  Net Book
                              Cost     Amortization     Value         Cost   Amortization     Value
----------------------------------------------------------------------------------------------------
Manufacturing equipment    $1,055,964    $234,159    $  821,805     $   ---    $    ---     $    ---
Office equipment              579,117     224,102       355,015      29,084      11,038       18,046
Engineering equipment         253,482      77,807       175,675      17,507       7,022       10,485
Computer equipment            118,696      87,448        31,248      97,829      57,585       40,244
Computer software             223,872     115,821       108,051      21,971      15,114        6,857
Furniture and fixtures        295,585      90,186       205,399      40,170      12,641       27,529
Vehicles                       39,445       9,861        29,584         ---         ---          ---
Leasehold improvements        157,907      67,205        90,702      25,854      10,310       15,544
----------------------------------------------------------------------------------------------------
                           $2,724,068    $906,589    $1,817,479    $232,415    $113,710     $118,705
----------------------------------------------------------------------------------------------------

The Company had approximately $266,000 and $0 of property and equipment acquired under capital lease at September 30, 1996 and 1995, respectively. The accumulated amortization related to these assets totaled $47,000 and $0 at September 30, 1996 and 1995, respectively. The related amortization expense was $16,000 and $0 for the years ended September 30, 1996 and 1995, respectively.

                          TANISYS TECHNOLOGY, INC.

                            NOTES TO CONSOLIDATED
                            FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
              (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

6.   REVOLVING CREDIT NOTE

The Company has a revolving credit note with a financial institution of $6,000,000 bearing interest at the financial institution's prime rate plus a percentage between one and three percent (8.25% as of September 30, 1996) depending upon a ratio. The ratio is computed monthly, combining 1st Tech and DarkHorse indebtedness to annualized earnings before income taxes, depreciation and amortization. At September 30, 1996, the Company did not comply with certain financial covenants. The financial institution has amended and waived the covenants at September 30, 1996 and for prior periods. Additionally, the financial institution will issue, when needed, letters of credit up to $2,000,000. The revolving credit note extends through June 30, 1998 and is secured by all of the Company's assets. Paydowns on the note are made by daily collections of accounts receivable. Draws are made as necessary. The amount outstanding at September 30, 1996 was $3,075,000. The amount available on the line at September 30, 1996 was $2,925,000 limited by qualified accounts receivable as defined in the note. At September 30, 1996, there were no outstanding letters of credit.

7.   LEASE COMMITMENTS

The Company leases certain equipment and office space under noncancelable leases with expiration dates ranging from 1997 through 2000.

Future minimum lease payments under all leases at September 30, 1996 were as follows:

                                  Capital Leases  Operating Leases
                                  --------------  ----------------
1997                                 $ 62,661         $376,804
1998                                   57,276          219,841
1999                                   56,481           66,288
2000                                   27,528           27,620
                                     --------         --------
Total minimum lease payments          203,946          690,553

Amounts representing interest         (33,159)
                                     --------
Present value of minimum capital
 lease payments                       170,787

Less: current portion                  47,787
                                     --------
Long-term capital lease obligation   $123,000
                                     --------
                                     --------

Rent expense recorded under all operating leases was $118,189, $48,619 and $34,377 for 1996, 1995 and 1994, respectively.

8.   PRIVATE PLACEMENTS

In December 1995, the Company completed an equity financing of 941,177 common shares and common stock purchase warrants to purchase 941,177 shares of common stock at an exercise price of $1.70 in 1997 and $1.95 in 1998. The warrants expire after 1998. A commission of 45,555 shares at the price of $2.25 per share was paid to

                         TANISYS TECHNOLOGY, INC.

                           NOTES TO CONSOLIDATED
                           FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1996, 1995 AND 1994
                (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

8.   PRIVATE PLACEMENTS (CONTINUED)

AWL Enterprises Ltd. In November 1995, the Company completed an equity financing of 34,000 common shares and common stock purchase warrants to purchase 34,000 shares of common stock at an exercise price of $2.00 in 1996 and $2.25 in 1997. The warrants expire after 1997.

9.   RELATED PARTY TRANSACTIONS

The Company and its subsidiaries entered into the following related party transactions:

     General & administrative expense includes consulting fees and expenses. Consulting fees and expenses in the amount of $870,000 ($788,500 of which was paid in stock--see Note 3), $159,000 and $256,000 were paid to the Company's directors or companies that they owned for the years ended September 30, 1996, 1995 and 1994, respectively.

     General & administrative expense includes professional fees. Professional fees in the amount of $122,000, $97,000 and $42,000 were paid to two stockholders of the Company for legal and other services provided for the years ended September 30, 1996, 1995 and 1994, respectively.

     At September 30, 1996, each of two former stockholders of DarkHorse were owed $32,309 ($64,618 in accounts payable to related parties) and a third stockholder owed the Company $17,691 (in accounts receivable from related parties). Prior to the acquisition, DarkHorse was an S-corporation. These amount arose at the date of acquisition, to cover the taxes on earnings passed on to the three stockholders for the period from January 1, 1996 to the date of acquisition.

     Upon the acquisitions of 1st Tech and DarkHorse by the Company on May 21, 1996, Gary W. Pankonien, the principal stockholder of 1st Tech and one of the three principal stockholders of DarkHorse, was issued an aggregate of 1,995,000 shares of Common Stock in exchange for shares of 1st Tech and DarkHorse owned by him. The 1,995,000 shares had a total value of $8,379,000 based on the closing price of the Common Stock on May 21, 1996. Mr. Pankonien also was granted a stock option under the Company's 1993 Stock Option Plan, exercisable over a five-year period, for the purchase of an aggregate of 150,000 shares of the Common Stock at $3.69 per share. The shares underlying the option vest one-third on each of the first three anniversaries of the grant date. In connection with the acquisitions, Mr. Pankonien was granted the right to designate two individuals for appointment to the Company's Board of Directors and to name an advisory director. Mr. Pankonien and Alan Portnoy were appointed Directors, and Archer Lawrence became an advisor to the Board of Directors in July 1996.

     On May 21, 1996, 1st Tech purchased a Quad QSP-2 High Speed Fine Pitch Surface Mount Assembly from Gary Pankonien for $225,000. Previously, this equipment had been leased by Mr. Pankonien.

     Since May 21, 1996, Tanisys has paid $10,000 to 1st Tech Molding for payment for plastic packaging products required for various products manufactured by Tanisys, and $25,000 in 1996 as a long-term deposit. 1st Tech Molding is a private company owned 45% by Mr. Pankonien.

                         TANISYS TECHNOLOGY, INC.

                          NOTES TO CONSOLIDATED
                          FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1996, 1995 AND 1994
              (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

10.  SHARE CAPITAL, OPTIONS  AND WARRANTS

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with $1 par value. There were no preferred shares issued and outstanding at September 30, 1996 and 1995.

STOCK OPTIONS

                                              1996                             1995
                                  ----------------------------     -----------------------------
                                    SHARES      OPTION PRICE        SHARES       OPTION PRICE
------------------------------------------------------------------------------------------------
Outstanding-Beginning of year     1,364,450   $1.10 to 3.32 US     1,003,000   $1.50 to 3.70 CDN
Granted                             834,900    3.13 to 3.72 US       958,750    2.02 to 3.32 US
                                                       4.00 CDN

Canceled or expired                (395,250)   2.02 to 3.72 US      (591,300)           2.80 US
                                               2.33 to 4.00 CDN
Exercised                               ---             ---           (6,000)   2.40 to 3.55 CDN
------------------------------------------------------------------------------------------------
Outstanding-End of year           1,804,100   $1.10 to 3.69 US     1,364,450   $2.02 to 3.32 US
                                              $1.50 to 4.00 CDN
------------------------------------------------------------------------------------------------
Exercisable-End of year             555,232                          265,001
------------------------------------------------------------------------------------------------

In February 1996, the Board of Directors approved a resolution to translate all option prices currently in CDN$ to US$. The exchange rate used was 1.00 CDN$ to
 .7353 US$.  This was the exchange rate on the date of the board resolution.

The Company's 1993 Stock Option Plan is for the Company's directors, key employees and consultants as an incentive for them to remain in the Company's employ or service. Options granted vest over a three year period, one-third per year, and expire after five years, or thirty days after the date of termination. The grant price is determined by the Option Committee of the Board of Directors, but in no instance shall it be lower than the fair market value of the stock as of the date of grant. Fair market value shall be determined as the average closing price of the Company's stock on the Vancouver Stock Exchange for the two weeks preceding the grant. Under the terms of the 1993 Stock Option Plan, 2,600,000 shares are reserved for the granting of options.

WARRANTS

Each warrant entitles the holder to purchase one share of common stock at a particular price during the first year following the date of issuance and at a second price in year two. The warrants expire after year two. During fiscal 1996, 1,515,000 warrants were exercised and no warrants expired. 975,177 warrants were issued as part of the

                          TANISYS TECHNOLOGY, INC.

                           NOTES TO CONSOLIDATED
                           FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1996, 1995 AND 1994
              (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

10.  SHARE CAPITAL, OPTIONS  AND WARRANTS (CONTINUED)

Company's two private placements in 1995 and 1996. The Company had warrants outstanding for the purchase of its common stock in 1996 and 1995 as follows:

                            NUMBER OF WARRANTS         EXERCISE PRICE
                         -----------------------      ----------------
     ISSUE DATE             1996          1995        YEAR 1    YEAR 2
     ----------          ---------     ---------      ------    ------
     August 1994               ---     1,500,000      $1.00     $1.25
     May 1995              885,000       900,000      $2.00     $2.30
     November 1995          34,000           ---      $2.00     $2.25
     December 1995         941,177           ---      $1.70     $1.95
                         ---------     ---------
     Total               1,860,177     2,400,000
                         ---------     ---------

11.  INCOME TAXES

The Company accounts for deferred income taxes using the liability method. At September 30, 1996, the Company's Canadian subsidiary, Timespan, had a non-capital loss carryforward of approximately CDN $127,000 which may be applied against future taxable income. The loss carryforward results in a deferred tax asset of CDN $57,000 which expires in 2000. Additionally, at September 30, 1996, Timespan had deferred tax assets of CDN $43,000 principally relating to unclaimed investment tax credits.

During 1996 and 1995, the Company incurred consolidated net operating losses for U.S. income tax purposes of approximately $1,785,000 and $2,548,000, respectively. The loss carryforwards expire in 2011 and 2010, respectively. During 1996, the Company had temporary differences resulting in future tax deductions of $693,000 principally representing tax basis in accrued liabilities and intangible assets. Deferred income tax assets from the loss carryforwards and asset basis differences aggregate $2,240,000.

For financial reporting purposes, valuation allowances of $2,240,000 and $1,413,000 have been recorded to offset the deferred tax assets due to the uncertainty as to whether the benefits will be realized.

The availability of the net operating loss carryforward and future tax deductions to reduce taxable income is subject to various limitations under the Internal Revenue Code of 1986, as amended (the "Code"), in the event of an ownership change as defined in Section 382 of the Code. The Company may lose the benefit of such net operating loss carryovers due to Internal Revenue Service (IRS) Code Section 382 Limitations. This section states that after reorganization or other change in corporate ownership, the use of certain carryovers may be limited or prohibited. There are two kinds of ownership changes that can trigger the income limitation: an ownership change involving a 5% stockholder and any tax-free reorganization. In either case, one or more 5% stockholders must have increased their percentage of ownership in the corporation by more than 50% over the lowest pre-change ownership percentage generally within three years of ownership change. The Company does not believe that an IRS Code Section 382 Limitation exists as of September 30, 1996.

No federal or state taxes were due or paid in 1996 and 1995.

                          TANISYS TECHNOLOGY, INC.

                           NOTES TO CONSOLIDATED
                           FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1996, 1995 AND 1994
               (EXPRESSED IN U.S. DOLLARS EXCEPT AS INDICATED)

12.  UNUSUAL CHARGE

At September 30, 1994, the Company determined that it would not utilize in its current or future products, the computer game controller technology purchased from Timespan. Therefore, the remaining goodwill associated with the Timespan acquisition of $198,739 was charged to expense as an unusual charge in the period ended September 30, 1994 (Note 14).

13.  EMPLOYEE BENEFITS

Effective January 1, 1995, 1st Tech sponsored an employee benefit plan (the
Plan) which qualifies under Section 401(k) of the Internal Revenue Service Code for eligible employees. Eligible employees may defer a portion of their annual compensation under the Plan subject to maximum limitations. The requirements for eligibility include a minimum age of 21 and a minimum of six months of service. As of the date of acquisition, all employees of the Company joined the Plan.

Under provisions of the Plan, the Company may elect to make matching contributions to the Plan for the benefit of the participants. No contributions were made in 1996.

14.  COMMITMENTS AND CONTINGENCIES

During fiscal 1993, the Company's subsidiary Timespan entered into a five year royalty agreement with its former principal stockholders. The agreement provides for royalties to be paid for the use of the computer game controller technology. The royalties are to be paid subsequent to Timespan achieving a CDN $3,000,000 net cumulative profit from the sale of devices involving the technology. The royalties will be calculated as the lesser of CDN $250,000 per annum or 5% of the gross wholesale receipts, as defined in the agreement, from sales exceeding the above noted amount. If the amount payable is less than CDN $250,000 in any particular year, the difference will be carried forward to the following year to increase the maximum amount payable in that year. The Company is not currently using the computer game controller technology and the royalty does not relate to the Company's current products (Note 12).

15.  SUBSEQUENT EVENTS

In October 1996, the Company granted, subject to regulatory approval, stock options to key employees for the purchase of 423,000, 110,000 and 5,000 common shares at a per share price of $4.09, $4.17 and $4.44, respectively. These options are not considered outstanding until approved by the Vancouver Stock Exchange.

Timespan, a wholly owned subsidiary of the Company, was dissolved as of October 23, 1996.

     TANISYS TECHNOLOGY, INC.
     1ST TECH CORPORATION AND
     DARKHORSE SYSTEMS, INC.

          COMBINED FINANCIAL STATEMENTS AT AND FOR
     FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

TANISYS TECHNOLOGY, INC.
1ST TECH TECHNOLOGY, INC.
DARKHORSE SYSTEMS, INC.


                               COMBINED BALANCE SHEETS
                             (EXPRESSED IN U.S. DOLLARS)
                                       (UNAUDITED)


                                                 MARCH 31,      MARCH 31,
                                                   1996           1995
                                               -----------    -----------
ASSETS
Current assets:
  Cash                                         $   495,173    $    16,864
  Accounts receivable                            4,509,245      7,470,424
  Inventory                                      2,649,242      3,662,028
  Prepaid expense                                  128,065        273,118
                                               -----------    -----------
      Total current assets                       9,300,422     11,422,434
                                               -----------    -----------
Fixed assets, net of accumulated depreciation    1,382,050        693,333
Other assets                                       136,647         11,500
                                               -----------    -----------
                                               $ 9,300,422    $12,127,267
                                               -----------    -----------
                                               -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $ 3,915,469    $ 4,796,170
  Accrued expenses                               1,135,904      1,420,576
  Note payable                                   3,766,846      5,000,000
                                               -----------    -----------
      Total current liabilities                  8,818,219     11,216,746
                                               -----------    -----------
  Obligations under capital leases                 181,940         62,700
                                               -----------    -----------
      Total liabilities                          9,000,159     11,279,446
                                               -----------    -----------
Commitment
Stockholders' equity:
  Share capital                                      9,525          9,500
  Deficit                                          720,520        838,321
  Distributions to stockholders                   (429,782)             0
                                               -----------    -----------
      Total stockholders' equity                   300,263        847,821
                                               -----------    -----------
                                               $ 9,300,422    $12,127,267
                                               -----------    -----------
                                               -----------    -----------

TANISYS TECHNOLOGY, INC.
1ST TECH TECHNOLOGY, INC.
DARKHORSE SYSTEMS, INC.


               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                           (EXPRESSED IN U.S. DOLLARS)
                                    (UNAUDITED)

                                      THREE MONTHS ENDED
                                   MARCH 31,        MARCH 31,
                                     1996             1995
                                 -----------      -----------

Revenue                          $13,637,582      $21,472,813
Cost of goods sold                12,342,354       19,638,168
Gross profit                       1,295,228        1,834,645
                                 -----------      -----------
Expenses:
  Research and development           197,467           93,638
  Sales and marketing                551,676          331,454
   General and administration        689,153          789,213
                                 -----------      -----------
      Total expenses               1,438,296        1,214,305
                                 -----------      -----------
Other items:
  Interest income                        145                0
  Interest expense                  (150,891)        (109,289)
  Other income                        24,845           17,660
                                 -----------      -----------
      Total other items             (125,901)         (91,629)
                                 -----------      -----------
Net income (loss) before taxes      (268,969)         528,711
  Income tax expense                       0                0
                                 -----------      -----------
Net income (loss)                   (268,969)         528,711

Deficit, beginning of period         989,489          309,610
                                 -----------      -----------
Deficit, end of period               720,520          838,321
                                 -----------      -----------
                                 -----------      -----------

                           TANISYS TECHNOLOGY, INC.
                           1ST TECH TECHNOLOGY, INC.
                            DARKHORSE SYSTEMS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                          (EXPRESSED IN U.S. DOLLARS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                        MARCH 31,     MARCH 31,
                                                          1996          1995
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                                     $  (268,969)  $   528,711
Adjustments to reconcile net loss to cash used
 in operating activities:
   Depreciation and amortization                           69,654        58,146
   Decrease (increase) in accounts receivable           3,129,235    (2,086,351)
   Decrease (increase) in inventory                       527,142    (2,070,578)
   Decrease (increase) in prepaid                          45,268      (228,618)
   (Decrease) increase in accounts payable
    and accruals                                         (481,531)    1,904,359
--------------------------------------------------------------------------------
Net cash used in operating activities                   3,020,799    (1,894,331)
--------------------------------------------------------------------------------
Cash flows from investing activities:
   Receipts (payments) made for other assets              (52,647)       29,500
   Purchase of fixed assets                              (143,191)      (10,330)
--------------------------------------------------------------------------------
Net cash used in investing activities                     195,838        19,170
--------------------------------------------------------------------------------
Cash flows from financing activities:
   Distributions to stockholders                         (362,782)            0
   Draws (payments) on revolving credit note           (3,528,752)    1,687,000
   Principal payments on capital lease obligations        (17,816)      (46,300)
--------------------------------------------------------------------------------
Net cash provided by financing activities              (3,528,752)    1,640,700
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents         (703,791)     (234,461)
Cash and cash equivalents, beginning of period          1,198,964       251,325
--------------------------------------------------------------------------------
Cash and cash equivalents, end of period                  495,173        16,864
--------------------------------------------------------------------------------

Supplemental disclosure:
     Interest paid                                    $   150,891   $   109,283

                           1ST TECH CORPORATION AND
                            DARKHORSE SYSTEMS, INC.

                         COMBINED FINANCIAL STATEMENTS
                        AT DECEMBER 31, 1995 AND FOR THE
               FISCAL YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To 1st Tech Corporation and
DarkHorse Systems, Inc.:

We have audited the accompanying combined balance sheets of 1st Tech Corporation and DarkHorse Systems, Inc. (Texas corporations), as of December 31, 1995 and 1994, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Tech Corporation and DarkHorse Systems, Inc., as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/ ARTHUR ANDERSEN LLP


San Antonio, Texas
October 25, 1996

                          1ST TECH CORPORATION AND

                           DARKHORSE SYSTEMS, INC.

            COMBINED BALANCE SHEETS -- DECEMBER 31, 1995 AND 1994


                  ASSETS                              1995          1994
                                                  -----------    ----------
CURRENT ASSETS:
   Cash and cash equivalents                      $ 1,198,964    $  251,325
   Accounts receivable, net of allowance for
    doubtful accounts of $124,500 and $0,
      respectively                                  7,438,903     5,184,073
   Inventory                                        3,176,384     1,591,450
   Accounts receivable, related parties               199,577       200,000
   Prepaid expenses and other                         173,333        44,500
                                                  -----------    ----------
     Total current assets                          12,187,161     7,271,348
                                                  -----------    ----------

PROPERTY AND EQUIPMENT, net                         1,261,232       632,649
                                                  -----------    ----------

OTHER LONG-TERM ASSETS                                 84,000        41,000
                                                  -----------    ----------
Total assets                                      $13,532,393    $7,944,997
                                                  -----------    ----------
                                                  -----------    ----------

   LIABILITIES AND STOCKHOLDERS' EQUITY               1995          1994
                                                  -----------    ----------
CURRENT LIABILITIES:
  Book overdrafts                                $    574,000   $   698,000
  Accounts payable                                  3,291,738     2,539,134
  Accrued expenses                                  1,057,926       463,253
  Income taxes payable                                 58,000        10,000
  Revolving credit note                             6,915,000     3,313,000
  Notes payable to related parties                    509,240       493,000
  Current portion of obligations under
   capital leases                                      42,000       109,000
                                                  -----------    ----------
     Total current liabilities                     12,447,904     7,625,387
                                                  -----------    ----------

OBLIGATIONS UNDER CAPITAL LEASES                      152,000             -
                                                  -----------    ----------
     Total liabilities                             12,599,904     7,625,387
                                                  -----------    ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Capital stock, no par value- 1st Tech,
   1,000,000 shares authorized, issued
   and outstanding                                          -             -
  DarkHorse, 100,000,000 shares authorized;
   1,155,000 issued and outstanding                         -             -
  Contributed capital                                  10,000        10,000
  Retained earnings                                   989,489       309,610
  Due from stockholder                                (67,000)            -
                                                  -----------    ----------
Total stockholders' equity                            932,489       319,610
                                                  -----------    ----------
Total liabilities and stockholders' equity        $13,532,393    $7,944,997
                                                  -----------    ----------
                                                  -----------    ----------


                The accompanying notes are an integral part
                  of these combined financial statements.

                          1ST TECH CORPORATION AND

                           DARKHORSE SYSTEMS, INC.

                        COMBINED STATEMENTS OF INCOME

           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                         1995          1994           1993
                                     ------------   -----------   -----------
NET PRODUCT SALES                    $106,309,491   $42,707,651   $22,965,821
COST OF SALES                          99,443,822    39,263,567    20,424,645
                                     ------------   -----------   -----------
                                        6,865,669     3,444,084     2,541,176
                                     ------------   -----------   -----------
OPERATING EXPENSES:
  Sales and marketing                   2,249,637     1,299,603       387,266
  General and administrative            2,902,629     1,394,211     1,459,527
  Research and development                394,338       273,935        90,440
                                     ------------   -----------   -----------
     Total operating expenses           5,546,604     2,967,749     1,937,233
                                     ------------   -----------   -----------
INCOME FROM OPERATIONS                  1,319,065       476,335       603,943
                                     ------------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense                       (728,169)     (383,149)     (239,171)
  Interest income                          21,451           425         2,283
  Other income (expense)                   (7,468)       13,122        34,156
                                     ------------   -----------   -----------
                                         (714,186)     (369,602)     (202,732)
                                     ------------   -----------   -----------
INCOME BEFORE PROVISION FOR INCOME
 TAXES AND CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE           604,879       106,733       401,211
                                     ------------   -----------   -----------
PROVISION FOR INCOME TAXES                 58,000        23,020       142,305
                                     ------------   -----------   -----------
INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE           546,879        83,713       258,906
                                     ------------   -----------   -----------
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                     133,000             -             -
                                     ------------   -----------   -----------
NET INCOME                           $    679,879   $    83,713   $   258,906
                                     ------------   -----------   -----------
                                     ------------   -----------   -----------
UNAUDITED PRO FORMA DATA (Note 3):
  Income before provision for income
   taxes and cumulative effect of
   change in accounting principle    $    604,879   $   106,733   $   401,211
  Pro forma adjustments to reflect
   federal and state income tax           223,805        39,491       148,448
                                     ------------   -----------   -----------
  Pro forma income from continuing
   operations after provision for
   income tax and before cumulative
   effect of change in accounting
   principle                              381,074        67,242       252,763
                                     ------------   -----------   -----------
  Adjustment to reflect change in
   accounting principle                         -        91,342        41,469
                                     ------------   -----------   -----------
  Pro forma net income               $    381,074   $   158,584   $   294,232
                                     ------------   -----------   -----------
                                     ------------   -----------   -----------

                The accompanying notes are an integral part
                  of these combined financial statements.

                        1ST TECH CORPORATION AND
                         DARKHORSE SYSTEMS, INC.

              COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                 COMMON STOCK
                             -----------------------------------------------------
                                        1ST TECH                  DARKHORSE
                             -------------------------- --------------------------
                                 SHARES                     SHARES                                                       TOTAL
                               ISSUED AND   CONTRIBUTED   ISSUED AND   CONTRIBUTED   TREASURY    DUE FROM    RETAINED STOCKHOLDERS'
                             OUTSTANDING(1)   CAPITAL   OUTSTANDING(2)   CAPITAL       STOCK    STOCKHOLDER  EARNINGS    EQUITY
                             -------------- ----------- -------------- -----------  ----------- -----------  -------- -------------
BALANCE, December 31, 1992          -          $ -          360,937      $  3,000          -     $   -       $ (2,979)  $     21
 Net income                         -            -             -             -             -         -        258,906    258,906
 Issuance of stock             1,000,000        1,000       842,188        50,000          -         -           -        51,000
                               ---------       ------     ---------      --------   -----------  --------    --------   --------
BALANCE, December 31, 1993     1,000,000        1,000     1,203,125        53,000          -         -        255,927    309,927
 Net income                         -            -             -             -             -         -         83,713     83,713
 Purchase of treasury stock         -            -         (842,188)      (44,000)   70,000,000      -        (30,030)   (74,030)
 Retirement of treasury stock       -            -             -             -      (70,000,000)     -           -          -
 Stock split (3.2 for 1)            -            -          794,063          -             -         -           -          -
                               ---------       ------     ---------      --------   -----------  --------    --------   --------
BALANCE, December 31, 1994     1,000,000        1,000     1,155,000         9,000          -         -        309,610    319,610
Net income                          -            -             -             -             -         -        679,879    679,879
Distributions                       -            -             -             -             -      (67,000)       -       (67,000)
                               ---------       ------     ---------      --------   -----------  --------    --------   --------
BALANCE, December 31, 1995     1,000,000       $1,000     1,155,000      $  9,000          -     $(67,000)   $989,489   $932,489
                               ---------       ------     ---------      --------   -----------  --------    --------   --------
                               ---------       ------     ---------      --------   -----------  --------    --------   --------

(1) Reflects a 10:1 stock split approved by 1st Tech board of directors on May 25, 1995.

(2) Reflects a 1:83 reverse stock split approved by DarkHorse board of directors on April 9, 1996.

                          1ST TECH CORPORATION AND
                          DARKHORSE SYSTEMS, INC.

                      COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                        1995           1994            1993
                                                     -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $   679,879    $    83,713    $   258,906
  Adjustments to reconcile net income before
   cumulative effect of change in accounting
   principle to net cash provided by (used
   in) operating activities-
    Depreciation and amortization                        138,400        232,877         89,239
  Changes in operating assets and liabilities-
    Increase in accounts receivable                   (2,254,830)    (4,347,867)      (836,206)
    (Increase) decrease in accounts
     receivable, related parties                             423        (88,156)        (2,540)
    Increase in inventory                             (1,584,934)      (509,358)    (1,068,927)
    (Increase) decrease in prepaid expenses
     and other assets                                   (171,833)        36,970       (122,470)
    Increase in accounts payable                         752,604        904,895      1,518,126
    (Decrease) increase in bank overdrafts              (124,000)       698,000           -
    Increase in accrued expenses                         794,923        231,671        240,782
                                                     -----------    -----------    -----------
    Net cash provided by (used in) operating
     activities                                       (1,769,368)    (2,757,255)        76,910
                                                     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                    (549,678)      (446,189)      (308,070)
                                                     -----------    -----------    -----------
    Net cash used in investing activities               (549,678)      (446,189)      (308,070)
                                                     -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in revolving credit note                3,602,000      3,113,000        200,000
  Principal payments on capital leases                  (132,305)       (86,506)          -
  Advances to shareholder                                (67,000)          -              -
  Borrowings (payments) on note payable
   to shareholders                                      (136,010)       (14,696)       492,696
  Purchase of stock                                         -           (24,030)          -
  Issuance of stock                                         -              -             1,000
                                                     -----------    -----------    -----------
    Net cash provided by financing activities          3,266,685      2,987,768        693,696
                                                     -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         947,639       (215,676)       462,536
CASH AND CASH EQUIVALENTS, beginning of year             251,325        467,001          4,465
                                                     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year               $ 1,198,964    $   251,325    $   467,001
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------

                                                   1995        1994      1993
                                                ----------  ---------  --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Interest                                    $  571,478  $ 350,549  $ 19,750
                                                ----------  ---------  --------
                                                ----------  ---------  --------
    Income taxes                                $   14,449  $ 145,700  $      -
                                                ----------  ---------  --------
                                                ----------  ---------  --------

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of certain accrued expenses to
    notes payable to shareholders (see Note 9)  $  152,250   $       -   $    -
                                                ----------  ---------  --------
                                                ----------  ---------  --------
  Note issued to shareholder for stock          $        -   $  74,000   $    -
                                                ----------  ---------  --------
                                                ----------  ---------  --------

               The accompanying notes are an integral part
                 of these combined financial statements.

                           1ST TECH CORPORATION AND

                            DARKHORSE SYSTEMS, INC.


                      NOTES TO COMBINED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995, 1994 AND 1993


1.   BASIS OF PRESENTATION AND ORGANIZATION:

The accompanying combined financial statements include the accounts of 1st Tech Corporation and DarkHorse Systems, Inc. (collectively referred to as the Companies). The Companies' financial statements have been combined as both of these entities are under common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

1st Tech Corporation (1st Tech) is a privately held S-Corporation that was incorporated under the laws of the State of Texas on January 20, 1993. 1st Tech is engaged primarily in the design, manufacture and sale of standard memory products to the memory aftermarket and custom memory assemblies to original equipment manufacturers. In addition, 1st Tech offers engineering design and contract manufacturing services. The principal market for the Company's products is domestic-based original equipment manufacturers in the electronics industry, including personal computer manufacturers and telecommunications service providers.

DarkHorse Systems, Inc. (DarkHorse), is a privately held S-Corporation that was incorporated under the laws of the State of Texas in 1992. DarkHorse is engaged in the business of designing and marketing memory testing equipment primarily to domestic electronic equipment manufacturers.

Effective May 21, 1996, Tanisys Technology, Inc. (Tanisys), acquired all of the outstanding common stock of the Companies in exchange for 4.15 million shares of Tanisys' common stock (Note 14).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

Revenue is stated net of actual and estimated returns. Sales are recognized when the related products are shipped. The Company warrants products against defects and has a policy concerning the return of products.

CASH AND CASH EQUIVALENTS

The Companies consider all highly liquid investments with original maturities of three months or less to be classified as cash equivalents. Cash equivalents are carried at cost, which approximates market.

INVENTORY

Inventory is stated at the lower of cost or market, with cost being determined on a weighted average cost basis. Costs include direct materials, direct labor and certain indirect manufacturing overhead expenses.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization of property and equipment has been computed by the straight-line method beginning January 1, 1995. Depreciation and amortization of property and equipment in prior years was computed by the double declining balance-method. The straight-line method of depreciation was adopted in order to provide for depreciation and amortization expense on a basis more consistent with the property and equipment's actual utilization and has been applied to acquisitions of prior years. The effect of the change in 1995 was to increase income from operations by approximately $95,000. The pro forma amounts shown on the statement of income have been adjusted for the effect of retroactive application of depreciation and amortization on the straight-line basis.

Additionally, the Companies changed the estimated useful lives for its property and equipment beginning in 1995. The effect of this change did not have a material impact on income from operations for 1995. Depreciation and amortization expense are provided over the following estimated useful lives:

     Machinery and equipment                                 3 - 7 years
     Office computer equipment and software                  3 - 5 years
     Furniture and fixtures                                  5 - 7 years
     Leasehold improvements                    Shorter of useful life or
                                             remaining term of the lease

BANK OVERDRAFTS

Bank overdrafts represent outstanding checks in excess of funds on deposit where legal right to offset does not exist.

INCOME TAXES

In 1993, 1st Tech elected and was treated for federal and certain state income tax purposes as a C-Corporation. In 1994, 1st Tech changed its federal tax status from a C-Corporation to an S-Corporation.

In 1993, DarkHorse elected and was treated for federal and certain state income tax purposes as a C-Corporation. DarkHorse changed its federal tax status from a C-Corporation to an S-Corporation in 1995.

In 1995, the Companies have elected and have been treated for federal and certain state income tax purposes as an S-Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the income of the Companies for federal and certain state income tax purposes is included in the income tax return of the individual shareholders. The accompanying combined financial statements include recognition of those federal and state income taxes which are levied on the Companies. (See Note 3 for pro forma income tax information.)

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121), was issued. Under FAS 121, an impairment loss must be recognized, for long-lived assets and certain identifiable intangibles to be held and used by an entity, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. The Companies adopted FAS 121 effective January 1, 1996. Such adoption did not have a material effect on the financial condition or results of operations of the Companies.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PRO FORMA INFORMATION (UNAUDITED):

Pro forma net income has been determined assuming that the Companies had been taxed as C-Corporations for federal and certain state income tax purposes since January 1, 1993. The pro forma adjustments to reflect federal and state income tax assume a blended tax rate of 37 percent. Additionally, the pro forma amounts shown on the statements of income have been adjusted for the cumulative effect of change in accounting principle. (See Note 2.)

4.   INVENTORIES:

Inventories consist of the following:

                                            DECEMBER 31
                                  --------------------------
                                       1995           1994
                                       ----           ----
          Raw materials           $  1,680,101   $   952,746
          Work in process               98,619        17,245
          Finished goods             1,397,664       621,459
                                  ------------   -----------
             Total inventory      $  3,176,384   $ 1,591,450
                                  ------------   -----------
                                  ------------   -----------


5.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                DECEMBER 31
                                         ------------------------
                                             1995           1994
                                         -----------    ----------

Machinery and equipment                  $   805,000    $  518,000
Office computer equipment and software       553,711       295,765
Furniture and fixtures                       249,732        78,000
Leasehold improvements                       113,305        63,000
                                         -----------    ----------
                                           1,721,748       954,765
Less- Accumulated depreciation and
amortization                                 460,516       322,116
                                         -----------    ----------
Property and equipment, net              $ 1,261,232    $  632,649
                                         -----------    ----------
                                         -----------    ----------

See Note 2 for description of change in method of calculating depreciation expense which occurred effective January 1, 1995.

The Companies have $440,704 and $195,506 of property and equipment acquired under capital leases as of December 31, 1995 and 1994, respectively. The accumulated depreciation related to these assets totaled $81,312 and $30,257 as of December 31, 1995 and 1994, respectively. The related depreciation expense was $51,055, $27,929 and $2,328 for the years ended 1995, 1994 and 1993, respectively.

6.   REVOLVING CREDIT NOTE:

Effective October 1994, 1st Tech obtained a revolving credit note with a financial institution which provided for maximum borrowings of $5,000,000.
In July 1995, 1st Tech restructured the revolving credit note with the same financial institution increasing maximum borrowings to $12,000,000. Advances bear interest at the financial institution's prime rate plus 2 percent (10.50 percent as of December 31, 1995). The borrowings are secured by assets. As a condition precedent to the restructured note, a $35,000 commitment fee was paid upon closing. In addition, the revolving credit note contains certain restrictive covenants. Specifically, 1st Tech must maintain a minimum tangible net worth as determined by the financial institution, profitability by quarter as well as compliance with certain financial ratios specified by the financial institution. 1st Tech is required to report its borrowing base, determined by eligible accounts receivable, to the financial institution each week and cannot enter into any additional debt agreements without prior approval from the financial institution. Indebtedness under the note was guaranteed by 1st Tech's sole shareholder. As of December 31, 1995 and 1994, advances outstanding under the revolving credit note amounted to $6,915,000 and $3,313,000, respectively. As of December 31, 1995,
$5,085,000 was available for future borrowings. The revolving credit note is discretionary and may be modified, suspended or terminated at the election of the lender at any time.

The carrying amount of the revolving credit note approximates fair value.

As of December 31, 1995, 1st Tech was in violation of certain covenants of the revolving credit note. 1st Tech obtained a one-time waiver from the financial institution with respect to these covenant violations. In addition, as of our report date, the company was not in compliance with certain debt covenants. A debt waiver has been obtained by the company for all of the periods.

7.   LEASE COMMITMENTS:

The Companies lease certain equipment and office space under noncancelable leases with expiration dates ranging from 1996 through 2000.

Future minimum principal lease payments under all leases are as follows:

                                                 Capital      Operating
                                                  Leases       Leases
                                                 ---------    ----------

          1996                                   $  57,276    $  461,817
          1997                                      57,276       443,788
          1998                                      57,276       214,436
          1999                                      54,096        66,287
          2000                                      15,594        11,048
                                                 ---------    ----------
          Present value of minimum capital
            lease payments                       $ 241,518    $1,197,376
                                                 ---------    ----------
          Less- Amount representing interest        47,518       194,000
          Less- Current present value of
           minimum lease payments                   42,000
                                                 ---------
          Long-term capital lease obligations    $ 152,000
                                                 ---------
                                                 ---------

Rent expense recorded under all operating leases was approximately $240,000, $115,000 and $66,000 for 1995, 1994 and 1993, respectively.

8.   INCOME TAXES:

Effective January 1, 1994, 1st Tech converted from a C-Corporation to an S-Corporation.

Effective January 1, 1995, DarkHorse converted from a C-Corporation to an S-Corporation. Upon conversion, DarkHorse computed its built-in gain, principally relating to inventory, for federal income tax purposes as approximately $33,000.

The provision for income taxes for the years ended December 31, 1995, 1994 and 1993, consists of the following:

                                               1995      1994     1993
                                             -------   -------  --------
          Current-
            Federal income tax               $     -   $11,525  $142,305
            Federal built-in gain             33,000         -         -
            Texas franchise tax               25,000    11,495         -
                                             -------   -------  --------
                                             $58,000   $23,020  $142,305
                                             -------   -------  --------
                                             -------   -------  --------

9.   RELATED-PARTY TRANSACTIONS:

1st Tech's sole shareholder has a one-third interest in DarkHorse. During 1995, 1994 and 1993, the Companies had certain intercompany transactions which are eliminated in the combined financial statements.

In November 1995, 1st Tech entered into an operating lease for certain manufacturing equipment with its sole shareholder. The lease extends for a period of 36 months with monthly payments totaling $6,200. The future minimum lease payments associated with this lease are included in the amounts disclosed in Note 7. In conjunction with the acquisition of the Companies, as described in Note 14, the leased equipment was purchased from the shareholder in May 1996 for $200,000 and the lease was canceled.

1st Tech made a loan to its sole shareholder during 1994 of approximately $195,300. Interest on the loan accrues on a monthly basis at 1st Tech's incremental borrowing rate of prime plus 2 percent (10.50 percent as of December 31, 1995). Amounts due from the sole shareholder relating to this loan and other cash advances totaled $199,000 and $148,000 as of December 31, 1995 and 1994, respectively. In conjunction with the acquisition of the Companies, as described in Note 14, the then outstanding balance of $204,772 was charged to equity as a deemed shareholder distribution.

During 1993, 1st Tech's sole shareholder loaned $443,000 to 1st Tech. The loan is subordinated to 1st Tech's existing notes payable to bank, and no principal amounts can be repaid to the sole shareholder as long as amounts remain outstanding under the bank line of credit. The loan bears interest at prime plus 2-1/2 percent (11 percent as of December 31, 1995). Interest payments on the loan are due quarterly and the principal was due December 31, 1995, with a contingency option to extend the due date up to an additional three years. In conjunction with the acquisition of the Companies, as described in Note 14, the loan was credited to equity as a deemed shareholder contribution.

Additionally, as of December 31, 1993, 1st Tech had approximately $331,000 payable to Stratum Technologies, Inc., a separate corporation wholly owned by the sole shareholder of 1st Tech Corporation. The balance was subsequently paid during 1994.

In 1994, 1st Tech loaned approximately $40,000 to Granite Software, Inc., a company 20 percent owned by 1st Tech's sole shareholder. During 1995, this amount was written off as uncollectible.

During 1994, DarkHorse repurchased certain ownership interests from two shareholders for amounts totaling approximately $74,000 in exchange for notes payable bearing interest at 9 percent per annum. Principal payments totaling approximately $69,000, representing the remaining outstanding balances, were made during 1995 on these notes payable.

Additionally, as of December 31, 1994, approximately $232,400 of salaries and bonuses were outstanding to 1st Tech's shareholders. During 1995, $152,400 was converted to notes payable bearing interest at 9 percent per annum; while the remaining $80,000 was paid in cash. Principal payments totaling approximately $92,000 were made on these notes payable during 1995. The remaining amounts outstanding on the notes, including accrued interest, were paid in full in April 1996.

10.  SIGNIFICANT CUSTOMERS:

The Companies sell their products to a variety of domestic-based memory aftermarkets and original equipment manufacturers in the electronics industry. The Companies perform ongoing credit evaluations of their customers' financial condition and, generally, require no collateral from customers. If the financial condition and operations of these customers deteriorate, the Companies' operating results could be adversely affected.

For the year ended December 31, 1994, the Companies had one customer that accounted for approximately 13 percent of its total combined revenue. The Companies had no customers whose sales accounted for greater than 10 percent of combined revenue for the years ended December 31, 1995 and 1993.

1st Tech carries a business credit insurance policy covering certain accounts receivable. The insurance policy provides protection against losses from uncollectible accounts resulting from insolvency of specified customers. As of December 31, 1995, the total available coverage under the policy was approximately $9,925,000.

11.  EMPLOYEE BENEFITS:

Effective January 1, 1995, 1st Tech sponsored an employee benefit plan (the
Plan) which qualifies under Section 401(k) of the Internal Revenue Code for all eligible employees. Eligible employees may defer a portion of their annual compensation under the Plan subject to maximum limitations. The requirements for eligibility include a minimum age of 21 and a minimum of one year of service.

Under the provisions of the Plan, 1st Tech makes a discretionary matching contribution to the Plan for the benefit of the participants. 1st Tech made contributions of approximately $41,000 during 1995.

Effective September 1, 1995, DarkHorse established a defined contribution plan (the DarkHorse Plan) whereby eligible employees are allowed to contribute up to 10 percent of their gross wages, subject to limitations.
All employees of DarkHorse are eligible to participate in the DarkHorse Plan. Under the provisions of this plan, DarkHorse may make discretionary matching contributions to the DarkHorse Plan for the benefit of the participants. DarkHorse made matching contributions of approximately $33,000 during 1995.

12.  COMMITMENTS AND CONTINGENCIES:

On December 13, 1995, 1st Tech Molding, Inc. (Molding), a company 50 percent owned by the sole shareholder of 1st Tech, entered into an office space lease agreement. The lease agreement is for five years commencing on February 1, 1996, with total aggregate minimum lease payments of approximately $610,000. 1st Tech served as the guarantor for the Molding office space lease agreement. In conjunction with the acquisition of the Companies, as described in Note 14, the guarantee was removed.

Additionally, on February 14, 1996, Molding entered into a five-year loan and security agreement used to purchase certain equipment totaling approximately $476,000. 1st Tech served as the guarantor for the Molding loan and security agreement. In conjunction with the acquisition of the Companies, as described in Note 14, the guarantee was removed.

13.  PREFERRED STOCK:

The Company is authorized to issue 1,000,000 shares of preferred stock. There are no preferred shares issued and outstanding as of December 31, 1995 and 1994.

14.  SUBSEQUENT EVENTS:

Effective May 21, 1996, Tanisys Technology, Inc., acquired all of the outstanding common stock of the Companies in exchange for 4.15 million shares of Tanisys' common stock. Prior to the closing of the acquisition and as a precedent to the acquisition, 1st Tech completed a private placement of 1,150,000 shares of its common stock for gross proceeds of $2,300,000. Additionally, DarkHorse issued 45,000 shares of its common stock to certain key employees.

                          TANISYS TECHNOLOGY, INC.
                          1ST TECH CORPORATION AND
                          DARKHORSE SYSTEMS, INC.

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

                 TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES
                PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                (UNAUDITED)

The following unaudited pro forma combined statements of operations for the year ended September 30, 1996, give effect to the following:

     The acquisitions of 1st Tech and DarkHorse, which were effective as of May 21, 1996 are assumed to have occurred as of October 1, 1995.


The unaudited pro forma consolidated statement of operations for the year ended September 30, 1996 reflects the unaudited historical income statement of the Company for the year ended September 30, 1996, and the unaudited historical income statements for 1st Tech and DarkHorse for the year ended September 30, 1996. The statement combines the unaudited historical income statements prepared from the books and records of the three companies and adjusts for sales and cost of sales between 1st Tech and DarkHorse that passed through to outside customers. The statement also adjusts for the amortization of goodwill as though the companies had merged on October 1, 1995.

The pro forma financial information does not reflect the effects of any of the anticipated changes to be made by the Company as a result of the acquisitions.

The pro forma statements are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the transactions actually been completed on the date assumed and do not project the Company's results of operations for any future period. The significant assumptions and adjustments are disclosed in the accompanying notes to the unaudited pro forma combined statement of operations.

The following unaudited pro forma consolidated statement of operations and accompanying notes should be read in conjunction with the audited financial statements and other financial information pertaining to the Company and its subsidiaries included elsewhere in this report.

                 TANISYS TECHNOLOGY, INC. AND SUBSIDIARIES
               PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)
                  FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)

                                9/30/96      9/30/96       9/30/96                                         Adjusted
                               1st Tech     DarkHorse      Tanisys       Combined        Adjustments       Combined
                              -----------   ----------   -----------    -----------    ---------------    -----------
Sales                         $64,282,000   $3,495,000   $   195,311    $67,952,322    $(1,428,704)(b)    $66,523,607
Cost of sales                  61,201,000    1,600,000         9,618     62,810,618     (1,101,275)(b)     61,709,343
                              -----------   ----------   -----------    -----------    -----------        -----------
Gross Profit                    3,061,000    1,895,000       185,693      5,141,693       (327,429)         4,814,264
                              -----------   ----------   -----------    -----------    -----------        -----------

Research & Development            237,000      611,000       677,342      1,525,342                         1,525,342
Sales & Marketing               2,107,000      424,000       299,934      2,830,934                         2,830,934
General & Administrative        2,710,000      442,000     1,356,919      4,508,919        (52,000)(c)      4,456,919
Goodwill amortization (d)             ---          ---     1,493,958      1,493,958      2,091,541 (a)      3,585,499
                              -----------   ----------   -----------    -----------    -----------        -----------
Operating expenses              5,054,000    1,477,000     3,828,153     10,359,153      2,039,501         12,398,694
                              -----------   ----------   -----------    -----------    -----------        -----------

Operating income               (1,993,000)     418,000    (3,642,460)    (5,217,460)    (2,366,970)        (7,584,430)

Other income (expense)           (383,000)      14,000        73,906       (295,094)       (52,000)(c)       (347,094)
Provision for taxes                   ---          ---           ---            ---            ---                ---
                              -----------   ----------   -----------    -----------    -----------        -----------
Net income                    $(2,376,000)  $  432,000   $(3,568,554)   $(5,512,554)   $(2,418,970)       $(7,931,524)
                              -----------   ----------   -----------    -----------    -----------        -----------
Weighted average number of
 common shares outstanding                                                                                 11,765,850
Earnings per common share                                                                                 $     (0.67)


-------------------
(1) The acquisitions of 1st Tech and DarkHorse which were effective as of May 21, 1996 are assumed to have occurred as of October 1, 1995.

(a) Increased amortization of goodwill expense related to the acquisitions of 1st Tech and DarkHorse to reflect a full year of amortization.

(b)  Eliminated intercompany sales between 1st Tech and DarkHorse.

(c)  Eliminated miscellaneous charges between 1st Tech and DarkHorse.


(d) Depreciation and Amortization (Other than Goodwill) - The Company uses the straight-line method of depreciation. Under the straight-line method of depreciation, the Company is using the following lives: Machinery and equipment, 3-7; office and engineering equipment, 5; computer equipment and software, 3; furniture and fixtures, 5; vehicles, 5; and leasehold improvements, shorter of useful life or remaining term of the lease. Incorporation costs are amortized on a straight-line basis over five years. Patents and trademarks are amortized on a straight-line basis over 10 years.

     (b)  EXHIBITS

     The exhibits listed below are filed as part of this report. See the Index of Exhibits included with the exhibits.

      3.1 Articles of Continuance dated June 30, 1993 (Exhibit 3.1 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      3.2 Articles of Amendment to Articles of Continuance dated July 11, 1994 (Exhibit 3.2 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      3.3 Articles of Amendment dated April 28, 1995 (Exhibit 3.3 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      3.4 Articles of Amendment dated April 15, 1996 (Exhibit 3.4 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      3.5 Restated Bylaws of the Company (Exhibit 3.5 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.1 Form of Warrant Agreement dated May 17, 1995 (Exhibit 4.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.2 Form of Class B Warrant (Exhibit 4.2 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.3    Share Purchase Warrant Certificate dated October 13, 1995 (Exhibit
             4.3 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.4    Form of Warrant Agreement dated as of December 20, 1995 (Exhibit
             4.4 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.5 Form of Class C Warrant (Exhibit 4.5 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      4.6 Specimen of Common Stock Certificate (Exhibit 4.6 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

     10.1 Credit Agreement dated as of May 20, 1996, by and between 1st Tech, DarkHorse, the Company and Chemical Bank (now The Chase Manhattan
             Bank),
             as amended (Exhibit 10.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

     10.2 Revolving Credit Note dated as of May 20, 1996, by and between 1st Tech, DarkHorse and Chemical Bank (now The Chase Manhattan Bank) (Exhibit 10.2 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

     10.3 Agreement and Plan of Merger dated as of April 9, 1996, by and between Tanisys Technology, Inc., Tanisys Acquisition Corp., 1st Tech Corporation and Gary W. Pankonien ("1st Tech Merger Agreement") (Exhibit 10.3 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.4 Amendment No. 1 dated May 16, 1996, to 1st Tech Merger Agreement (Exhibit 10.4 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.5 Articles of Merger (Delaware) of 1st Tech with and into Tanisys Acquisition Corp., dated May 31, 1996 (Exhibit 10.5 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.6 Articles of Merger (Texas) of 1st Tech with and into Tanisys Acquisition Corp., dated May 31, 1996 (Exhibit 10.6 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.7 Agreement and Plan of Merger dated as of April 9, 1996, by and between Tanisys Technology, Inc., Tanisys Acquisition Corp. II, DarkHorse Systems, Inc., Jack Little, Archer Lawrence and Gary W. Pankonien ("DarkHorse Merger Agreement") (Exhibit 10.7 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      10.8 Amendment No. 1 dated May 16, 1996, to DarkHorse Merger Agreement (Exhibit 10.8 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.9 Articles of Merger (Delaware) of DarkHorse with and into Tanisys Acquisition Corp. II, dated May 31, 1996 (Exhibit 10.9 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      10.10 Articles of Merger (Texas) of DarkHorse with and into Tanisys Acquisition Corp. II, dated May 31, 1996 (Exhibit 10.10 to General Form for Registration of Securities on Form 10, filed November 27,
             1996)

      10.11 Employment Agreement dated February 15, 1994 by and between the Company and Mark C. Holliday (Exhibit 10.11 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.12 Employment Agreement dated April 18, 1994 by and between the Company and Benjamin S. Marz (Exhibit 10.12 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.13 Consulting Contract dated October 3, 1994 by and between the Company and Parris H. Holmes, Jr., as amended (Exhibit 10.13 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.14 Employment Agreement dated May 20, 1996 by and between the Company and Gary W. Pankonien (Exhibit 10.14 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.15 Employment Agreement dated July 11, 1996 by and between the Company and Joe Davis (Exhibit 10.15 to General Form for Registration of Securities on Form 10, filed November 27, 1996)


      10.16 Employment Agreement dated October 11, 1996 by and between the Company and Guy Fielder (Exhibit 10.16 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.17  1993 Stock Option Plan, as amended through May 20, 1996 (Exhibit
             10.17 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.18 Form of Stock Option Agreement (Exhibit 10.18 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.19 401(k) Plan (Exhibit 10.19 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.20 Lease Agreement dated May 18, 1993 by and between Tanisys Technology, Inc., assumptor of 1st Tech Corporation, and AEtna Life Insurance Company, as amended (Exhibit 10.20 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      10.21 Master Lease Agreement dated November 9, 1994 by and between 1st Tech and Copelco Capital Inc. (Exhibit 10.21 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

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


      10.22 Manufacturing Agreement dated as of November 1, 1996 by and between the Company and Siemens Components, Inc. (Exhibit 10.22 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.23 Inventory Management Service Agreement dated as of November 1, 1996 by and between the Company and Siemens Components, Inc. (Exhibit
             10.23 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.24 Amendment and Restatement of Credit Agreement, dated as of February 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (Exhibit 10.24 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11,
             1997)

      10.25 Revolving Credit Note dated as of February 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (Exhibit 10.25 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.27 1997 Non-Employee Director Plan of Tanisys Technology, Inc. (Exhibit 10.27 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.28 Form of Non-Employee Director Stock Option Agreement (Exhibit 10.28 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

      10.29 First Amendment to Amendment and Restatement of Credit Agreement, dated as of March 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (filed herewith)

      12.1 Statement re Computation of Per Share Earnings for the Fiscal Year Ended September 30, 1996 (Exhibit 12.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)


      12.2 Statement re Computation of Per Share Earnings for the Three Months Ended December 31, 1996 (Exhibit 12.2 to Amendment No. to to General Form for Registration of Securities on Form 10, filed
             March 11, 1997)

      21.1 Subsidiaries of the Company (Exhibit 21.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      27.1 Financial Data Schedule for the Fiscal Year Ended September 30, 1996 (Exhibit 27.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

      27.2 Financial Data Schedule for the Three-Month Period Ended December 31, 1996 (filed herewith)


      99.1 Schedule II - Consolidated Valuation and Qualifying Accounts (Exhibit 99.1 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

                                    SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            TANISYS TECHNOLOGY, INC.


Date: April 25, 1997                        By:    /s/  MARK C. HOLLIDAY
                                               -----------------------------
                                               Chairman of the Board and
                                               and Chief Executive Officer

                             INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION                                       PAGE
-------                  -----------                                       ----

3.1 Articles of Continuance dated June 30, 1993 (Exhibit 3.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

3.2 Articles of Amendment to Articles of Continuance dated July 11, 1994 (Exhibit 3.2 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

3.3 Articles of Amendment dated April 28, 1995 (Exhibit 3.3 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

3.4 Articles of Amendment dated April 15, 1996 (Exhibit 3.4 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

3.5 Restated Bylaws of the Company (Exhibit 3.5 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

4.1 Form of Warrant Agreement dated May 17, 1995 (Exhibit 4.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

4.2 Form of Class B Warrant (Exhibit 4.2 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

4.3 Share Purchase Warrant Certificate dated October 13, 1995 (Exhibit 4.3 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

4.4       Form of Warrant Agreement dated as of December 20, 1995
          (Exhibit 4.4 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

4.5 Form of Class C Warrant (Exhibit 4.5 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

4.6 Specimen of Common Stock Certificate (Exhibit 4.6 to General Form for Registration of Securities on Form 10, filed
          November 27, 1996)

10.1 Credit Agreement dated as of May 20, 1996, by and between 1st Tech, DarkHorse, the Company and Chemical Bank (now The Chase Manhattan Bank), as amended (Exhibit 10.1 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

10.2      Revolving Credit Note dated as of May 20, 1996, by and
          between 1st Tech, DarkHorse and Chemical Bank (now The Chase Manhattan Bank) (Exhibit 10.2 to General Form for
          Registration of Securities on Form 10, filed November 27,
          1996)

10.3 Agreement and Plan of Merger dated as of April 9, 1996, by and between Tanisys Technology, Inc., Tanisys Acquisition Corp., 1st Tech Corporation and Gary W. Pankonien ("1st Tech Merger Agreement") (Exhibit 10.3 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

10.4      Amendment No. 1 dated May 16, 1996, to 1st Tech Merger
          Agreement (Exhibit 10.4 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.5      Articles of Merger (Delaware) of 1st Tech with and into
          Tanisys Acquisition Corp., dated May 31, 1996 (Exhibit 10.5 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.6 Articles of Merger (Texas) of 1st Tech with and into Tanisys Acquisition Corp., dated May 31, 1996 (Exhibit 10.6 to
          General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.7 Agreement and Plan of Merger dated as of April 9, 1996, by and between Tanisys Technology, Inc., Tanisys Acquisition Corp. II, DarkHorse Systems, Inc., Jack Little, Archer Lawrence and Gary W. Pankonien ("DarkHorse Merger Agreement") (Exhibit 10.7 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.8      Amendment No. 1 dated May 16, 1996, to DarkHorse Merger
          Agreement (Exhibit 10.8 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.9 Articles of Merger (Delaware) of DarkHorse with and into Tanisys Acquisition Corp. II, dated May 31, 1996 (Exhibit
          10.9 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.10 Articles of Merger (Texas) of DarkHorse with and into Tanisys Acquisition Corp. II, dated May 31, 1996 (Exhibit 10.10 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.11 Employment Agreement dated February 15, 1994 by and between the Company and Mark C. Holliday (Exhibit 10.11 to General Form for Registration of Securities on Form 10, filed
          November 27, 1996)

10.12 Employment Agreement dated April 18, 1994 by and between the Company and Benjamin S. Marz (Exhibit 10.12 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

10.13 Consulting Contract dated October 3, 1994 by and between the Company and Parris H. Holmes, Jr., as amended (Exhibit 10.13 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.14 Employment Agreement dated May 20, 1996 by and between the Company and Gary W. Pankonien (Exhibit 10.14 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

10.15 Employment Agreement dated July 11, 1996 by and between the Company and Joe Davis (Exhibit 10.15 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)


10.16 Employment Agreement dated October 11, 1996 by and between the Company and Guy Fielder (Exhibit 10.16 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

10.17     1993 Stock Option Plan, as amended through May 20, 1996
          (Exhibit 10.17 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.18 Form of Stock Option Agreement (Exhibit 10.18 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

10.19 401(k) Plan (Exhibit 10.19 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.20 Lease Agreement dated May 18, 1993 by and between Tanisys Technology, Inc., assumptor of 1st Tech Corporation, and AEtna Life Insurance Company, as amended (Exhibit 10.20 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

10.21 Master Lease Agreement dated November 9, 1994 by and between 1st Tech and Copelco Capital Inc. (Exhibit 10.21 to General Form for Registration of Securities on Form 10, filed
          November 27, 1996)


10.22 Manufacturing Agreement dated as of November 1, 1996 by and between the Company and Siemens Components, Inc. (Exhibit
          10.22 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

10.23 Inventory Management Service Agreement dated as of November 1, 1996 by and between the Company and Siemens Components, Inc. (Exhibit 10.23 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

10.24 Amendment and Restatement of Credit Agreement, dated as of February 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (Exhibit 10.22 to
          Amendment No. 2 to General Form for Registration of
          Securities on Form 10, filed March 11, 1997)

10.25 Revolving Credit Note dated as of February 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (Exhibit 10.25 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

10.27 1997 Non-Employee Director Plan of Tanisys Technology, Inc. (Exhibit 10.27 to Amendment No. 2 to General Form for
          Registration of Securities on Form 10, filed March 11, 1997)

10.28     Form of Non-Employee Director Stock Option Agreement (Exhibit
          10.28 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

10.29     First Amendment to Amendment and Restatement of Credit
          Agreement, dated as of March 21, 1997, by and between 1st Tech, DarkHorse, the Company and The Chase Manhattan Bank (filed herewith)

12.1 Statement re Computation of Per Share Earnings for the Fiscal Year Ended September 30, 1996 (Exhibit 12.1 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)


12.2 Statement re Computation of Per Share Earnings for the Three Months Ended December 31, 1996 (Exhibit 12.2 to Amendment No. 2 to General Form for Registration of Securities on Form 10, filed March 11, 1997)

21.1 Subsidiaries of the Company (Exhibit 21.1 to General Form for Registration of Securities on Form 10, filed November 27,
          1996)

27.1 Financial Data Schedule for the Fiscal Year Ended September 30, 1996 (Exhibit 27.1 to General Form for Registration of Securities on Form 10, filed November 27, 1996)

27.2 Financial Data Schedule for the Three Months Ended December 31, 1996 (filed herewith)


99.1 Schedule II - Consolidated Valuation and Qualifying Accounts (Exhibit 99.1 to Amendment No. 2 to General Form for
          Registration of Securities on Form 10, filed March 11, 1997)